Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

VISTRA ENERGY CORP.

and

DYNEGY INC.

Dated as of October 29, 2017

This AGREEMENT AND PLAN OF MERGER is entered into as of October 29, 2017 (this “Agreement”) by and between Vistra Energy Corp., a Delaware corporation (“Mavericks”), and Dynegy Inc., a Delaware corporation (“Rockets” and, together with Mavericks, the “Parties”).

WITNESSETH:

WHEREAS, the Parties intend that Rockets be merged with and into Mavericks (the “Merger”), with Mavericks surviving the Merger;

WHEREAS, the Board of Directors of Rockets (the “Rockets Board”) has unanimously (a) determined that it is in the best interest of Rockets and the Rockets Stockholders to enter into this Agreement, (b) declared this Agreement to be advisable, (c) authorized and approved Rockets’ execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby, including the Merger, and (d) resolved to recommend adoption of this Agreement by the Rockets Stockholders;

WHEREAS, the Board of Directors of Mavericks (the “Mavericks Board”) has (a) determined that it is in the best interest of Mavericks and the Mavericks Stockholders to enter into this Agreement, (b) declared this Agreement to be advisable, (c) authorized and approved Mavericks’ execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby, including the Merger and the Stock Issuance, and (d) resolved to recommend adoption of this Agreement and approval of the Stock Issuance by the Mavericks Stockholders;

WHEREAS, for U.S. federal income tax purposes, the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”) and that this Agreement will be, and hereby is, adopted as a plan of reorganization;

WHEREAS, as a material inducement to Mavericks to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Mavericks is entering into a merger support agreement with Terawatt Holdings, LP, a Delaware limited partnership (“Terawatt Holdings”), and affiliates of Oaktree Capital Management, L.P. (“Oaktree”) and, together with Terawatt Holdings, the “Principal Rockets Stockholders”);

WHEREAS, as a material inducement to Rockets to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Rockets is entering into a merger support agreement with affiliates of each of Apollo Management Holdings L.P., Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P. and Oaktree (collectively, the “Principal Mavericks Stockholders”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, intending to be legally bound hereby the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                   Certain Definitions.

(a)                                 As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to Mavericks (in the case of a confidentiality agreement contemplated by Section 6.4(a)) or Rockets (in the case of a confidentiality agreement contemplated by Section 6.5(a)), as applicable, than those contained in the Confidentiality Agreement; provided, however, that (a) such confidentiality agreement shall not be required to contain any standstill restriction and the standstill restrictions contained in the Confidentiality Agreement shall be disregarded for purposes of the foregoing favorability comparison and (b) such confidentiality agreement shall not prohibit compliance by Mavericks or Rockets, as applicable, with any of the provisions of Section 6.4 or Section 6.5, respectively, as between Mavericks, on the one hand, and Rockets, on the other hand.

“Adjusted EBITDA” means, for any period (without duplication), with respect to any referenced Person, the sum of (a) consolidated net income of such Person and its Subsidiaries during such period (excluding extraordinary gains and losses), plus (b) all interest paid or accrued by such Person and its Subsidiaries during such period on Indebtedness (including amortization of original issue discount and the interest component of any deferred payment obligations and capital lease obligations) that was deducted in determining such consolidated net income, plus (c) all income taxes that were deducted by such Person and its Subsidiaries in determining such consolidated net income, plus (d) all depreciation, amortization (including amortization of good will and debt issue costs), depletion, exploration, impairment and abandonment expenses and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP) of such Person and its Subsidiaries that were deducted in determining such consolidated net income, minus (e) all non-cash items of income of such Person and its Subsidiaries that were included in determining such consolidated net income.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such Person; provided that, other than with respect to the use of Affiliate in Section 4.24 and Section 5.24, each stockholder of either Party shall be deemed not to have Control of such Party as of the date hereof.

“Bankruptcy Cases” means those certain jointly administered chapter 11 cases styled In re Energy Future Holdings Corp., Case No. 14-10979, commenced in the Bankruptcy Court.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Benefit Plans” means, with respect to any Person, any compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including bonus, cash- or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, savings, or other benefit or compensation plans, programs, policies, agreements or arrangements.

“Big Four” means Deloitte & Touche, Ernst & Young, KPMG and PricewaterhouseCoopers.

“Business Day” means any day other than a Saturday, Sunday, a federal holiday or other day on which the banks in Texas are authorized by law or executive order to be closed.

“CFTC” means the Commodity Futures Trading Commission.

“Claim” means any demand, charge, complaint, audit, claim, suit, action, legal proceeding (whether at law or in equity) or arbitration.

“Comanche Peak” means the Comanche Peak Nuclear Power Plant Units 1 and 2.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 27, 2017, by and between the Parties.

“Confirmation Order” means the order entered by the Bankruptcy Court in the Bankruptcy Cases, dated August 29, 2016, confirming the Plan of Reorganization.

“Control” (including, with its correlative meanings) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership interests or other ownership interests, by contract or otherwise.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or (e) otherwise with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA), by reason of being or having been under common control or treated as a single employer under Section 414 of the Code with any other Person other than, in each case, such liabilities that arise solely out of, or relate solely to, the Rockets Benefit Plans or the Mavericks Benefit Plans, as applicable.

“Derivative Product” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, total return swap, credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, agreements or obligations to physically sell any commodity at any index-based price shall not be considered Master Agreements.

“Environment” means soil, land, surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, wetlands, estuaries and canals), groundwater, drinking water, sediments, ambient air, plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” means any Law, or any binding agreement issued or entered by or with any Governmental Entity or other Person under any Law, relating to (a) the pollution, contamination, cleanup, preservation, protection or reclamation of the Environment, (b) any exposure to or release or threatened release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such release or threatened release, (c) the management of any Hazardous Materials, including the manufacture, handling, distribution, use, labeling, processing, disposal, storage, treatment, transport or recycling of any such materials and Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials or (d) worker health or safety (to the extent related to the management of or exposure to Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange” means a central market place with established rules where Persons meet to transact commodity derivatives, including any (a) board of trade or exchange used to execute futures, swaps or option transactions and registered with the CFTC as a designated contract market, (b) multiple-to-multiple party trading system or platform used to execute swap transactions and registered with the CFTC as a swap execution facility, (c) foreign exchange based outside of the United States used to execute commodity derivative transactions and registered with the CFTC as a foreign board of trade, or (d) central market place designed to facilitate the transaction of commodity derivatives that is located in Canada and subject to oversight by the Canadian securities administrators or Canadian provincial regulators.

“Final Order” means, as applicable, an Order of the Bankruptcy Court or other court of competent jurisdiction, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which such Order could be appealed or from which certiorari could be sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such Order or has otherwise been dismissed with prejudice.

“Hazardous Materials” means any material, substance, chemical, or waste (or combination thereof) that (a) is listed, defined, classified, or otherwise regulated under any Law as “hazardous”, “toxic”, a “pollutant”, or a “contaminant” or words of similar meaning or effect or (b) can form the basis of any liability under any Law relating to pollution, waste or protection of the environment, including petrochemical or petroleum products, oil, any radioactive material, including naturally occurring radioactive materials and any source, special or byproduct material as defined in the AEA and any amendments or authorizations thereof, and asbestos.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other debt securities or warrants or other rights to acquire any debt securities of such Person, (c) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment (other than (i) trade accounts and accrued expenses payable in the ordinary course of business (including fees under any long-term service or similar agreement), (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business), (d) all obligations of such Person pursuant to securitization or factoring programs or arrangements, or (e) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“Intellectual Property” means all intellectual property and proprietary rights of any kind or nature recognized in, or arising under the laws of, any jurisdiction in the world, including: (a) trademarks, trade names, trade dress, service marks, service names, logos, assumed names, domain names and other similar designations of source or origin, and any registrations, applications, and renewals for the foregoing, together with the goodwill symbolized by any of the foregoing; (b) copyrights and other works of authorship, and all applications, registrations, and renewals in connection therewith; (c) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof; and (d) trade secrets, and other confidential know-how, technologies, methods, processes and inventions.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of February 7, 2017, by and between Rockets and Terawatt Holdings, as amended by Amendment No. 1 thereto, dated as of September 5, 2017, as in effect as of the date of this Agreement.

“ISO” means each applicable independent system operator or regional transmission organization established to manage the transmission grid and operate energy markets in the United States.

“IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology and related equipment.

“Knowledge” means (a) with respect to Rockets, the actual knowledge of the executive officers of Rockets or the individuals listed in Section 1.1(a) of the Rockets Disclosure Schedule and (b) with respect to Mavericks, the actual knowledge of the executive officers of Mavericks or the individuals listed in Section 1.1(a) of the Mavericks Disclosure Schedule, in each case, after making reasonable inquiry.

“Mavericks Acquisition Proposal” means, other than the Merger and the other transactions contemplated by this Agreement, any offer or proposal by any Third Party relating to a Mavericks Acquisition Transaction.

“Mavericks Acquisition Transaction” means (a) a transaction or series of transactions (including any sale, merger, consolidation, recapitalization, reorganization, dividend, distribution, joint venture, share exchange or other business combination or similar transaction) involving the direct or indirect issuance or acquisition of 20% or more of (i) the outstanding shares of Mavericks Common Stock or other equity securities of Mavericks (or 20% or more of the voting power in respect thereof) or (ii) the equity securities or voting power of the surviving entity or the direct or indirect parent of Mavericks or such surviving entity, in each case resulting from such transaction or series of transactions (including if such ownership is through the equity holders of any such parent), (b) any transactions or series of transactions (including any tender offer or exchange offer) that, if consummated, would result in any Third Party, together with all Affiliates thereof, becoming the direct or indirect beneficial owner of 20% or more of the outstanding shares of Mavericks Common Stock or other equity securities of Mavericks, (c) the acquisition or purchase (including any asset sale, merger, consolidation, recapitalization, reorganization, joint venture or other business combination or similar transaction) by any Third Party, or any other disposition by Mavericks or any of its Subsidiaries, of assets (including equity securities of any Subsidiary of Mavericks) or businesses representing 20% or more of the consolidated assets (as determined on a fair market basis), annual net revenues, annual net income or annual Adjusted EBITDA of Mavericks and its Subsidiaries, taken as a whole, or (d) any combination of the foregoing.

“Mavericks Common Stock” means each share of common stock of Mavericks, par value of $0.01 per share.

“Mavericks Credit Agreement” means that certain Credit Agreement, dated as of October 3, 2016, by and among TEX Intermediate Company LLC (now known as Vistra Intermediate Company LLC), TEX Operations Company LLC (now known as Vistra Operations Company LLC), the lenders party thereto from time to time, and Deutsche Bank AG, New York Branch, as administrative and collateral agent, as amended, restated or supplemented.

“Mavericks Material Adverse Effect” means an event, change, effect, development, condition, state of facts or occurrence that is materially adverse to the business, financial condition or results of operations of Mavericks and its Subsidiaries, taken as a whole; provided that any event, change, effect, development, condition, state of facts or occurrence to the extent resulting from or arising out of any of the following shall not be deemed to constitute, and shall not be taken into account in determining whether there has been or would reasonably be expected to be, a Mavericks Material Adverse Effect: (i) any event, change, effect, development, condition, state of facts or occurrence in or generally affecting the economy (including changes in commodity prices) or the financial or securities markets in the United States or elsewhere in the world or in any specific jurisdiction or geographical area, (ii) any event, change, effect, development, condition, state of facts or occurrence in or generally affecting the industry or industries in which Mavericks or its Subsidiaries operate, (iii) any changes or developments in national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (iv) any changes or developments in national, regional, state or local electric transmission or distribution systems, (v) (A) the adoption, implementation, promulgation, repeal, amendment or reinterpretation of any Law or any rule, regulation, protocol, operating guide, or other binding document by any national, regional, state or local ISO, market administrator or regional reliability entity or (B) the failure to obtain any Requisite Regulatory Approval or any other necessary Consent from any Governmental Entity, (vi) any changes in GAAP or accounting standards applicable to Mavericks or its Subsidiaries, or interpretations thereof, (vii) any natural disasters or other force majeure event or outbreak or escalation of hostilities, acts of war or terrorism, (viii) the execution or delivery of this Agreement, the announcement of this Agreement, the identity of the Parties or the transactions contemplated hereby, including the Merger, any Burdensome Effect or any action required by a Party’s covenants and agreements in this Agreement, including any Party’s covenants or agreements in Section 6.8, or (ix) any changes in the trading price or trading volume of Mavericks Common Stock, in Mavericks’ credit rating or the rating of its or its Subsidiaries’ debt securities, or the failure of Mavericks to meet published or internal projections or forecasts (provided that, in the case of this clause (ix), any event, change, effect, development, condition, state of facts or occurrence underlying such changes or failures that does not otherwise fall within any of the exceptions described in any of clause (i) through (viii) above may nonetheless be taken into account in determining whether there has been or would reasonably be expected to have a Mavericks Material Adverse Effect); provided, however, any event, change, effect, development, condition, state of facts or occurrence referred to in clauses (i), (ii), (iii), (iv), (v)(A), (vi) and (vii) above shall not be excluded if, and only to the extent that, it disproportionately affects Mavericks and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Mavericks and its Subsidiaries operate (except that any event, change, effect, development, condition, state of facts or occurrence referred to in clause (v)(A) that disproportionately affects Mavericks and its Subsidiaries, taken as a whole, to the extent resulting from Mavericks’ or any of its Subsidiaries’ size or generating capacity in any geographic area shall be excluded); provided, further, that clause (viii) above shall not diminish the effect of, and shall be disregarded for purposes of, any representations and warranties set forth in Section 5.3(c).

“Mavericks No-Shop Termination Fee” means $100,000,000.

“Mavericks Permitted Lien” means a Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or being contested in good faith by appropriate proceedings and, in each case, for which adequate accruals or reserves have been established in accordance with GAAP, (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice, (c) securing Indebtedness or any other liability which is disclosed on the most recent consolidated balance sheet of Mavericks or notes thereto or Indebtedness permitted pursuant to Section 6.2(b)(vii), (d) attaching to subsequently acquired property pursuant to the terms of

Indebtedness permitted by Section 6.2(b)(vii), (e) which is a nonexclusive license or other grant of nonexclusive rights to use Intellectual Property, (f) that is a purchase money security interest, (g) relating to lessors’ interests in leased property, (h) permitted under the agreements set forth in Section 5.3(c)(i) of the Mavericks Disclosure Schedule, (i) which does not and would not reasonably be expected to materially impair the continued use of a Mavericks Owned Real Property or a Mavericks Leased Real Property as currently operated, (j) arising in accordance with the Mavericks Credit Agreement or in connection with any incurrence of Indebtedness permitted hereunder, (k) that constitutes a condition, encroachment, easement, right-of-way, restriction or other encumbrance that does not materially impair the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business or (l) which is set forth in Section 1.1(a) of the Mavericks Disclosure Schedule.

“Mavericks Regulatory Failure Termination Fee” means $100,000,000.

“Mavericks RSUs” means, collectively, each award of restricted stock units with respect to shares of Mavericks Common Stock.

“Mavericks Stockholder” means a holder of Mavericks Common Stock.

“Mavericks Superior Offer” means a bona fide written Mavericks Acquisition Proposal (provided that, for purposes of this definition, the applicable percentages in clauses (a), (b) and (c) of the definition of Mavericks Acquisition Transaction shall be more than 50% rather than 20%) made by any Third Party which did not result from, or arise in connection with, any breach of Section 6.4, which the Mavericks Board determines in good faith, after consultation with a financial advisor and outside legal counsel, and taking into account the legal, financial, regulatory and other aspects of such Mavericks Acquisition Proposal (including the availability of financing, the conditionality of and contingencies related to such Mavericks Acquisition Proposal, the expected timing and risk of completion and the identity of the Person making such Mavericks Acquisition Proposal, the fair value of the consideration offered and such other factors that are deemed relevant by the Mavericks Board), is more favorable to the Mavericks Stockholders (including from a financial point of view) than the Merger.

“Mavericks Termination Fees” means the Mavericks No-Shop Termination Fee and the Mavericks Regulatory Failure Termination Fee.

“Mavericks Wiring Instructions” means the wiring instructions set forth in Section 8.3 of the Mavericks Disclosure Schedule or such other wiring instructions delivered to Rockets in accordance with Section 9.7.

“NERC” means the North American Electric Reliability Corporation, its successors and regional entities under its jurisdiction and their successors.

“Oaktree Letter” means that certain letter agreement, dated October 29, 2017, by and between Oaktree and Mavericks.

“Order” means any (a) order, judgment, injunction, edict, decree, ruling, determination, decision, condition, opinion, verdict, sentence, award or other legal restraint or prohibition issued, made, entered, rendered, imposed or otherwise put into effect by or under the authority of any Governmental Entity or any duly appointed or constituted arbitrator or arbitration panel or (b) contract with any Governmental Entity entered into in connection with any investigation or Claim.

“OTC” means OTC Markets Group, Inc.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

“Plan of Reorganization” means the Third Amended and Restated Joint Chapter 11 Plan of Reorganization of Energy Future Holdings Corp., et al. (Case No. 14-10979 (CSS)), effective as of October 3, 2016, as confirmed by the United States Bankruptcy Court for the District of Delaware by order dated August 29, 2016.

“PrefCo” means Vistra Preferred Inc., a Delaware corporation and a Subsidiary of Mavericks.

“Rockets 2017 Warrants” means the warrants to purchase shares of Rockets Common Stock issued pursuant to that certain Warrant Agreement, dated as of February 2, 2017, by and among Rockets, Computershare Trust Company, N.A. and Computershare Inc.

“Rockets 2019 Indenture” means that certain Indenture, dated as of October 27, 2014, by and among Dynegy Finance II, Inc., Wilmington Trust, National Association as trustee, and the guarantors party thereto, as amended, restated or supplemented.

“Rockets 2022 Indenture” means that certain Indenture, dated as of October 27, 2014, by and among Rockets, Wilmington Trust, National Association, as trustee, and the guarantors party thereto, as amended, restated or supplemented.

“Rockets 2023 Indenture” means that certain Indenture, dated as of May 20, 2013, by and among Rockets, Wilmington Trust, National Association, as trustee, and the guarantors party thereto, as amended, restated or supplemented.

“Rockets 2024 7.625% Notes Indenture” means that certain Indenture, dated as of October 27, 2014, by and among Rockets, Wilmington Trust, National Association, as trustee, and the guarantors party thereto, as amended, restated or supplemented.

“Rockets 2024 8.0349% Notes Indenture” means that certain Indenture, dated as of February 2, 2017, by and among Rockets, Wilmington Trust, National Association, as trustee, and the guarantors party thereto, as amended, restated or supplemented.

“Rockets 2025 Indenture” means that certain Indenture, dated as of October 11, 2016, by and among Rockets, Wilmington Trust, National Association, as trustee, and the guarantors party thereto, as amended, restated or supplemented.

“Rockets 2026 Indenture” means that certain Indenture, dated as of August 21, 2017, by and among Rockets, Wilmington Trust, National Association, as trustee, and the guarantors party thereto, as amended, restated or supplemented.

“Rockets Acquisition Proposal” means, other than the Merger and the other transactions contemplated by this Agreement, any offer or proposal by any Third Party relating to a Rockets Acquisition Transaction.

“Rockets Acquisition Transaction” means (a) a transaction or series of transactions (including any sale, merger, consolidation, recapitalization, reorganization, dividend, distribution, joint venture, share exchange or other business combination or similar transaction) involving the direct or indirect issuance or acquisition of 20% or more of (i) the outstanding shares of Rockets Common Stock or other equity securities of Rockets (or 20% or more of the voting power in respect thereof) or (ii) the equity securities or voting power of the surviving entity or the direct or indirect parent of Rockets or such surviving entity, in each case resulting from such transaction or series of transactions (including if such ownership is through the equity holders of any such parent), (b) any transactions or series of transactions (including any tender offer or exchange offer) that, if consummated, would result in any Third Party, together with all Affiliates thereof, becoming the direct or indirect beneficial owner of 20% or more of the outstanding shares of Rockets Common Stock or other equity securities of Rockets, (c) the acquisition or purchase (including any asset sale, merger, consolidation, recapitalization, reorganization, joint venture or other business combination or similar transaction) by any Third Party, or any other disposition by Rockets or any of its Subsidiaries, of assets (including equity securities of any Subsidiary of Rockets) or businesses representing 20% or more of the consolidated assets (as determined on a fair market basis), annual net revenues, annual net income or annual Adjusted EBITDA of Rockets and its Subsidiaries, taken as a whole, or (d) any combination of the foregoing.

“Rockets Credit Agreement” means that certain Credit Agreement, dated as of April 23, 2013, by and among Rockets, as borrower, Credit Suisse AG, Cayman Islands Branch, as administrative agent and the lenders party thereto, as amended, restated or supplemented.

“Rockets Deferred Compensation Plan” means the deferred compensation plan for certain directors of Rockets, as amended from time to time.

“Rockets Indentures” means, collectively, the Rockets 2019 Indenture, the Rockets 2022 Indenture, the Rockets 2023 Indenture, the Rockets 2024 Notes 7.625% Indenture, the Rockets 2024 Notes 8.034% Indenture, the Rockets 2025 Indenture, the Rockets 2026 Indenture and the Rockets TEU Indenture.

“Rockets Material Adverse Effect” means an event, change, effect, development, condition, state of facts or occurrence that is materially adverse to the business, financial condition or results of operations of Rockets and its Subsidiaries, taken as a whole; provided that any event, change, effect, development, condition, state of facts or occurrence to the extent resulting from or arising out of any of the following shall not be deemed to constitute, and shall not be taken into account in determining whether there has been or would reasonably be expected to be, a Rockets Material Adverse Effect: (i) any event, change, effect, development, condition, state of facts or occurrence in or generally affecting the economy (including changes in commodity prices) or the financial or securities markets in the United States or elsewhere in the world or in any specific jurisdiction or geographical area, (ii) any event, change, effect, development, condition, state of facts or occurrence in or generally affecting the industry or industries in which Rockets or its Subsidiaries operate, (iii) any changes or developments in national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (iv) any changes or developments in national, regional, state or local electric transmission or distribution systems, (v) (A) the adoption, implementation, promulgation, repeal, amendment or reinterpretation of any Law or any rule, regulation, protocol, operating guide, or other binding document by any national, regional, state or local ISO, market administrator or regional reliability entity or (B) the failure to obtain any Requisite Regulatory Approval or any other necessary Consent from any Governmental Entity, (vi) any changes in GAAP or accounting standards applicable to Rockets or its Subsidiaries, or interpretations thereof, (vii) any natural disasters or other force majeure event or outbreak or escalation of hostilities, acts of war or terrorism, (viii) the execution or delivery of this Agreement, the announcement of this Agreement, the identity of the Parties or the transactions contemplated hereby, including the Merger, any Burdensome Effect or any action required by a Party’s covenants and agreements in this Agreement, including any Party’s covenants or agreements in Section 6.8, or (ix) any changes in the trading price or trading volume of Rockets Common Stock, in Rockets’ credit rating or the rating of its or its Subsidiaries’ debt securities, or the failure of Rockets to meet published or internal projections or forecasts (provided that, in the case of this clause (ix), any event, change, effect, development, condition, state of facts or occurrence underlying such changes or failures that does not otherwise fall within any of the exceptions described in any of clause (i) through (viii) above may nonetheless be taken into account in determining whether there has been or would reasonably be expected to have a Rockets Material Adverse Effect); provided, however, any event, change, effect, development, condition, state of facts or occurrence referred to in clauses (i), (ii), (iii), (iv), (v)(A), (vi) and (vii) above shall not be excluded if, and only to the extent that, it disproportionately affects Rockets and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Rockets and its Subsidiaries operate (except that any event, change, effect, development, condition, state of facts or occurrence referred to in clause (v)(A) that disproportionately affects Rockets and its Subsidiaries, taken as a whole, to the extent resulting from Rockets’ or any of its Subsidiaries’ size or generating capacity in any geographic area shall be excluded); provided, further, that clause (viii) above shall not diminish the effect of, and shall be disregarded for purposes of, any representations and warranties set forth in Section 4.3(c).

“Rockets Permitted Lien” means a Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or being contested in good faith by appropriate proceedings and, in each case, for which adequate accruals or reserves have been established in accordance with GAAP, (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice, (c) securing Indebtedness or any other liability which is disclosed on the most recent consolidated balance sheet of Rockets or notes thereto or Indebtedness permitted pursuant to Section 6.1(b)(viii), (d) attaching to subsequently acquired property pursuant to the terms of Indebtedness permitted by Section 6.1(b)(viii), (e) which is a nonexclusive license or other grant of nonexclusive rights to use Intellectual Property, (f) that is a purchase money security interest,

(g) relating to lessors’ interests in leased property, (h) permitted under the agreements set forth in Section 4.3(c)(i) of the Rockets Disclosure Schedule, (i) which does not and would not reasonably be expected to materially impair the continued use of a Rockets Owned Real Property or a Rockets Leased Real Property as currently operated, (j) arising in accordance with the Rockets Credit Agreement or in connection with any incurrence of Indebtedness permitted hereunder, (k) that constitutes a condition, encroachment, easement, right-of-way, restriction or other encumbrance that does not materially impair the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business or (l) which is set forth in Section 1.1(a) of the Rockets Disclosure Schedule.

“Rockets Severance Plan” means the Dynegy Inc. Severance Plan.

“Rockets Stockholder” means a holder of Rockets Common Stock.

“Rockets Superior Offer” means a bona fide written Rockets Acquisition Proposal (provided that, for purposes of this definition, the applicable percentages in clauses (a), (b) and (c) of the definition of Rockets Acquisition Transaction shall be more than 50% rather than 20%) made by any Third Party which did not result from, or arise in connection with, any breach of Section 6.5, which the Rockets Board determines in good faith, after consultation with a financial advisor and outside legal counsel, and taking into account the legal, financial, regulatory and other aspects of such Rockets Acquisition Proposal (including the availability of financing, the conditionality of and contingencies related to such Rockets Acquisition Proposal, the expected timing and risk of completion and the identity of the Person making such Rockets Acquisition Proposal, the fair value of the consideration offered and such other factors that are deemed relevant by the Rockets Board), is more favorable to the Rockets Stockholders (including from a financial point of view) than the Merger.

“Rockets Tangible Equity Units” means those certain tangible equity units of Rockets, comprised of a prepaid stock purchase contract and a senior amortizing note due 2019, described in that certain Prospectus Supplement of Rockets, filed with the SEC on June 17, 2016.

“Rockets TEU Indenture” means that certain Indenture, dated June 21, 2016, by and among Rockets and Wilmington, National Association, as Trustee, as amended, restated or supplemented.

“Rockets Termination Fee” means $87,000,000.

“Rockets Wiring Instructions” means the wiring instructions set forth in Section 8.3 of the Rockets Disclosure Schedule or such other wiring instructions delivered to Mavericks in accordance with Section 9.7.

“Specified Assets” means each of the assets set forth in Section 6.24 of the Rockets Disclosure Schedule.

“Specified Regulatory Approvals” means (i) the Requisite Regulatory Approvals, other than the New York Authorization, and (ii) the Non-Rockets Approvals.

“Stock Issuance” means the issuance of shares of Mavericks Common Stock in connection with the Merger.

“Subsidiary” of any Person means (a) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and/or has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws.

“Tax Law” means Laws in respect of Taxes.

“Tax Return” means any return, declaration, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, inventory, license, stamp, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of estimated excise, withholding, ad valorem or value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing.

“Third Party” means any Person or group of Persons, including as defined in Section 13(d) of the Exchange Act, other than Rockets and its Subsidiaries (or any group comprised of Rockets and/or its Subsidiaries) and Mavericks and its Subsidiaries (or any group comprised of Mavericks and/or its Subsidiaries).

(b)                                 Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

2026 Exchange	Section 6.23(a)
AEA	Section 5.13(b)

Agreement	Preamble
Book-Entry Shares	Section 3.1(a)
Burdensome Effect	Section 6.8(c)
Cancelled Shares	Section 3.1(b)
Certificate	Section 3.1(a)
Certificate of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Combined Employees	Section 6.7(b)(ii)
Common Shares Trust	Section 3.1(c)(ii)
Confidential Information	Section 6.3(b)
Consent	Section 4.3(b)
DGCL	Section 2.1
Disclosure Schedules	Article V
Effective Time	Section 2.3
Eligible Share	Section 3.1(a)
End Date	Section 8.1(b)
Enforceability Exceptions	Section 4.3(a)
ERCOT	Section 4.13(a)
Escrow Shares	Section 5.2(a)
Excess Shares	Section 3.1(c)(i)
Exchange Act	Section 4.3(b)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Exchange Ratio	Section 3.1(a)
FCC	Section 4.3(b)
FERC	Section 4.3(b)
FERC Approval	Section 4.3(b)
Filing	Section 4.3(b)
Financing	Section 6.19(a)
Form S-4	Section 4.12
FPA	Section 4.3(b)
GAAP	Section 4.4(b)
Governmental Entity	Section 4.3(b)
HSR Act	Section 4.3(b)
Indemnified Party	Section 6.11(a)
Joint Proxy Statement	Section 4.12
Laws	Section 4.7(a)
Legal Restraint	Section 7.1(b)
Lien	Section 4.3(c)
Master Agreement	Section 1.1(a)
Mavericks	Preamble
Mavericks Approvals	Section 5.3(b)
Mavericks Benefits Plans	Section 5.9(a)
Mavericks Board	Recitals

Mavericks Change of Recommendation	Section 6.4(d)
Mavericks Derivatives Positions	Section 5.23(b)
Mavericks Disclosure Schedule	Article V
Mavericks Employees	Section 5.15(a)
Mavericks Equity-Based Awards	Section 5.2(a)
Mavericks Expense Reimbursement	Section 8.3(f)
Mavericks Fairness Opinion	Section 5.19
Mavericks Financial Advisor	Section 5.19
Mavericks Leased Real Property	Section 5.17(b)
Mavericks Material Contract	Section 5.20(b)
Mavericks Organizational Documents	Section 5.1(c)
Mavericks Owned Real Property	Section 5.17(a)
Mavericks Permits	Section 5.7(b)
Mavericks Preferred Stock	Section 5.2(a)
Mavericks Real Property Leases	Section 5.17(b)
Mavericks Recommendation	Section 5.3(d)
Mavericks Related Parties	Section 8.3(h)
Mavericks SEC Documents	Section 5.4(a)
Mavericks Securities	Section 5.2(c)
Mavericks Stock Option	Section 6.7(a)(i)
Mavericks Stock Plan	Section 5.2(a)
Mavericks Stockholder Approval	Section 5.18
Mavericks Stockholders Meeting	Section 6.6(d)
Mavericks Systems	Section 5.16(b)
Mavericks Tax Opinion	Section 7.2(f)
Mavericks Tax Representation Letter	Section 6.16
Mavericks Trading Policies	Section 5.23(a)
Mavericks’ Counsel	Section 6.16
Maximum Premium	Section 6.11(b)
Measurement Date	Section 4.2(a)
Merger	Recitals
Merger Consideration	Section 3.1(a)
New Plans	Section 6.7(b)(iv)
New York Authorization	Section 4.3(b)
Non-Rockets Approvals	Section 4.3(b)
NRC	Section 5.13(b)
NYPSC	Section 4.3(b)
NYSE	Section 3.1(c)(i)
Oaktree	Recitals
Parties	Preamble
PrefCo Common Stock	Section 5.2(b)
PrefCo Preferred Stock	Section 5.2(b)
Principal Mavericks Stockholders	Recitals
Principal Rockets Stockholders	Recitals
PUCT	Section 4.3(b)
PUHCA 1935	Section 4.13(a)

PUHCA 2005	Section 4.13(a)
PURPA	Section 4.13(a)
Representatives	Section 6.3(a)
Requisite Regulatory Approvals	Section 7.1(c)
Rockets	Preamble
Rockets 5.375% Preferred Stock	Section 4.2(a)
Rockets Approvals	Section 4.3(b)
Rockets Benefit Plans	Section 4.9(a)
Rockets Board	Recitals
Rockets Change of Recommendation	Section 6.5(d)
Rockets Common Stock	Section 3.1(a)
Rockets Derivatives Positions	Section 4.23(b)
Rockets Directors	Section 2.6
Rockets Disclosure Schedule	Article IV
Rockets Employees	Section 4.15(a)
Rockets Equity-Based Awards	Section 4.2(a)
Rockets Expense Reimbursement	Section 8.3(g)
Rockets Fairness Opinions	Section 4.19
Rockets Financial Advisors	Section 4.19
Rockets Leased Real Property	Section 4.17(b)
Rockets Organizational Documents	Section 4.1(c)
Rockets Owned Real Property	Section 4.17(a)
Rockets Permits	Section 4.7(c)
Rockets Phantom Stock Unit	Section 6.7(a)(iv)
Rockets Preferred Stock	Section 4.2(a)
Rockets PSUs	Section 4.2(a)
Rockets Real Property Leases	Section 4.17(b)
Rockets Recommendation	Section 4.3(d)
Rockets Related Parties	Section 8.3(i)
Rockets RSUs	Section 6.7(a)(ii)
Rockets SEC Documents	Section 4.4(a)
Rockets Securities	Section 4.2(c)
Rockets Shelf	Section 6.23(a)
Rockets Stock Option	Section 6.7(a)(i)
Rockets Stock Plans	Section 4.2(a)
Rockets Stockholder Approval	Section 4.18
Rockets Stockholders Meeting	Section 6.6(d)
Rockets Systems	Section 4.16(b)
Rockets Tax Opinion	Section 7.3(e)
Rockets Tax Representation Letter	Section 6.16
Rockets Trading Policies	Section 4.23(a)
Rockets’ Counsel	Section 6.16
Sarbanes-Oxley Act	Section 4.5
SEC	Section 4.4(a)
Securities Act	Section 4.3(b)
Specified Asset Purchase Prices	Section 6.24

Surviving Corporation	Section 2.1
Surviving Corporation Board	Section 2.6
Terawatt Holdings	Recitals
Trading with the Enemy Act	Section 4.7(d)
Transition Committee	Section 6.22
WARN Act	Section 4.15(b)

Section 1.2                                   Interpretations. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document, including any Disclosure Schedule, made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder. The word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends and not simply “if.” Except as expressly set forth in this Agreement, when calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (a) the date that is the reference date in calculating such period shall be excluded and (b) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified. References to a Person are also to its permitted successors and assigns. The words “made available to Mavericks,” “made available to Rockets” and words of similar import refer to documents (i) posted to the data site maintained by the Parties in connection with the transactions contemplated by this Agreement or (ii) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

ARTICLE II
THE MERGER

Section 2.1                                   The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Rockets shall be merged with and into Mavericks, whereupon the separate corporate existence of Rockets shall cease, and Mavericks shall continue its corporate existence under Delaware Law as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).

Section 2.2                                   Closing. The Parties shall consummate the Merger (such consummation, the “Closing”) at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 at 9:00 a.m., Dallas, Texas time, on the date (the “Closing Date”) that is the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than any condition that by its nature is to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Parties may agree in writing.

Section 2.3                                   Effective Time. On the Closing Date, Mavericks shall file a certificate of merger in respect of the Merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed between the Parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the “Effective Time”).

Section 2.4                                   Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of Rockets shall vest in Mavericks (as the Surviving Corporation), and all debts, liabilities and duties of Rockets shall become the debts, liabilities and duties of Mavericks (as the Surviving Corporation), all as provided under the DGCL.

Section 2.5                                   Certificate of Incorporation and Bylaws of the Surviving Corporation. Mavericks’ certificate of incorporation and bylaws shall be the certificate of incorporation and bylaws of Mavericks (as the Surviving Corporation) until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 2.6                                   Directors. Prior to the Effective Time, the Mavericks Board shall take all necessary actions so that, immediately following the Effective Time, the size of the board of directors of the Surviving Corporation (the “Surviving Corporation Board”) shall be increased from eight (8) to eleven (11) directors. Prior to the Closing, Mavericks shall take all actions necessary so that, effective as of the Effective Time, three (3) directors serving on the Rockets Board immediately prior to the Effective Time (the “Rockets Directors”) shall be appointed as members of the Surviving Corporation Board to fill the vacancies created by the action described in the first sentence of this Section 2.6; provided that the Rockets Directors are willing to serve and will satisfy applicable NYSE independence requirements and FERC interlocking directorship requirements and taking into account Mavericks’ Corporate Governance Guidelines (with the Mavericks Board and its nominating and governance committee acting reasonably and in good faith); provided, further, that in accordance with Section 5.2 of the Mavericks’ certificate of incorporation as amended through the date hereof, (i) if the Effective Time is on or prior to the date of the Mavericks’ 2018 Annual General Meeting, one (1) Rockets Director will be appointed a Class I director, one (1) Rockets Director will be appointed a Class II director and one (1) Rockets Director will be appointed a Class III director, and (ii) if the Effective Time is after the date of the Mavericks’ 2018 Annual General Meeting, one (1) Rockets Director will be appointed a Class I director and two (2) Rockets Directors will be appointed Class II directors.

Section 2.7                                   Certain Officers. The individuals set forth on Exhibit A attached hereto shall be the President and Chief Executive Officer, the Chief Operating Officer and the Chief

Financial Officer of Mavericks (as the Surviving Corporation) immediately following the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE III
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1                                   Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Rockets or the holders of any securities of Rockets:

(a)                                 Conversion of Rockets Common Stock. Subject to Section 3.1(b) and Section 3.1(c), each share of common stock of Rockets, par value $0.01 per share (“Rockets Common Stock”), issued and outstanding immediately prior to the Effective Time, excluding any Cancelled Shares (each such share, excluding any Cancelled Shares, an “Eligible Share”), shall, at the Effective Time, automatically be converted into the right to receive 0.652 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Mavericks Common Stock (the “Merger Consideration”). As a result of the Merger and without any action on the part of the holder of any securities of Rockets, (i) all of the Eligible Shares converted into the right to receive the Merger Consideration pursuant to this Article III shall cease to be outstanding, shall be cancelled and shall cease to exist, in each case, as of the Effective Time, and (b) the holders of Eligible Shares not represented by Certificates (“Book-Entry Shares”) and the holders of Eligible Shares represented by certificates (each, a “Certificate”) shall cease to have any rights with respect thereto, except (i) the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Book-Entry Shares or Certificates and (ii) the right, if any, to receive pursuant to Section 3.1(c) cash in lieu of fractional shares into which such Eligible Shares have been converted pursuant to this Section 3.1(a) and any dividends or other distributions pursuant to Section 3.2(c).

(b)                                 Cancellation of Shares. Each share of Rockets Common Stock issued and outstanding immediately prior to the Effective Time that is (i) owned by Mavericks or any wholly owned Subsidiary of Mavericks, (ii) held in treasury by Rockets or (iii) owned by any wholly owned Subsidiary of Rockets (all such shares of Rockets Common Stock, other than shares of Rockets Common Stock held on behalf of Third Parties, the “Cancelled Shares”) shall, by virtue of the Merger and without any further action on the part of any Person, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(c)                                  Fractional Shares.

(i)                                     No fractional shares of Mavericks Common Stock shall be issued in the Merger, but in lieu thereof each former holder of Eligible Shares otherwise entitled to a fractional share of Mavericks Common Stock (after aggregating all fractional shares of Mavericks Common Stock issuable to such former holder) will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 3.1(c), a cash payment in lieu of such fractional share of Mavericks Common Stock representing such former holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of

Mavericks Common Stock equal to the excess of (A) the aggregate number of shares of Mavericks Common Stock to be delivered to the Exchange Agent by Mavericks pursuant to Section 3.2(a) over (B) the aggregate number of whole shares of Mavericks Common Stock to be distributed to the former holders of Eligible Shares pursuant to Section 3.2(b) (such excess, the “Excess Shares”). The Parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Mavericks Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Mavericks that would otherwise be caused by the issuance of fractional shares of Mavericks Common Stock. As soon as reasonably practicable after the Effective Time, the Exchange Agent, as agent for the former holders of Eligible Shares that would otherwise receive fractional shares of Mavericks Common Stock, shall sell the Excess Shares at the then-prevailing prices on the New York Stock Exchange (the “NYSE”) in the manner provided in Section 3.1(c)(ii).

(ii)                                  The sale of the Excess Shares by the Exchange Agent, as agent for the former holders of Eligible Shares that would otherwise receive fractional shares of Mavericks Common Stock, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the former holders of Eligible Shares, the Exchange Agent shall hold such proceeds in trust for the former holders of Eligible Shares that would otherwise receive fractional shares of Mavericks Common Stock (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of Eligible Shares shall be entitled, if any, by multiplying (A) the amount of the aggregate proceeds comprising the Common Shares Trust by (B) a fraction, (1) the numerator of which is the amount of the fractional share interest to which such former holder of Eligible Shares would otherwise be entitled and (2) the denominator of which is the aggregate amount of fractional share interests to which all former holders of Eligible Shares would otherwise be entitled.

(iii)                               As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Eligible Shares in lieu of any fractional shares of Mavericks Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Mavericks Common Stock without interest, subject to and in accordance with Section 3.2.

(d)                                 Adjustments to the Exchange Ratio. If at any time during the period between the date hereof and the Effective Time, any change in the outstanding shares of capital stock of Mavericks or Rockets (or any other securities convertible therefor or exchangeable thereto) occurs as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (in each case, other than a conversion pursuant to the Certificate of Designation (as in effect on the date of this Agreement) of the Rockets 5.375% Preferred Stock), the Exchange Ratio, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to provide to Mavericks and the holders of Eligible Shares the same economic effect as contemplated by this Agreement prior to such action, and thereafter, all references in this Agreement to the Exchange Ratio shall be references to the Exchange Ratio as so adjusted; provided, however, that nothing in this Section 3.1(d) shall be deemed to permit or authorize any Party to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement. For the avoidance of doubt, the issuance or distribution of Escrow Shares shall not give rise to any adjustment under the terms of this Section 3.1(d).

Section 3.2                                   Exchange of Shares.

(a)                                 Exchange Agent. Prior to the Effective Time, Rockets shall appoint an exchange agent reasonably acceptable to Mavericks (the “Exchange Agent”) for the purpose of exchanging Eligible Shares for the Merger Consideration. Prior to the Effective Time, Mavericks shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of the Eligible Shares, a number of shares of Mavericks Common Stock in book-entry form equal to the number of shares of Mavericks Common Stock issuable pursuant to Section 3.1(a). Following the Effective Time, Mavericks agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.2(c). All such book-entries representing shares of Mavericks Common Stock (including the amount of any dividends or other distributions payable with respect thereto pursuant to Section 3.2(c) and cash in lieu of any fractional shares of Mavericks Common Stock to be paid pursuant to Section 3.1(c)) are hereinafter referred to as the “Exchange Fund”.

(b)                                 Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Closing Date, Mavericks shall cause the Exchange Agent to transmit (or mail in the case of Eligible Shares represented by a Certificate) to each former holder of Eligible Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Eligible Shares shall pass, only upon delivery of the Eligible Shares to the Exchange Agent and which shall be in form and substance reasonably satisfactory to Rockets and Mavericks) and (ii) instructions for use in effecting the surrender of the Eligible Shares in exchange for (A) whole shares of Mavericks Common Stock, (B) cash in lieu of any fractional shares of Mavericks Common Stock pursuant to Section 3.1(c) and (C) any dividends or other distributions payable pursuant to Section 3.2(c). Notwithstanding anything to the contrary in this Agreement, no former record holder of a Book-Entry Share shall be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such former record holder shall upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and Mavericks shall cause the Exchange Agent to deliver as promptly as reasonably practicable after the Effective Time, the Merger Consideration in respect of each Book-Entry Share of such former holder, and such Book-Entry Shares shall forthwith be cancelled. Upon surrender of Eligible Shares for cancellation and exchange to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the former holder of such Eligible Shares shall be entitled to receive in exchange therefor that number of whole shares of Mavericks Common Stock (after taking into account all Eligible Shares surrendered by such former holder) to which such former holder is entitled pursuant to Section 3.1 (which shall be in uncertificated, book-entry form unless a physical certificate is requested), payment by check in lieu of fractional shares of Mavericks Common Stock which such former holder is entitled to receive pursuant to Section 3.1(c) and any dividends or distributions payable pursuant to Section

3.2(c), and the Eligible Shares so surrendered shall forthwith be cancelled. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Eligible Share is registered, it shall be a condition to the registration thereof that the surrendered Eligible Share be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration pay any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Eligible Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 3.2(b), each Eligible Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 3.1(c) or Section 3.2(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 3.1(c) or Section 3.2(c).

(c)                                  Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Mavericks Common Stock with a record date after the Effective Time shall be paid to the former holder of any unsurrendered Eligible Shares with respect to the shares of Mavericks Common Stock represented thereby, and no cash payment in lieu of fractional shares of Mavericks Common Stock shall be paid to any such former holder pursuant to Section 3.1(c), until such Eligible Share has been surrendered in accordance with this Article III. Subject to applicable Law, following surrender of any such Eligible Share, there shall be paid to the former record holder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Mavericks Common Stock issuable in exchange therefor pursuant to this Article III, together with any cash payable in lieu of any fractional share of Mavericks Common Stock to which such former holder is entitled pursuant to Section 3.1(c) and the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Mavericks Common Stock and (ii) at the appropriate payment date (if any), the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Mavericks Common Stock.

(d)                                 No Further Ownership Rights in Rockets Common Stock; Closing of Transfer Books. All shares of Mavericks Common Stock issued upon the surrender for exchange of Eligible Shares in accordance with the terms of this Article III and any cash paid pursuant to Section 3.1(c) or Section 3.2(c) shall be deemed to have been issued or paid, respectively, in full satisfaction of all rights pertaining to the Eligible Shares. After the Effective Time, the stock transfer books of Rockets shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Eligible Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Eligible Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(e)                                  Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Eligible Shares for one (1) year after the Effective Time shall be delivered to Mavericks upon demand, and, after such time, any former holders of Eligible Shares who have not then complied with this Article III shall thereafter look only to Mavericks for payment of their claim for the Merger Consideration, any cash in lieu of any fractional shares of Mavericks

Common Stock pursuant to Section 3.1(c) and any dividends or distributions pursuant to Section 3.2(c).

(f)                                   No Liability. Any amounts under this Agreement that would be otherwise payable to a public official pursuant to any applicable abandoned property, escheat or similar Law shall, immediately prior to such time as such amounts would otherwise escheat to, or become property of, such public official, become, to the fullest extent permitted by Law, property of Mavericks or an Affiliate of Mavericks designated by Mavericks, free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding anything in this Agreement to the contrary none of Rockets, Mavericks (including as the Surviving Corporation), the Exchange Agent or any other Person shall be liable to any former holder of Eligible Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)                                  Withholding Taxes. The Exchange Agent, Rockets and Mavericks (including as the Surviving Corporation) shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any Persons, such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding were made.

(h)                                 Lost, Stolen or Destroyed Certificates. In the event any Certificate formerly representing Eligible Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if requested by Mavericks, the delivery by such Person of a bond (in such amount as Mavericks may reasonably direct) as indemnity against any Claim that may be made against the Exchange Agent or Mavericks on account of the alleged loss, theft or destruction of such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III.

Section 3.3                                   No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Rockets Common Stock in connection with the Merger or otherwise under this Agreement or the transactions contemplated thereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ROCKETS

Except (1) as disclosed in (A) any Rockets SEC Documents filed with or furnished to the SEC at least one (1) Business Day prior to the date hereof (excluding any disclosures set forth in any “risk factor” or “forward-looking statements” section or any other disclosures that are forward-looking, predictive or cautionary in nature) where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure (provided that this clause (1) shall not apply to any representations or warranties set forth in Section 4.2(a)), or (B) the disclosure schedule delivered by Rockets to

Mavericks concurrently with the execution of this Agreement (the “Rockets Disclosure Schedule”), or (2) with respect to any of the transactions contemplated by Section 6.24 (for which Rockets disclaims all, and for which Rockets is not making any, representations or warranties except as provided in the applicable purchase and sale agreement or other conveyancing document with respect thereto and made as of the date such agreement or document is executed) not including the assets and liabilities covered by such transactions, to which the representations and warranties set forth herein shall continue to apply, Rockets represents and warrants to Mavericks as follows:

Section 4.1                                   Qualification, Organization, Subsidiaries, etc.

(a)                                 Rockets is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Rockets has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect. Rockets is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

(b)                                 Each of Rockets’ Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect. Each of Rockets’ Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect. Each of Rockets’ Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

(c)                                  Rockets has made available to Mavericks prior to the date hereof a true and complete copy of Rockets’ certificate of incorporation and bylaws, each as amended through the date hereof (collectively, the “Rockets Organizational Documents”).

Section 4.2                                   Capital Stock.

(a)                                 The authorized capital stock of Rockets consists of 420,000,000 shares of Rockets Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (“Rockets Preferred Stock”). As of October 26, 2017 (the “Measurement Date”), (i) 131,378,019 shares of Rockets Common Stock were issued and outstanding, (ii) 11,326,122 shares of Rockets Common Stock were held in treasury, (iii) (A) 4,206,874 Rockets Stock Options with a weighted average exercise price of $14.95 were issued and outstanding under the applicable employee and director stock plan of Rockets (as amended from time to time, the “Rockets Stock Plans”), (B) 1,273,508 stock-settled Rockets RSUs were issued and outstanding under the Rockets Stock Plans, (C) 3,472,202 cash-settled RSUs were issued and outstanding under the Rockets Stock Plans and (D) 1,615,392 Rockets performance stock units (“Rockets PSUs” and together with the Rockets Stock Options and the Rockets RSUs, the “Rockets Equity-Based Awards”) were issued and outstanding under the Rockets Stock Plans, (iv) 8,965,108 Rockets 2017 Warrants were issued and outstanding, (v) 4,600,000 Rockets Tangible Equity Units were issued and outstanding, and (vi) 4,000,000 shares of Rockets Preferred Stock were issued and outstanding and designated as 5.375% Mandatory Convertible Preferred Stock (the “Rockets 5.375% Preferred Stock”). Each share of the Rockets 5.375% Preferred Stock will convert automatically on November 1, 2017 at an exchange ratio of 3.2258 shares of Rockets Common Stock per share of Rockets 5.375% Preferred Stock. Except as set forth above, at the close of business on the Measurement Date, there are no shares of capital stock, or other equity interests or voting securities of Rockets issued or outstanding. All outstanding shares of Rockets Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights and all shares of Rockets Common Stock reserved for issuance as noted in clause (iii) above, when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights.

(b)                                 Rockets has made available to Mavericks a schedule of each Rockets Stock Option, Rockets RSU and Rockets PSU outstanding as of the Measurement Date, including the maximum number of shares of Rockets Common Stock subject to such Rockets Stock Option, Rockets RSU or Rockets PSU, all of which were granted under the Rockets Stock Plan, and with respect to each Rockets Stock Option, the grant date, exercise price, vesting conditions and expiration date applicable thereto. Set forth in Section 4.2(b) of the Rockets Disclosure Schedule is a list of the aggregate number of Rockets Stock Options outstanding at each different exercise price at which such Rockets Stock Options have been granted, and the date of grant of each such tranche.

(c)                                  Other than as set forth in Section 4.2(b) or in Section 4.2(c) of the Rockets Disclosure Schedule, there are no outstanding subscriptions, options, “phantom” stock rights, stock appreciation rights, stock-based performance units or other equity-based awards, warrants, calls, convertible securities, exchangeable securities, exercisable securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests or voting securities to which Rockets or any of its Subsidiaries is a party obligating Rockets or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests or voting securities of Rockets or any Subsidiary of Rockets or securities convertible into, or exchangeable or exercisable for, such shares, equity interests or voting securities, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or voting securities, or (iv) give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of equity securities of Rockets or any of its Subsidiaries (the items referred to in this Section 4.2(c), together with the capital stock or other equity interests or voting securities of Rockets, the “Rockets Securities”).

(d)                                 Neither Rockets nor any of its Subsidiaries has any Indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Rockets Stockholders on any matter.

(e)                                  There are no voting trusts or other agreements to which Rockets or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of Rockets or any of its Subsidiaries.

(f)                                   Rockets made available to Mavericks accurate and complete copies of the Rockets Stock Plans and the forms of agreement underlying the outstanding Rockets Equity-Based Awards. There have been no repricings of any Rockets Stock Options through amendments, cancellation and reissuance or other means during the current or prior two (2) calendar years. None of the Rockets Stock Options was granted with an exercise price below or deemed to be below the per share closing price of the Rockets Common Stock on the NYSE on the date of grant. All grants of Rockets Equity-Based Awards were validly made and properly approved by the Rockets Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the consolidated financial statements of Rockets in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices with respect to grants of Rockets Stock Options.

(g)                                  All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Rockets (i) are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights and (ii) except with respect to shares of Rockets 5.375% Preferred Stock that are owned by Third Parties, are owned, directly or indirectly, by Rockets, free and clear of all Liens (other than Rockets Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted. No Subsidiary of Rockets owns, directly or indirectly, any Rockets Common Stock or Rockets Preferred Stock.

(h)                                 The execution of this Agreement (including the public announcement thereof) will not result in (i) a “fundamental change” (as defined in the Certificate of Designations for the Rockets 5.375% Preferred Stock) under the Certificate of Designations for the Rockets 5.375% Preferred Stock or any adjustment or other change to the Rockets 5.375% Preferred Stock or (ii) any change to the rights of the holders of the Rockets 5.375% Preferred Stock, including any right to require repurchase thereof.

Section 4.3                                   Corporate Authority Relative to this Agreement; No Violation.

(a)                                 Rockets has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Rockets Stockholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Rockets Board and, except for the Rockets Stockholder Approval, no other corporate proceedings on the part of Rockets are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Rockets and, assuming this Agreement constitutes the legal, valid and binding agreement of Mavericks, constitutes the legal, valid and binding agreement of Rockets, enforceable against Rockets in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (clauses (i) and (ii) above, the “Enforceability Exceptions”).

(b)                                 Except as may be required under or in relation to (i) the DGCL, (ii) the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the Securities Act of 1933 (the “Securities Act”), (iv) the rules and regulations of the NYSE, (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (vi) the Federal Power Act (the “FPA”), and the Consent of the Federal Energy Regulatory Commission (the “FERC”) thereunder (the “FERC Approval”), (vii) the Texas Utilities Code and the rules and regulations of the Public Utility Commission of Texas (the “PUCT”) and the approval of the PUCT thereunder, (viii) Section 70 of the New York Public Service Laws, and the rules and regulations of the New York Public Service Commission (the “NYPSC”) and the Consent of the NYPSC thereunder or a determination that no such approval is required (the “New York Authorization”), (ix) pre-approvals of license transfers by the Federal Communications Commission (the “FCC”) and (x) the approvals set forth in Section 4.3(b)(x) of the Rockets Disclosure Schedule (the approvals or other actions contemplated by clauses (i) through (x) above, collectively, the “Rockets Approvals”), and, subject to the accuracy of the representations and warranties of Mavericks in Section 5.3(b), no authorization, consent, Order, license, permit, waiting period expiration or termination, waiver or approval (each a “Consent”) of, or registration, declaration, notice or filing (each, a “Filing”) with, any United States, state of the United States, local or foreign governmental or regulatory agency, commission, court, body, entity, or authority, including the NERC, Exchanges and ISOs (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by Rockets of the transactions contemplated by this Agreement, except for (A) such Consents or Filings that are not required to be obtained or made prior to the consummation of such transactions or that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect or prevent Rockets from consummating the Merger or (B) any Consent or Filing set forth in Section 4.3(b)(B) of the Rockets Disclosure Schedule (the “Non-Rockets Approvals”).

(c)                                  The execution and delivery by Rockets of this Agreement do not, and, except as described in Section 4.3(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) (A) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration or put right of any material obligation or to the loss of a material benefit under any Rockets Material Contract or (B) result in the creation of any liens, claims, mortgages, encumbrances, pledges, deed of trust, security interests, equities or charges of any kind (each, a “Lien”), other than any Rockets Permitted Liens, in each case, upon any of the properties or assets of Rockets or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of Rockets or any of its Subsidiaries or (iii) conflict with or violate any applicable Law, other than, in the case of clauses

(i) and (iii) above, any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect or prevent Rockets from consummating the Merger.

(d)                                 The Rockets Board has, at a meeting duly called and held, duly adopted resolutions (i) determining that it is in the best interest of Rockets and the Rockets Stockholders to enter into this Agreement, (ii) declaring entry into this Agreement to be advisable, (iii) authorizing and approving Rockets’ execution, delivery and performance of this Agreement in accordance with its terms and Rockets’ consummation of the transactions contemplated hereby, including the Merger, (iv) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Rockets Stockholders, and (v) recommending that the Rockets Stockholders adopt this Agreement (this clause (v), the “Rockets Recommendation”), which resolutions, as of immediately prior to the execution of this Agreement, have not been rescinded, modified or withdrawn.

Section 4.4                                   Reports and Financial Statements.

(a)                                 Rockets and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished with the Securities and Exchange Commission (the “SEC”) since January 1, 2016 (such forms, documents and reports, together with all exhibits, financial statements and schedules filed or furnished therewith, and all information, documents and agreements incorporated in any such form, document or report (but not including any document incorporated by reference into an exhibit), excluding the Joint Proxy Statement, the “Rockets SEC Documents”). As of their respective dates or, if amended, as of the date of such last amendment, the Rockets SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the Rockets SEC Documents contained any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Rockets’ Subsidiaries are subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(b)                                 The consolidated financial statements (including all related notes and schedules) of Rockets included in the Rockets SEC Documents (i) have been prepared from, and are in accordance with, the books and records of Rockets and its Subsidiaries, (ii) fairly present in all material respects, in accordance with United States generally accepted accounting principles (“GAAP”), the consolidated financial position of Rockets and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), and (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). The books and records of Rockets and its Subsidiaries have been and are being maintained in all material respects in accordance with GAAP. Neither Rockets nor any of its Subsidiaries has or is subject to any “off-balance sheet arrangement” (as defined in

Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which has not been disclosed pursuant to the Rockets SEC Documents.

Section 4.5                                   Internal Controls and Procedures. To the extent required under applicable Law, (i) Rockets has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 and Rule 15d-15 under the Exchange Act, (ii) Rockets’ disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Rockets in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Rockets’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (iii) Rockets’ management has completed an assessment of the effectiveness of Rockets’ internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such controls were effective, and (iv) no executive officer of Rockets has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Rockets SEC Document, except as disclosed in certifications filed with the Rockets SEC Documents. Neither Rockets nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of the certifications in clause (iv) above. Since Rockets’ emergence from chapter 11 proceedings on October 1, 2012, neither Rockets nor any of its Subsidiaries has made or permitted to remain outstanding any prohibited loans to any executive officer of Rockets (as defined in Rule 3b-7 under the Exchange Act) or director of Rockets or any of its Subsidiaries. Since January 1, 2016, none of Rockets or, to the Knowledge of Rockets, Rockets’ independent accountants, the management of Rockets or its audit committee has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Rockets, (ii) “material weakness” in the internal controls over financial reporting of Rockets or (iii) fraud, whether or not material, that involves management or other employees of Rockets who have a significant role in the internal controls over financial reporting of Rockets.

Section 4.6                                   No Undisclosed Liabilities. Except (a) as reflected or reserved against in Rockets’ consolidated balance sheets (or in the notes thereto) included in the Rockets SEC Documents, (b) as contemplated by this Agreement, (c) for liabilities and obligations incurred since December 31, 2016 in the ordinary course of business consistent with past practice and (d) for liabilities or obligations which have been incurred or discharged or paid in full in the ordinary course of business, neither Rockets nor any Subsidiary of Rockets has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Rockets and its consolidated Subsidiaries (or in the notes thereto), other than those which would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

Section 4.7                                   Compliance with Law; Permits.

(a)                                 Rockets and each of its Subsidiaries are, and since January 1, 2016 have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, Order, tariff or agency requirement of any Governmental Entity or any common law (collectively, “Laws”), except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

(b)                                 Since January 1, 2016, neither Rockets nor any of its Subsidiaries has received any written notice or, to the Knowledge of Rockets, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

(c)                                  Rockets and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications, allowances and registrations and Orders of any Governmental Entity, and all rights under any contract with any Governmental Entity, necessary for Rockets and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, in each case as presently owned, leased and operated (collectively, the “Rockets Permits”), except where the failure to have any of the Rockets Permits would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect. All Rockets Permits are valid and in full force and effect, and no suspension or cancellation of any such Rockets Permits is pending or, to the Knowledge of Rockets, threatened, except where the failure to be in full force and effect or for such suspensions or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect. Rockets and each of its Subsidiaries are in compliance in all respects with the terms and requirements of such Rockets Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

(d)                                 Rockets is not an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (as amended, the “Trading with the Enemy Act”). Rockets is not and, since January 1, 2016, has not been in violation, in any material respect, of (i) the Trading with the Enemy Act, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) the Patriot Act or (iv) the Foreign Corrupt Practices Act (Pub. L. 95-213 (signed into law December 19, 1977)).

(e)                                  Rockets (i) is not a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or to its knowledge is otherwise associated with any such Person in any manner that violates in any material respect Section 2 of such executive order or (iii) is not a Person on the list of “Specially Designated Nationals and

Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.8                                   Environmental Laws and Regulations.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect:

(i)                                     no notice, notification, demand, request for information, citation, summons, complaint or Order has been received since January 1, 2016, no penalty has been assessed since January 1, 2016, no Claim is pending or to the Knowledge of Rockets is threatened by any Governmental Entity or other Person against, and to the Knowledge of Rockets no investigation is pending or threatened by any Governmental Entity with respect to, Rockets or any Subsidiary of Rockets or, to the Knowledge of Rockets and its Subsidiaries, against any Person whose liability Rockets or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, in each case relating to or arising out of any Environmental Law;

(ii)                                  Rockets and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2016, have been, in compliance with all Environmental Laws;

(iii)                               Rockets and its Subsidiaries are in possession of, and in compliance with, all Rockets Permits under Environmental Laws that are necessary for the conduct of their respective businesses or the occupation of their respective properties, all such Rockets Permits are in full force and effect and no suspension of or cancellations with respect thereto are pending or, to the Knowledge of Rockets, threatened;

(iv)                              Rockets and its Subsidiaries are not conducting or paying for any response or corrective action under any Environmental Law or regarding any release or presence of any Hazardous Material at any location and have not received any unresolved demand related to any such response or corrective action or release or presence of Hazardous Materials;

(v)                                 there has been no release, treatment, storage, disposal, arrangement for or permission to dispose of, transportation, handling, manufacturing, or distribution of, or exposure of any Person to, any Hazardous Materials at any real property currently or, to the Knowledge of Rockets, formerly owned, leased or operated by Rockets or any Subsidiary of Rockets or, to the Knowledge of Rockets, at any offsite disposal location used by Rockets or any Subsidiary of Rockets to dispose of any Hazardous Materials, in each case in a manner that would give rise to a current or future material liability of Rockets or any Subsidiary of Rockets or, to the Knowledge of Rockets and its Subsidiaries, of any Person whose liability Rockets or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, under any Environmental Law;

(vi)                              Rockets and its Subsidiaries have not entered into an indemnity with respect to or, to the Knowledge of Rockets, otherwise assumed or become subject to, any liability of any other Person relating to Environmental Laws or Hazardous Materials;

(vii)                           Rockets and its Subsidiaries are not subject to any Claims regarding exposure to any Hazardous Material in any product or to the presence or alleged presence of any Hazardous Material in or upon any property, premises or facility and all Hazardous Materials present at the Rockets Owned Real Property and, to the extent under the control of Rockets or its Subsidiaries, at the Rockets Leased Real Property are managed in compliance with all Environmental Laws; and

(viii)                        Rockets and its Subsidiaries are not party to any Order that imposes any obligations under any Environmental Law or regarding any Hazardous Material.

(b)                                 The representations and warranties in this Section 4.8, together with the representations and warranties in Section 4.3(b), Section 4.3(c), Section 4.4, Section 4.6, Section 4.10, Section 4.12, Section 4.17 and Section 4.20 are the sole and exclusive representations and warranties of Rockets pertaining to environmental matters, including Environmental Laws and the Environment.

Section 4.9                                   Employee Benefit Plans.

(a)                                 Section 4.9(a) of the Rockets Disclosure Schedule lists all material Benefit Plans sponsored, maintained or contributed to by Rockets or any of its Subsidiaries, or to which Rockets or any of its Subsidiaries has any obligation or liability (the “Rockets Benefit Plans”). Rockets has made available to Mavericks correct and complete copies of each Rockets Benefit Plan, and to the extent applicable: (i) the most recent determination or opinion letter received from the Internal Revenue Service, (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent summary plan description, and (iv) each trust agreement and insurance or group annuity contract relating to such Rockets Benefit Plan.

(b)                                 Each Rockets Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect. Any Rockets Benefit Plan intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the Internal Revenue Service. Neither Rockets nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides, or has any obligation to provide, post-termination health or life insurance benefits to any Person other than as mandated by Section 4980B of the Code and for which the beneficiary pays the entire premium cost. Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability of Rockets or any of its Subsidiaries.

(c)                                  Neither Rockets nor any of its Subsidiaries has any liability under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA). None of Rockets Benefit Plans is, and neither Rockets nor any Subsidiary has any liability or obligation under or with respect to, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(d)                                 None of the execution and delivery of this Agreement, approval of this Agreement or the transactions contemplated by this Agreement, and the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, officer, director or individual consultant of Rockets or any of its Subsidiaries to severance pay or any other additional payment or benefit, (ii) satisfy any prerequisite to any payment or benefit due to any current or former employee, director or individual consultant of Rockets or any of its Subsidiaries, (iii) accelerate the time of funding, payment or vesting, or increase the amount of, compensation or benefits due any such employee, director or individual consultant, or (iv) increase any benefits or compensation or give rise to any additional liability, including with respect to funding, under any Rockets Benefit Plan or otherwise.

(e)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, (i) there are no pending or, to the Knowledge of Rockets, threatened investigations or Claims by or on behalf of any Rockets Benefit Plan, by any employee or beneficiary covered under any Rockets Benefit Plan or otherwise involving any Rockets Benefit Plan (other than routine claims for benefits), and (ii) neither Rockets nor any of its Subsidiaries (nor, to the Knowledge of Rockets, any other Person) has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or a breach of fiduciary duty (as determined under ERISA) with respect to any Rockets Benefit Plan.

(f)                                   No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director or individual consultant of Rockets or its Subsidiaries (whether current, former or retired) under any Rockets Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

Section 4.10                            Absence of Certain Changes or Events. Since December 31, 2016 through the date hereof, (a) except as otherwise contemplated by this Agreement, the businesses of Rockets and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice, and (b) there has not been any Rockets Material Adverse Effect or event, change, effect, development, condition or occurrence that would reasonably be expected to, individually or in the aggregate, (i) have a Rockets Material Adverse Effect or (ii) prevent or materially delay Rockets from consummating the Merger or from complying, in any material respect, with its material obligations pursuant to this Agreement.

Section 4.11                            Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, (a) to the Knowledge of Rockets, there is no investigation or review pending or threatened by any Governmental Entity with respect to Rockets or any of its Subsidiaries, (b) there are no Claims pending (or, to the Knowledge of Rockets, threatened) by or before any Governmental Entity, arbitrator or arbitration panel against Rockets or any of its Subsidiaries or any of their respective properties or assets and (c) there are no Orders of any Governmental Entity, arbitrator or arbitration panel outstanding binding on Rockets or any of its Subsidiaries or any of their respective properties or assets.

Section 4.12                            Information Supplied. None of the information to be provided by Rockets for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Mavericks in connection with the issuance of Mavericks Common Stock in the Merger (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) the proxy statement relating to the Mavericks Stockholders Meeting and the proxy statement relating to the Rockets Stockholders Meeting (such proxy statements together, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”) will, at the date it is first mailed to the Mavericks Stockholders and the Rockets Stockholders or at the time of the Mavericks Stockholders Meeting or the Rockets Stockholders Meeting contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement (other than the portion thereof relating solely to the Mavericks Stockholders Meeting) and the Form S-4 (other than the portion thereof based on information supplied by Mavericks for inclusion or incorporation by reference therein, with respect to which no representation is made by Rockets or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Rockets with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Rockets.

Section 4.13                            Regulatory Matters.

(a)                                 Each of Rockets’ Subsidiaries that engages in the sale of electricity at wholesale (other than any such Subsidiaries that exclusively own solely one or more facilities that constitute a “qualifying facility” as such term is defined under the Public Utility Regulatory Policies Act (“PURPA”) and that qualify for exemption from regulation under Section 205 of the FPA pursuant to the rules and regulations of FERC) is (i) regulated as a “public utility” under the FPA and has been authorized by the FERC, pursuant to the FPA, to make sales at market-based rates or (ii) located within the Electric Reliability Council of Texas (“ERCOT”) and registered as a “Power Generation Company” with the PUCT. Each of Rockets’ Subsidiaries that directly owns generating facilities has obtained an order from the FERC finding it to be, or has self-certified itself to the FERC as, an “Exempt Wholesale Generator” under either the Public Utility Holding Company Act of 1935 (“PUHCA 1935”) or the Public Utility Holding Company Act of 2005 (“PUHCA 2005”) or has obtained an order from the FERC finding it to be, or has self-certified itself to the FERC as, or is entitled to exemption from regulation as, a qualifying facility under PURPA. Neither Rockets nor any of its Subsidiaries are subject to the books and records requirements of FERC under Part 366 of the FERC’s Rules and Regulations (18 C.F.R. Part 366 (2009)). There are no pending or, to the Knowledge of Rockets, threatened judicial or administrative proceedings to revoke a Subsidiary’s market-based rate authorization, “Exempt Wholesale Generator” status or qualifying facility status, as applicable. To the Knowledge of

Rockets, there are no events, facts or conditions that are reasonably likely to cause: (i) any of Rockets’ Subsidiaries that sell electricity at wholesale to lose its market-based rate authorization; or (ii) any of Rockets’ Subsidiaries that directly owns generating facilities to lose its status as an “Exempt Wholesale Generator” under PUHCA 2005.

(b)                                 All filings required to be made by Rockets or any of its Subsidiaries during the three (3) years preceding the date hereof with the FERC under the FPA or PUHCA 2005, the Department of Energy, the PUCT or any other applicable state public utility commissions, or with any governing ISO or regional reliability entity, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable Law, except for filings the failure of which to make or the failure of which to make in compliance with all applicable Law, would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

Section 4.14                            Tax Matters.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, Rockets and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to Rockets or any of its Subsidiaries, and all such Tax Returns were true, correct and complete in all respects when filed and were prepared in compliance with applicable Law, (ii) have duly and timely paid all Taxes due and payable (whether or not shown as due on such Tax Returns), (iii) have adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Rockets SEC Documents for all Taxes payable by Rockets and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (iv) have not received written notice of any proposed or assessed deficiencies for any Tax from any taxing authority, against Rockets or any of its Subsidiaries since Rockets’ emergence from chapter 11 proceedings on October 1, 2012.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, no claim has ever been made in writing by a taxing authority of a jurisdiction where Rockets or one of its Subsidiaries has not filed Tax Returns claiming that Rockets or such Subsidiary is or may be subject to taxation by that jurisdiction that has not been resolved.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, neither Rockets nor any of its Subsidiaries (i) is the subject of any currently ongoing tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed or threatened against any of them in writing, (ii) is subject to any pending requests for waivers of the time to assess any Tax or (iii) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business). There are no material Liens for Taxes on any of the assets of Rockets or any of its Subsidiaries other than Rockets Permitted Liens.

(d)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, neither Rockets nor any of its Subsidiaries (i) is a party to or bound by any written Tax allocation, indemnification (including indemnification of Taxes with respect to service-providers), sharing or similar agreement (other than an agreement with Rockets or its Subsidiaries and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes), (ii) is or has, within the past six (6) years, been a member of an affiliated group (other than a group the common parent of which is Rockets or includes only Rockets and/or any of its Subsidiaries) filing a consolidated, combined, unitary or similar income Tax Return, or (iii) is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction), or as a transferee or successor for any Tax of any Person other than Rockets and its Subsidiaries.

(e)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, Rockets and its Subsidiaries have duly and timely withheld and paid to the appropriate taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party.

(f)                                   Neither Rockets nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Merger.

(g)                                  Neither Rockets nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(h)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, neither Rockets nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale, intercompany transaction or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election by Rockets or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

(i)                                     Neither Rockets nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15                            Employment and Labor Matters.

(a)                                 (i) Neither Rockets nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with a labor union applicable to employees of Rockets or any of its Subsidiaries (“Rockets Employees”) and no such agreement or relationship is presently being negotiated or formed, (ii) since January 1, 2016, there have been no strikes, lockouts, slowdowns, or work stoppages in effect with respect to any employees of Rockets or any of its Subsidiaries nor, to the Knowledge of Rockets, are any such labor disruptions currently threatened, and (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Rockets, threatened with respect to Rockets Employees, except, with respect to clauses (ii) and (iii) above, as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

(b)                                 Except for such matters which would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, Rockets and its Subsidiaries are, and have been, in compliance with all applicable Law respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) collective bargaining and labor/management relations. Neither Rockets nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act of 1998 (and similar laws) (collectively, the “WARN Act”) that would reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

(c)                                  To the Knowledge of Rockets, no Rockets Employee who is an executive officer has, as of the date hereof, given notice to Rockets of any intention to terminate his or her employment with Rockets or its Subsidiaries within the twelve (12) month period following the date hereof.

Section 4.16                            Intellectual Property.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, (i) either Rockets or a Subsidiary of Rockets exclusively owns, free and clear of all Liens, other than Rockets Permitted Liens, or has licenses or rights to use, all of its material proprietary Intellectual Property, (ii) since January 1, 2016, Rockets and its Subsidiaries have not received a claim from any Third Party in writing that it has infringed, misappropriated, or otherwise violated, any Intellectual Property of any Person, (iii) to the Knowledge of Rockets, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property owned by Rockets or any of its Subsidiaries, and (iv) Rockets and its Subsidiaries have taken commercially reasonable actions to maintain and protect the secrecy and confidentiality of their trade secrets and other confidential information.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, (i) the IT Assets owned or used by Rockets and its Subsidiaries in the conduct of their respective businesses (collectively, the “Rockets Systems”) are sufficient in all material respects to support such businesses, (ii) Rockets and its Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans for the Rockets Systems, and (iii) since January 1, 2016, Rockets and its Subsidiaries have not suffered a material breach, outage or violation of any Rockets Systems or any data stored in or processed or transmitted thereby.

Section 4.17                            Real and Personal Property.

(a)                                 With respect to each parcel of real property owned in fee by Rockets or any of its Subsidiaries that is material to Rockets and its Subsidiaries, taken as a whole (such property collectively, the “Rockets Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, (i) either Rockets or a Subsidiary of Rockets has marketable and insurable fee simple title to such Rockets Owned Real Property, free and clear of all Liens other than Rockets Permitted Liens, (ii) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Rockets Owned Real Property that would reasonably be expected to materially impair the existing use of the Rockets Owned Real Property by Rockets or any of its Subsidiaries in the operation of its business thereon, and (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Rockets Owned Real Property or any portion thereof or interest therein that would reasonably be expected to impair the existing use of the Rockets Owned Real Property by Rockets or any of its Subsidiaries in the operation of its business thereon. As of the date hereof, neither Rockets nor any of its Subsidiaries has received notice of any pending, and to the Knowledge of Rockets, there is no threatened, condemnation proceeding with respect to any Rockets Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect. Neither Rockets nor any of its Subsidiaries is a party to any agreement that obligates Rockets or any of its Subsidiaries to purchase any material real property or interest therein.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, neither Rockets nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person the right to use or occupy a material portion of any Rockets Owned Real Property or Rockets Leased Real Property that would reasonably be expected to materially impair the existing use of the Rockets Owned Real Property or the Rockets Leased Real Property by Rockets or any of its Subsidiaries in the operation of its business thereon. Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect, Rockets and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of each lease, sublease and other agreement  under which Rockets or any of its Subsidiaries uses or occupies or has the right to use or occupy any parcel of real property leased, subleased, licensed or otherwise used or accessed by Rockets and its Subsidiaries that is material to Rockets and its Subsidiaries, taken as a whole (any such parcel, the “Rockets Leased Real Property” and all such leases, subleases or other agreements, collectively, the “Rockets Real Property Leases”), in each case, free and clear of all Liens, except for Rockets Permitted Liens, and Rockets’ or its Subsidiaries’ possession and quiet enjoyment of the Rockets Leased Real Property under such Rockets Real Property Lease has not been disturbed. As of the date hereof, neither Rockets nor any of its Subsidiaries has received notice of any pending, and to the Knowledge of Rockets, there is no threatened, condemnation proceeding with respect to any Rockets Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

Section 4.18                            Required Vote of Rockets Stockholders; Takeover Laws. The adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Rockets Common Stock entitled to vote at the Rockets Stockholders Meeting is the only vote of holders of securities of Rockets that is required to adopt this Agreement, to approve the Merger and to consummate the transactions contemplated hereby (the “Rockets Stockholder Approval”) and no other vote of the holders of any class or series of capital stock or other securities of Rockets is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger. Rockets has elected not to be governed by Section 203 of the DGCL, and to the Knowledge of Rockets, no Takeover Laws will prohibit Rockets’ execution and delivery of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

Section 4.19                            Opinion of Financial Advisors. The Rockets Board has received an opinion (the “Rockets Fairness Opinions”) of each of Morgan Stanley & Co. LLC and PJT Partners LP (the “Rockets Financial Advisors”) to the effect that, as of the date of the Rockets Fairness Opinions and subject to the assumptions, limitations, qualifications and other matters set forth in the Rockets Fairness Opinions, in the case of the opinion of Morgan Stanley & Co. LLC, the Exchange Ratio is fair, from a financial point of view, to the Rockets Stockholders, and, in the case of the opinion of PJT Partners LP, the Exchange Ratio is fair to the Rockets Stockholders (other than the Principal Rockets Stockholders) from a financial point of view. Rockets shall, promptly following receipt of the Rockets Fairness Opinions in written form, furnish an accurate and complete copy of the Rockets Fairness Opinions to Mavericks. It is understood and agreed that each of the Rockets Fairness Opinions is for the benefit of the Rockets Board and may not be relied on by Mavericks.

Section 4.20                            Material Contracts.

(a)                                 Except for this Agreement, the Rockets Benefit Plans or any contracts or agreements filed as exhibits to SEC filings of Rockets or any of its Subsidiaries, as of the date hereof, neither Rockets nor any of its Subsidiaries is a party to or bound by any of the following contracts:

(i)                                     any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)                                  any coal supply agreement, coal transportation agreement, construction agreement, power purchase or offtake agreement or fuel purchase agreement that is material to Rockets and its Subsidiaries taken as a whole;

(iii)                               any contract imposing any restriction on the right or ability of Rockets or any of its Subsidiaries (A) to compete with any other Person or (B) to engage in any line of business or in any geographic location, in each case, that would reasonably be expected to be material to Rockets and its Subsidiaries, taken as a whole;

(iv)                              any contract (A) evidencing Indebtedness of Rockets or any of its Subsidiaries to any Third Party in excess of $10 million or (B) containing a covenant restricting the payment of dividends, or having the economic effect of any of the foregoing;

(v)                                 any contract entered into since January 1, 2016 providing for the purchase or other acquisition or sale or other disposition (directly or indirectly) by Rockets or any of its Subsidiaries of an asset or assets or a business or businesses (A) in which the aggregate purchase or sale price (regardless of whether the consideration paid or received (1) was paid upon closing or paid or to be paid over time, (2) involved an earn-out or other contingency (in which case the amount of the consideration subject to any as yet-unrealized earn-out or other contingency shall be estimated reasonably and in good faith) or (3) was in the form of cash, stock, assets, a debt instrument or otherwise) was in excess of $10 million and (B) under which Rockets and/or its Subsidiaries have or are reasonably likely to have a material payment obligation, including any obligation to make any material indemnification payment (other than indemnification with respect to directors and officers) or any material payment under any guarantee or other financial obligation;

(vi)                              any contract that relates to the formation, creation, operation, management or control of any partnership or any joint venture with a Third Party that is material to Rockets and its Subsidiaries taken as a whole;

(vii)                           any collective bargaining agreement;

(viii)                        any Rockets Real Property Lease;

(ix)                              any contract relating to Intellectual Property or IT Assets that is material to Rockets and its Subsidiaries, taken as a whole; or

(x)                                 any contract or group of contracts with a Person (or group of Affiliates) which is not of the type described in any of clauses (i) through (ix) above and the termination or breach of which would reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

(b)                                 For purposes of this Agreement, “Rockets Material Contract” means each contract or agreement of the type described in any of Section 4.20(a)(i)—(a)(x), other than this Agreement or any Rockets Benefit Plan.

(c)                                  Neither Rockets nor any Subsidiary of Rockets is in breach of or default under the terms of any Rockets Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect or prevent Rockets from consummating the Merger. To the Knowledge of Rockets, no other party to any Rockets Material Contract is in breach of or default under the terms of any Rockets Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect or prevent Rockets from consummating the Merger. Except as would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect or prevent Rockets from consummating the Merger, each Rockets Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is valid, binding and enforceable against Rockets or the Subsidiary of Rockets which is party thereto and, to the Knowledge of Rockets, against each other party thereto.

Section 4.21                            Finders or Brokers. Except for the Rockets Financial Advisors, neither Rockets nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.22                            Insurance.

(a)                                 Rockets and its Subsidiaries maintain insurance in such amounts and against such risks substantially as is customary for entities comparable to Rockets and its Subsidiaries operating in the industries in which Rockets and its Subsidiaries operate.

(b)                                 All material insurance policies maintained by Rockets and its Subsidiaries are in full force and effect.

(c)                                  Neither Rockets nor any of its Subsidiaries has received notice of any pending or threatened cancellation or material premium increase (retroactive or otherwise) with respect to any material insurance policy which has not expired or been terminated, or against which a claim may be made.

(d)                                 Rockets and each of its Subsidiaries is in compliance in all material respects with the terms and conditions of each material insurance policy (including terms and conditions relating to the payment of premiums).

(e)                                  There is no material dispute with any insurance carrier with respect to any material amounts recoverable by Rockets or any of its Subsidiaries under any insurance policy with any such carrier.

Section 4.23                            Derivative Products.

(a)                                 Except as would not reasonably be expected to result in, individually or in the aggregate, a material liability of Rockets and its Subsidiaries, taken as a whole, all Derivative Products entered into for the account of Rockets or any of its Subsidiaries since January 1, 2016 (i) do not represent financing transactions and (ii) were entered into in accordance with established market risk parameters, limits and guidelines (qualitative or quantitative) set forth in Section 4.23(a) of the Rockets Disclosure Schedule (the “Rockets Trading Policies”) and all other trade compliance, credit risk and code of conduct policies of Rockets, other than exceptions that were, promptly upon identification thereof, handled in all material respects according to such policies as in effect at the time at which such exceptions were identified.

(b)                                 Rockets’ positions with respect to Derivative Products (the “Rockets Derivatives Positions”) are within the market risk parameters that are set forth in the Rockets Trading Policies except for such Rockets Derivatives Positions that are (i) corrected promptly upon identification thereof in accordance with the Rockets Trading Policies and (ii) prior to or as a result of such correction, not reasonably expected to result in, individually or in the aggregate, a material liability of Rockets and its Subsidiaries, taken as a whole.

(c)                                  The Rockets Trading Policies are the material market risk parameters, limits and guidelines for Derivative Products of Rockets as approved by the Rockets’ finance & risk management committee pursuant to authority granted by the Rockets Board and in effect on the date hereof.

Section 4.24                            Related Party Transactions. Except for indemnification, compensation, employment or other similar arrangements between Rockets or any of its Subsidiaries, on the one hand, and any director, officer or employee thereof, on the other hand, there have been no transactions, agreements, arrangements or understandings between Rockets or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer or employee) thereof, but not including any wholly owned Subsidiary of Rockets, on the other hand, during the period beginning on January 1, 2016 and ending on the date hereof, in each case, that (a) would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in Rockets’ Form 10-K or a proxy statement pertaining to a Rockets’ annual meeting of stockholders and (b) have not been disclosed in the Rockets SEC Documents.

Section 4.25                            Lack of Ownership of Mavericks Common Stock. Neither Rockets nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Mavericks Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Mavericks Common Stock or any securities of any Subsidiary of Mavericks, and neither Rockets nor any of its Subsidiaries has any rights to acquire any shares of Mavericks Common Stock except pursuant to this Agreement. Except for the Confidentiality Agreement, there are no voting trusts or other agreements or understandings to which Rockets or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Mavericks or any of its Subsidiaries.

Section 4.26                            Principal Rockets Stockholder Arrangements. To the Knowledge of Rockets, there are no transactions, agreements, arrangements or understandings between one (1) or more Principal Rockets Stockholders or any of their Affiliates, on the one hand, and one (1) or more Principal Rockets Stockholders or any of their Affiliates, on the other hand, related to the voting, governance, business or operations of Rockets or any of its Subsidiaries.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MAVERICKS

Except as disclosed in (1) any Mavericks SEC Documents filed with or furnished to the SEC at least one (1) Business Day prior to the date hereof (excluding any disclosures set forth in any “risk factor” or “forward-looking statements” section or any other disclosures that are forward-looking, predictive or cautionary in nature) where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure (provided that this clause (1) shall not apply to any representations or warranties set forth in Section 5.2(a)), or (2) the disclosure schedule delivered by Mavericks to Rockets concurrently with the execution of this Agreement (the “Mavericks Disclosure Schedule” and, together with the Rockets Disclosure Schedule, the “Disclosure Schedules”), Mavericks represents and warrants to Rockets as follows:

Section 5.1                                   Qualification, Organization, Subsidiaries, etc.

(a)                                 Mavericks is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Mavericks has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect. Mavericks is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

(b)                                 Each of Mavericks’ Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect. Each of Mavericks’ Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect. Each of Mavericks’ Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

(c)                                  Mavericks made available to Rockets prior to the date hereof a true and complete copy of Mavericks’ certificate of incorporation and bylaws, each as amended through the date hereof (collectively, the “Mavericks Organizational Documents”).

Section 5.2                                   Capital Stock.

(a)                                 The authorized capital stock of Mavericks consists of 1,800,000,000 shares of Mavericks Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (“Mavericks Preferred Stock”). As of the Measurement Date, (i) 430,362,606 shares of Mavericks Common Stock were issued and outstanding, (ii) 1,207,697 shares of Mavericks Common Stock were held in escrow in satisfaction of the terms of the Plan of Reorganization (the “Escrow Shares”), (iii) no shares of Mavericks Common Stock were held in treasury, (iv) (A) 8,812,294 Mavericks Stock Options with a weighted average exercise price of $14.41 were issued and outstanding under the employee and director stock plan of Mavericks (as amended from time to time, the “Mavericks Stock Plan”) and (B) 3,032,911 Mavericks RSUs were issued and outstanding under the Mavericks Stock Plan (the Mavericks Stock Options and the Mavericks RSUs collectively referred to as “Mavericks Equity-Based Awards”) and (v) no shares of Mavericks Preferred Stock were issued or outstanding. Except as set forth above, at the close of business on the Measurement Date, there are no shares of capital stock, or other equity interests or voting securities of Mavericks issued or outstanding. All outstanding shares of Mavericks Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights and all shares of Mavericks Common Stock reserved for issuance as noted in clauses (ii) and (iv) above, when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights.

(b)                                 The authorized capital stock of PrefCo consists of 10,000,000 shares of PrefCo common stock, par value $0.01 per share (“PrefCo Common Stock”), and 70,000 shares of preferred stock, par value $0.01 per share (“PrefCo Preferred Stock”). As of the Measurement Date, (i) 10,000,000 shares of PrefCo Common Stock were issued and outstanding and all of which were held by Mavericks or its Subsidiaries, (ii) no shares of PrefCo Common Stock were held in treasury and (iii) 70,000 shares of PrefCo Preferred Stock were issued and outstanding. All outstanding shares of PrefCo Common Stock and PrefCo Preferred Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights. Set forth in Section 5.2(b) of the Mavericks Disclosure Schedule is a list of the aggregate number of Mavericks Stock Options outstanding at each different exercise price at which such Mavericks Stock Options have been granted, and the date of grant of each such tranche.

(c)                                  Other than with respect to the Escrow Shares, there are no outstanding subscriptions, options, “phantom” stock rights, stock appreciation rights, stock-based performance units or other equity-based awards, warrants, calls, convertible securities, exchangeable securities, exercisable securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests or voting securities to which Mavericks or any of its Subsidiaries is a party obligating Mavericks or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests or voting securities of Mavericks or any Subsidiary of Mavericks or securities convertible into, or exchangeable or exercisable for, such shares, equity interests or voting securities, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or voting securities, or (iv) give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of equity securities of Mavericks or any of its Subsidiaries (the items referred to in this Section 5.2(c), together with the capital stock or other equity interests or voting securities of Mavericks, the “Mavericks Securities”).

(d)                                 Neither Mavericks nor any of its Subsidiaries has any Indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Mavericks Stockholders on any matter.

(e)                                  There are no voting trusts or other agreements to which Mavericks or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of Mavericks or any of its Subsidiaries.

(f)                                   Mavericks made available to Rockets accurate and complete copies of the Mavericks Stock Plan and the forms of agreement underlying the outstanding Mavericks Equity-Based Awards. There have been no repricings of any Mavericks Stock Options through amendments, cancellation and reissuance or other means during the current or prior two (2) calendar years. None of the Mavericks Stock Options was granted with an exercise price below or deemed to be below the per share closing price of the Mavericks Common Stock on the NYSE on the date of grant. All grants of Mavericks Equity-Based Awards were validly made and properly approved by the Mavericks Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the consolidated financial statements of Mavericks in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices with respect to grants of Mavericks Stock Options.

(g)                                  All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Mavericks (i) are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights and (ii), except with respect to shares of PrefCo Preferred Stock that are owned by Third Parties, are owned, directly or indirectly, by Mavericks, free and clear of all Liens (other than Mavericks Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted. No Subsidiary of Mavericks owns, directly or indirectly, any Mavericks Common Stock or Mavericks Preferred Stock.

Section 5.3                                   Corporate Authority Relative to this Agreement; No Violation.

(a)                                 Mavericks has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Mavericks Stockholder Approval, to consummate the transactions contemplated hereby, including the Merger and the Stock Issuance. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Mavericks Board and, except for the Mavericks Stockholder Approval, no other corporate proceedings on the part of Mavericks are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Mavericks and, assuming this Agreement constitutes the legal, valid and binding agreement of Rockets, constitutes the legal, valid and binding agreement of Mavericks, enforceable against Mavericks in accordance with its terms, subject to the Enforceability Exceptions (other than any Enforceability Exceptions related to the Plan of Reorganization).

(b)                                 Except as may be required under or in relation to (i) the DGCL, (ii) the Exchange Act, (iii) the Securities Act, (iv) the rules and regulations of the NYSE, (v) the HSR Act, (vi) the FPA and the FERC Approval, (vii) the Texas Utilities Code and the rules and regulations of the PUCT and the approval of the PUCT thereunder, (viii) pre-approvals of license transfers by the FCC and (ix) the approvals set forth in Section 5.3(b) of the Mavericks Disclosure Schedule (the approvals or other actions contemplated by clauses (i) through (ix) above, collectively, the “Mavericks Approvals”), and, subject to the accuracy of the representations and warranties of Rockets in Section 4.3(b), no Consent of, or Filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Mavericks of the transactions contemplated by this Agreement, except for such Consents or Filings that are not required to be obtained or made prior to the consummation of such transactions or that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect or prevent Mavericks from consummating the Merger.

(c)                                  The execution and delivery by Mavericks of this Agreement do not, and, except as described in Section 5.3(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) (A) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration or put right of any material obligation or to the loss of a material benefit under any Mavericks Material Contract or (B) result in the creation of any Liens, other than any Mavericks Permitted Liens, in each case, upon any of the properties or assets of Mavericks or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of Mavericks or any of its Subsidiaries or (iii) conflict with or violate any applicable Law, other than, in the case of clauses (i) and (iii) above, any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect or prevent Mavericks from consummating the Merger.

(d)                                 The Mavericks Board has, at a meeting duly called and held, duly adopted resolutions (i) determining that it is in the best interest of Mavericks and the Mavericks Stockholders to enter into this Agreement, (ii) declaring entry into this Agreement to be advisable, (iii) authorizing and approving Mavericks’ execution, delivery and performance of this Agreement in accordance with its terms and Mavericks’ consummation of the transactions contemplated hereby, including the Merger and the Stock Issuance, (iv) directing that the adoption of this Agreement and the approval of the Stock Issuance be submitted to a vote at a meeting of the Mavericks Stockholders, and (v) recommending that the Mavericks Stockholders adopt this Agreement and approve the Stock Issuance (this clause (v), the “Mavericks Recommendation”), which resolutions, as of immediately prior to the execution of this Agreement, have not been rescinded, modified or withdrawn.

Section 5.4                                   Reports and Financial Statements.

(a)                                 Mavericks and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished (i) since Mavericks’ emergence from chapter 11 proceedings on October 3, 2016 to May 8, 2017, with the OTC and (ii) from thereafter, with the SEC (such forms, documents and reports, together with all exhibits, financial statements and schedules filed or furnished therewith, and all information, documents and agreements incorporated in any such form, document or report (but not including any document incorporated by reference into an exhibit), excluding the Joint Proxy Statement, the “Mavericks SEC Documents”). As of their respective dates or, if amended, as of the date of such last amendment, the Mavericks SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the Mavericks SEC Documents contained any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Mavericks’ Subsidiaries are subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(b)                                 The consolidated financial statements (including all related notes and schedules) of Mavericks included in the Mavericks SEC Documents (i) have been prepared from, and are in accordance with, the books and records of Mavericks and its Subsidiaries, (ii) fairly present in all material respects, in accordance with GAAP, the consolidated financial position of Mavericks and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), and (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). The books and records of Mavericks and its Subsidiaries have been and are being maintained in all material respects in accordance with GAAP. Neither Mavericks nor any of its Subsidiaries has or is subject to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which has not been disclosed pursuant to the Mavericks SEC Documents.

Section 5.5                                   Internal Controls and Procedures. To the extent required under applicable Law, (i) Mavericks has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 and Rule 15d-15 under the Exchange Act and (ii) Mavericks’ disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Mavericks in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Mavericks’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since Mavericks’ emergence from chapter 11 proceedings on October 3, 2016, neither Mavericks nor any of its Subsidiaries has made or permitted to remain outstanding any prohibited loans to any executive officer of Mavericks (as defined in Rule 3b-7 under the Exchange Act) or director of Mavericks or any of its Subsidiaries. Since Mavericks’ emergence from chapter 11 proceedings on October 3, 2016, none of Mavericks or, to the Knowledge of Mavericks, Mavericks’ independent accountants, the management of Mavericks or its audit committee has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Mavericks, (ii) “material weakness” in the internal controls over financial reporting of Mavericks or (iii) fraud, whether or not material, that involves management or other employees of Mavericks who have a significant role in the internal controls over financial reporting of Mavericks.

Section 5.6                                   No Undisclosed Liabilities. Except (a) as reflected or reserved against in Mavericks’ consolidated balance sheets (or in the notes thereto) included in the Mavericks SEC Documents, (b) as contemplated by this Agreement, (c) for liabilities and obligations incurred since December 31, 2016 in the ordinary course of business consistent with past practice and (d) for liabilities or obligations which have been incurred or discharged or paid in full in the ordinary course of business, neither Mavericks nor any Subsidiary of Mavericks has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Mavericks and its consolidated Subsidiaries (or in the notes thereto), other than those which would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

Section 5.7                                   Compliance with Law; Permits.

(a)                                 Mavericks and each of its Subsidiaries are, and since January 1, 2016 have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

(b)                                 Since January 1, 2016, neither Mavericks nor any of its Subsidiaries has received any written notice or, to the Knowledge of Mavericks, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

(c)                                  Mavericks and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications, allowances and registrations and Orders of any Governmental Entity, and all rights under any contract with any Governmental Entity, necessary for Mavericks and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, in each case as presently owned, leased and operated (collectively, the “Mavericks Permits”), except where the failure to have any of the Mavericks Permits would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect. All Mavericks Permits are valid and in full force and effect, and no suspension or cancellation of any such Mavericks Permits is pending or, to the Knowledge of Mavericks, threatened, except where the failure to be in full force and effect or for such suspensions or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect. Mavericks and each of its Subsidiaries are in compliance in all respects with the terms and requirements of such Mavericks Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

(d)                                 Mavericks is not an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act. Mavericks is not and, since January 1, 2016, has not been in violation, in any material respect, of (i) the Trading with the Enemy Act, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) the Patriot Act or (iv) the Foreign Corrupt Practices Act (Pub. L. 95-213 (signed into law December 19, 1977)).

(e)                                  Mavericks (i) is not a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or to its knowledge is otherwise associated with any such Person in any manner that violates in any material respect Section 2 of such executive order or (iii) is not a Person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 5.8                                   Environmental Laws and Regulations.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect:

(i)                                     no notice, notification, demand, request for information, citation, summons, complaint or Order has been received since January 1, 2016, no penalty has been assessed since January 1, 2016, no Claim is pending or to the Knowledge of Mavericks is threatened by any Governmental Entity or other Person against, and to the Knowledge of Mavericks no investigation is pending or threatened by any Governmental Entity with respect to, Mavericks or any Subsidiary of Mavericks or, to the Knowledge of Mavericks and its Subsidiaries, against any Person whose liability Mavericks or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, in each case relating to or arising out of any Environmental Law;

(ii)                                  Mavericks and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2016, have been, in compliance with all Environmental Laws;

(iii)                               Mavericks and its Subsidiaries are in possession of, and in compliance with, all Mavericks Permits under Environmental Laws that are necessary for the conduct of their respective businesses or the occupation of their respective properties, all such Mavericks Permits are in full force and effect and no suspension of or cancellations with respect thereto are pending or, to the Knowledge of Mavericks, threatened;

(iv)                              Mavericks and its Subsidiaries are not conducting or paying for any response or corrective action under any Environmental Law or regarding any release or presence of any Hazardous Material at any location and have not received any unresolved demand related to any such response or corrective action or release or presence of Hazardous Materials;

(v)                                 there has been no release, treatment, storage, disposal, arrangement for or permission to dispose of, transportation, handling, manufacturing, or distribution of, or exposure of any Person to, any Hazardous Materials at any real property currently or, to the Knowledge of Mavericks, formerly owned, leased or operated by Mavericks or any Subsidiary of Mavericks or, to the Knowledge of Mavericks, at any offsite disposal location used by Mavericks or any Subsidiary of Mavericks to dispose of any Hazardous Materials, in each case in a manner that would give rise to a current or future material liability of Mavericks or any Subsidiary of Mavericks or, to the Knowledge of Mavericks and its Subsidiaries, of any Person whose liability Mavericks or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, under any Environmental Law;

(vi)                              Mavericks and its Subsidiaries have not entered into an indemnity with respect to or, to the Knowledge of Mavericks, otherwise assumed or become subject to, any liability of any other Person relating to Environmental Laws or Hazardous Materials;

(vii)                           Mavericks and its Subsidiaries are not subject to any Claims regarding exposure to any Hazardous Material in any product or to the presence or alleged presence of any Hazardous Material in or upon any property, premises or facility and all Hazardous Materials present at the Mavericks Owned Real Property and, to the extent under the control of Mavericks or its Subsidiaries, at the Mavericks Leased Real Property are managed in compliance with all Environmental Laws; and

(viii)                        Mavericks and its Subsidiaries are not party to any Order that imposes any obligations under any Environmental Law or regarding any Hazardous Material.

(b)                                 The representations and warranties in this Section 5.8, together with the representations and warranties in Section 5.3(b), Section 5.3(c), Section 5.4, Section 5.6, Section 5.10, Section 5.12, Section 5.17 and Section 5.20 are the sole and exclusive representations and warranties of Mavericks pertaining to environmental matters, including Environmental Laws and the Environment.

Section 5.9                                   Employee Benefit Plans.

(a)                                 As used in this Agreement, “Mavericks Benefits Plans” means all material Benefit Plans sponsored, maintained or contributed to by Mavericks or any of its Subsidiaries, or to which Mavericks or any of its Subsidiaries has any obligation or liability. Mavericks has made available to Rockets correct and complete copies of each Mavericks Benefit Plan, and to the extent applicable: (i) the most recent determination or opinion letter received from the Internal Revenue Service, (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent summary plan description, and (iv) each trust agreement and insurance or group annuity contract relating to such Mavericks Benefit Plan.

(b)                                 Each Mavericks Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect. Any Mavericks Benefit Plan intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the Internal Revenue Service. Neither Mavericks nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides, or has any obligation to provide, post-termination health or life insurance benefits to any Person other than as mandated by Section 4980B of the Code and for which the beneficiary pays the entire premium cost. Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability of Mavericks or any of its Subsidiaries.

(c)                                  Neither Mavericks nor any of its Subsidiaries has any liability under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA). None of Mavericks Benefit Plans is, and neither Mavericks nor any Subsidiary has any liability or obligation under or with respect to, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(d)                                 None of the execution and delivery of this Agreement, approval of this Agreement or the transactions contemplated by this Agreement, and the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, officer, director or individual consultant of Mavericks or any of its Subsidiaries to severance pay or any other additional payment or benefit,

(ii) satisfy any prerequisite to any payment or benefit due to any current or former employee, director or individual consultant of Mavericks or any of its Subsidiaries, (iii) accelerate the time of funding, payment or vesting, or increase the amount of, compensation or benefits due any such employee, director or individual consultant, or (iv) increase any benefits or compensation or give rise to any additional liability, including with respect to funding, under any Mavericks Benefit Plan or otherwise.

(e)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, (i) there are no pending or, to the Knowledge of Mavericks, threatened investigations or Claims by or on behalf of any Mavericks Benefit Plan, by any employee or beneficiary covered under any Mavericks Benefit Plan or otherwise involving any Mavericks Benefit Plan (other than routine claims for benefits), and (ii) neither Mavericks nor any of its Subsidiaries (nor, to the Knowledge of Mavericks, any other Person) has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or a breach of fiduciary duty (as determined under ERISA) with respect to any Mavericks Benefit Plan.

Section 5.10                            Absence of Certain Changes or Events. Since December 31, 2016 through the date hereof, (a) except as otherwise contemplated by this Agreement, the businesses of Mavericks and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice, and (b) there has not been any Mavericks Material Adverse Effect or event, change, effect, development, condition or occurrence that would reasonably be expected to, individually or in the aggregate, (i) have a Mavericks Material Adverse Effect or (ii) prevent or materially delay Mavericks from consummating the Merger or from complying, in any material respect, with its material obligations pursuant to this Agreement

Section 5.11                            Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, (a) to the Knowledge of Mavericks, there is no investigation or review pending or threatened by any Governmental Entity with respect to Mavericks or any of its Subsidiaries, (b) there are no Claims pending (or, to the Knowledge of Mavericks, threatened) by or before any Governmental Entity, arbitrator or arbitration panel against Mavericks or any of its Subsidiaries or any of their respective properties or assets and (c) there are no Orders of any Governmental Entity, arbitrator or arbitration panel outstanding binding on Mavericks or any of its Subsidiaries or any of their respective properties or assets.

Section 5.12                            Information Supplied. None of the information to be provided by Mavericks for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to the Rockets Stockholders and the Mavericks Stockholders or at the time of the Rockets Stockholders Meeting or the Mavericks Stockholders Meeting contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement (other than the portion thereof relating solely to the Rockets

Stockholders Meeting) and the Form S-4 (other than the portion thereof based on information supplied by Rockets for inclusion or incorporation by reference therein, with respect to which no representation is made by Mavericks or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 5.12, no representation or warranty is made by Mavericks with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Mavericks.

Section 5.13                            Regulatory Matters.

(a)                                 Each of Mavericks’ Subsidiaries that engages in the sale of electricity at wholesale (other than any such Subsidiaries that exclusively own solely one or more facilities that constitute a “qualifying facility” as such term is defined under PURPA and that qualify for exemption from regulation under Section 205 of the FPA pursuant to the rules and regulations of FERC) is located within ERCOT and registered as a “Power Generation Company” with the PUCT. Each of Mavericks’ Subsidiaries that directly owns generating facilities has obtained an order from the FERC finding it to be, or has self-certified itself to the FERC as, an “Exempt Wholesale Generator” under either PUHCA 1935 or PUHCA 2005 or has obtained an order from the FERC finding it to be, or has self-certified itself to the FERC as, or is entitled to exemption from regulation as, a qualifying facility under PURPA. Neither Mavericks nor any of its Subsidiaries are subject to the books and records requirements of FERC under Part 366 of the FERC’s Rules and Regulations (18 C.F.R. Part 366 (2009)). There are no pending or, to the Knowledge of Mavericks, threatened judicial or administrative proceedings to revoke a Subsidiary’s “Exempt Wholesale Generator” status or qualifying facility status, as applicable. To the Knowledge of Mavericks, there are no events, facts or conditions that are reasonably likely to cause any of Mavericks’ Subsidiaries that directly owns generating facilities to lose its status as an “Exempt Wholesale Generator” under PUHCA 2005.

(b)                                 All filings required to be made by Mavericks or any of its Subsidiaries during the three (3) years preceding the date hereof with the FERC under the FPA or PUHCA 2005, the Department of Energy, the Nuclear Regulatory Commission (“NRC”) under the Atomic Energy Act of 1954 (“AEA”), the PUCT or any other applicable state public utility commissions, or with any governing ISO or regional reliability entity, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable Law, except for filings the failure of which to make or the failure of which to make in compliance with all applicable Law, would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, (i) the operations of Comanche Peak by Mavericks and its Subsidiaries are, and since January 1, 2016, have been conducted, in compliance with all Mavericks Permits, including those Mavericks Permits providing for (A) the development and maintenance of emergency plans designed to respond to any unplanned releases of radioactive materials from Comanche Peak, (B) the handling and storage of spent nuclear fuel at Comanche Peak, (C) decommissioning planning for Comanche Peak, and (D) the maintenance of insurance against a nuclear incident, and (ii) (A) the operations of Comanche Peak are not the subject of any outstanding notices of violation, any ongoing proceeding, heightened or additional inspections above the NRC baseline inspection program or requests for information from the NRC or any other agency with jurisdiction over such facility and (B) Comanche Peak is not listed by the NRC in the “unacceptable performance” column of the NRC Action Matrix as a part of the NRC’s Assessment of Licensee Performance.

Section 5.14                            Tax Matters.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, Mavericks and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to Mavericks or any of its Subsidiaries, and all such Tax Returns were true, correct and complete in all respects when filed and were prepared in compliance with applicable Law, (ii) have duly and timely paid all Taxes due and payable (whether or not shown as due on such Tax Returns), (iii) have adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Mavericks SEC Documents for all Taxes payable by Mavericks and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (iv) have not received written notice of any proposed or assessed deficiencies for any Tax from any taxing authority, against Mavericks or any of its Subsidiaries since January 1, 2016.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, no claim has ever been made in writing by a taxing authority of a jurisdiction where Mavericks or one of its Subsidiaries has not filed Tax Returns claiming that Mavericks or such Subsidiary is or may be subject to taxation by that jurisdiction that has not been resolved.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, neither Mavericks nor any of its Subsidiaries (i) is the subject of any currently ongoing tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed or threatened against any of them in writing, (ii) is subject to any pending requests for waivers of the time to assess any Tax or (iii) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business). There are no material Liens for Taxes on any of the assets of Mavericks or any of its Subsidiaries other than Mavericks Permitted Liens.

(d)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, neither Mavericks nor any of its Subsidiaries (i) is a party to or bound by any written Tax allocation, indemnification (including indemnification of Taxes with respect to service-providers), sharing or similar agreement (other than an agreement with Mavericks or its Subsidiaries and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes), (ii) is or has, within the past six (6) years, been a member of an affiliated group (other than a group the common parent of which is Mavericks or includes only Mavericks and/or any of its Subsidiaries) filing a consolidated, combined, unitary or similar income Tax Return, or (iii) is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction), or as a transferee or successor for any Tax of any Person other than Mavericks and its Subsidiaries.

(e)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, Mavericks and its Subsidiaries have duly and timely withheld and paid to the appropriate taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party.

(f)                                   Neither Mavericks nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Merger.

(g)                                  Neither Mavericks nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(h)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, neither Mavericks nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale, intercompany transaction or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election by Mavericks or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

(i)                                     Neither Mavericks nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.15                            Employment and Labor Matters.

(a)                                 (i) Neither Mavericks nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with a labor union applicable to employees of Mavericks or any of its Subsidiaries (“Mavericks Employees”) and no such agreement or relationship is presently being negotiated or formed, (ii) since January 1, 2016, there have been no strikes, lockouts, slowdowns, or work stoppages in effect with respect to any employees of Mavericks or any of its Subsidiaries nor, to the Knowledge of Mavericks, are any such labor disruptions currently threatened, and (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Mavericks, threatened with respect to Mavericks Employees, except, with respect to clauses (ii) and (iii) above, as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

(b)                                 Except for such matters which would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, Mavericks and its Subsidiaries are, and have been, in compliance with all applicable Law respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) collective bargaining and labor/management relations. Neither Mavericks nor any of its Subsidiaries has any liabilities under the WARN Act that would reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

(c)                                  To the Knowledge of Mavericks, no Mavericks Employee who is an executive officer has, as of the date hereof, given notice to Mavericks of any intention to terminate his or her employment with Mavericks or its Subsidiaries within the twelve (12) month period following the date hereof.

Section 5.16                            Intellectual Property.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, (i) either Mavericks or a Subsidiary of Mavericks exclusively owns, free and clear of all Liens, other than Mavericks Permitted Liens, or has licenses or rights to use, all of its material proprietary Intellectual Property, (ii) since January 1, 2016, Mavericks and its Subsidiaries have not received a claim from any Third Party in writing that it has infringed, misappropriated, or otherwise violated, any Intellectual Property of any Person, (iii) to the Knowledge of Mavericks, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property owned by Mavericks or any of its Subsidiaries, and (iv) Mavericks and its Subsidiaries have taken commercially reasonable actions to maintain and protect the secrecy and confidentiality of their trade secrets and other confidential information.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, (i) the IT Assets owned or used by Mavericks and its Subsidiaries in the conduct of their respective businesses (collectively, the “Mavericks Systems”) are sufficient in all material respects to support such businesses, (ii) Mavericks and its Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans for the Mavericks Systems, and (iii) since January 1, 2016, Mavericks and its Subsidiaries have not suffered a material breach, outage or violation of any Mavericks Systems or any data stored in or processed or transmitted thereby.

Section 5.17                            Real and Personal Property.

(a)                                 With respect to each parcel of real property owned in fee by Mavericks or any of its Subsidiaries that is material to Mavericks and its Subsidiaries, taken as a whole (such property collectively, the “Mavericks Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, (i) either Mavericks or a Subsidiary of Mavericks has marketable and insurable fee simple title to such Mavericks Owned Real Property, free and clear of all Liens other than Mavericks Permitted Liens, (ii) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Mavericks Owned Real Property that would reasonably be expected to materially impair the existing use of the Mavericks Owned Real Property by Mavericks or any of its Subsidiaries in the operation of its business thereon, and (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Mavericks Owned Real Property or any portion thereof or interest therein that would reasonably be expected to impair the existing use of the Mavericks Owned Real Property by Mavericks or any of its Subsidiaries in the operation of its business thereon. As of the date hereof, neither Mavericks nor any of its Subsidiaries has received notice of any pending, and to the Knowledge of Mavericks, there is no threatened, condemnation proceeding with respect to any Mavericks Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect. Neither Mavericks nor any of its Subsidiaries is a party to any agreement that obligates Mavericks or any of its Subsidiaries to purchase any material real property or interest therein.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, neither Mavericks nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person the right to use or occupy a material portion of any Mavericks Owned Real Property or Mavericks Leased Real Property that would reasonably be expected to materially impair the existing use of the Mavericks Owned Real Property or the Mavericks Leased Real Property by Mavericks or any of its Subsidiaries in the operation of its business thereon. Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect, Mavericks and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of each lease, sublease and other agreement under which Mavericks or any of its Subsidiaries uses or occupies or has the right to use or occupy any parcel of real property leased, subleased, licensed or otherwise used or accessed by Mavericks and its Subsidiaries that is material to Mavericks and its Subsidiaries, taken as a whole (any such parcel, the “Mavericks Leased Real Property” and all such leases, subleases or other agreements, collectively, the “Mavericks Real Property Leases”), in each case, free and clear of all Liens, except for Mavericks Permitted Liens, and Mavericks’ or its Subsidiaries’ possession and quiet enjoyment of the Mavericks Leased Real Property under such Mavericks Real Property Lease has not been disturbed. As of the date hereof, neither Mavericks nor any of its Subsidiaries has received notice of any pending, and to the Knowledge of Mavericks, there is no threatened, condemnation proceeding with respect to any Mavericks Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

Section 5.18                            Required Vote of Mavericks Stockholders; Takeover Laws. (a) The approval of the Stock Issuance by a majority of the votes cast on such proposal at the Mavericks Stockholders Meeting, as required by Sections 312.03(b), 312.03(c) and 312.07 of the NYSE Listed Company Manual, is the only vote of holders of securities of Mavericks that is required to approve the Stock Issuance and (b) the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Mavericks Common Stock entitled to vote at the Mavericks Stockholders Meeting is the only vote of holders of securities of Mavericks that is required to adopt this Agreement, to approve the Merger and to consummate the transactions contemplated hereby, other than the Stock Issuance (the approvals referred to in clauses (a) and (b) above, collectively, the “Mavericks Stockholder Approval”), and no other vote of the holders of any class or series of Mavericks capital stock is necessary to approve the Stock Issuance or to approve this Agreement or the transactions contemplated hereby, including the Merger. Mavericks has elected not to be governed by Section 203 of the DGCL, and to the Knowledge of Mavericks, no Takeover Laws will prohibit Mavericks’ execution and delivery of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

Section 5.19                            Opinion of Financial Advisor. The Mavericks Board has received the opinion (the “Mavericks Fairness Opinion”) of Citigroup Global Markets Inc. (the “Mavericks Financial Advisor”) to the effect that, as of the date of the Mavericks Fairness Opinion and subject to the assumptions, limitations, qualifications and other matters set forth in the Mavericks Fairness Opinion, the Exchange Ratio is fair, from a financial point of view, to Mavericks. Mavericks shall, promptly following receipt of the Mavericks Fairness Opinion in written form, furnish an accurate and complete copy of the Mavericks Fairness Opinion to Rockets solely for informational purposes. It is understood and agreed that the Mavericks Fairness Opinion is for the benefit of the Mavericks Board and may not be relied on by Rockets.

Section 5.20                            Material Contracts.

(a)                                 Except for this Agreement, the Mavericks Benefit Plans or any contracts or agreements filed as exhibits to SEC filings of Mavericks or any of its Subsidiaries, as of the date hereof, neither Mavericks nor any of its Subsidiaries is a party to or bound by any of the following contracts:

(i)                                     any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)                                  any coal supply agreement, coal transportation agreement, construction agreement, power purchase or offtake agreement or fuel purchase agreement that is material to Mavericks and its Subsidiaries taken as a whole;

(iii)                               any contract imposing any restriction on the right or ability of Mavericks or any of its Subsidiaries (A) to compete with any other Person or (B) to engage in any line of business or in any geographic location, in each case, that would reasonably be expected to be material to Mavericks and its Subsidiaries, taken as a whole;

(iv)                              any contract (A) evidencing Indebtedness of Mavericks or any of its Subsidiaries to any Third Party in excess of $10 million or (B) containing a covenant restricting the payment of dividends, or having the economic effect of any of the foregoing;

(v)                                 any contract entered into since January 1, 2016 providing for the purchase or other acquisition or sale or other disposition (directly or indirectly) by Mavericks or any of its Subsidiaries of an asset or assets or a business or businesses (A) in which the aggregate purchase or sale price (regardless of whether the consideration paid or received (1) was paid upon closing or paid or to be paid over time, (2) involved an earn-out or other contingency (in which case the amount of the consideration subject to any as yet-unrealized earn-out or other contingency shall be estimated reasonably and in good faith) or (3) was in the form of cash, stock, assets, a debt instrument or otherwise) was in excess of $10 million and (B) under which Mavericks and/or its Subsidiaries have or are reasonably likely to have a material payment obligation, including any obligation to make any material indemnification payment (other than indemnification with respect to directors and officers) or any material payment under any guarantee or other financial obligation;

(vi)                              any contract that relates to the formation, creation, operation, management or control of any partnership or any joint venture with a Third Party that is material to Mavericks and its Subsidiaries taken as a whole;

(vii)                           any collective bargaining agreement;

(viii)                        any Mavericks Real Property Lease;

(ix)                              any contract relating to Intellectual Property or IT Assets that is material to Mavericks and its Subsidiaries, taken as a whole; or

(x)                                 any contract or group of contracts with a Person (or group of Affiliates) which is not of the type described in any of clauses (i) through (ix) above and the termination or breach of which would reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

(b)                                 For purposes of this Agreement, “Mavericks Material Contract” means each contract or agreement of the type described in any of Section 5.20(a)(i)—(a)(x), other than this Agreement or any Mavericks Benefit Plan.

(c)                                  Neither Mavericks nor any Subsidiary of Mavericks is in breach of or default under the terms of any Mavericks Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect or prevent Mavericks from consummating the Merger. To the Knowledge of Mavericks, no other party to any Mavericks Material Contract is in breach of or default under the terms of any Mavericks Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect or prevent Mavericks from consummating the Merger. Except as would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect or prevent Mavericks from consummating the Merger, each Mavericks Material Contract is in full force and effect and, subject to the Enforceability Exceptions (other than any Enforceability Exceptions related to the Plan of Reorganization), is valid, binding and enforceable against Mavericks or the Subsidiary of Mavericks which is party thereto and, to the Knowledge of Mavericks, against each other party thereto.

Section 5.21                            Finders or Brokers. Except for the Mavericks Financial Advisors, neither Mavericks nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 5.22                            Insurance.

(a)                                 Mavericks and its Subsidiaries maintain insurance in such amounts and against such risks substantially as is customary for entities comparable to Mavericks and its Subsidiaries operating in the industries in which Mavericks and its Subsidiaries operate.

(b)                                 All material insurance policies maintained by Mavericks and its Subsidiaries are in full force and effect.

(c)                                  Neither Mavericks nor any of its Subsidiaries has received notice of any pending or threatened cancellation or material premium increase (retroactive or otherwise) with respect to any material insurance policy which has not expired or been terminated, or against which a claim may be made.

(d)                                 Mavericks and each of its Subsidiaries is in compliance in all material respects with the terms and conditions of each material insurance policy (including terms and conditions relating to the payment of premiums).

(e)                                  There is no material dispute with any insurance carrier with respect to any material amounts recoverable by Mavericks or any of its Subsidiaries under any insurance policy with any such carrier.

Section 5.23                            Derivative Products.

(a)                                 Except as would not reasonably be expected to result in, individually or in the aggregate, a material liability of Mavericks and its Subsidiaries, taken as a whole, all Derivative Products entered into for the account of Mavericks or any of its Subsidiaries since January 1, 2016 (i) do not represent financing transactions and (ii) were entered into in accordance with established market risk parameters, limits and guidelines (qualitative or quantitative) set forth in Section 5.23(a) of the Mavericks Disclosure Schedule (the “Mavericks Trading Policies”) and all other trade compliance, credit risk and code of conduct policies of Mavericks, other than exceptions that were, promptly upon identification thereof, handled in all material respects according to such policies as in effect at the time at which such exceptions were identified.

(b)                                 Mavericks’ positions with respect to Derivative Products (the “Mavericks Derivatives Positions”) are within the market risk parameters that are set forth in the Mavericks Trading Policies except for such Mavericks Derivatives Positions that are (i) corrected promptly upon identification thereof in accordance with the Mavericks Trading Policies and (ii) prior to or as a result of such correction, not reasonably expected to result in, individually or in the aggregate, a material liability of Mavericks and its Subsidiaries, taken as a whole.

(c)                                  The Mavericks Trading Policies are the material market risk parameters, limits and guidelines for Derivative Products of Mavericks as approved by the Mavericks Board and in effect on the date hereof.

Section 5.24                            Related Party Transactions. Except for indemnification, compensation, employment or other similar arrangements between Mavericks or any of its Subsidiaries, on the one hand, and any director, officer or employee thereof, on the other hand, there have been no transactions, agreements, arrangements or understandings between Mavericks or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer or employee) thereof, but not including any wholly owned Subsidiary of Mavericks, on the other hand, during the period beginning on January 1, 2016 and ending on the date hereof, in each case, that (a) would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in a Mavericks’ Form 10-K or proxy statement pertaining to a Mavericks annual meeting of stockholders and (b) have not been disclosed in the Mavericks SEC Documents.

Section 5.25                            Lack of Ownership of Rockets Common Stock. Neither Mavericks nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Rockets Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Rockets Common Stock or any securities of any Subsidiary of Rockets, and neither Mavericks nor any of its Subsidiaries has any rights to acquire any shares of Rockets Common Stock except pursuant to this Agreement. Except for the Confidentiality Agreement, there are no voting trusts or other agreements or understandings to which Mavericks or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Rockets or any of its Subsidiaries.

Section 5.26                            Principal Mavericks Stockholder Arrangements. To the Knowledge of Mavericks, there are no transactions, agreements, arrangements or understandings between one (1) or more Principal Mavericks Stockholders or any of their Affiliates, on the one hand, and one (1) or more Principal Mavericks Stockholders or any of their Affiliates, on the other hand, related to the voting, governance, business or operations of Mavericks or any of its Subsidiaries.

Section 5.27                            Bankruptcy Cases. Mavericks’ predecessor and its direct and indirect Subsidiaries were subject to Bankruptcy Cases in the Bankruptcy Court, which Bankruptcy Cases commenced on April 29, 2014. On August 29, 2016, the Plan of Reorganization was confirmed by the Bankruptcy Court pursuant to the Confirmation Order and the Plan of Reorganization is binding and effective on all parties of interest, including all holders of Claims and Interests (as defined in the Plan of Reorganization). Subject to the terms thereof, the Plan of Reorganization and the Confirmation Order revested Mavericks’ predecessor (as reorganized pursuant to the Plan of Reorganization) with all right, title and interest in its properties as of the effective date of the Plan of Reorganization, and the Reorganized TCEH Common Stock (as defined in the Plan of Reorganization) issued in connection with Mavericks’ emergence from the bankruptcy was duly issued in accordance with the Confirmation Order and the Plan of Reorganization. The Confirmation Order determined that the Plan of Reorganization, including all related agreements and documents necessary to implement the Plan of Reorganization were negotiated in good faith and at arm’s length, and, upon completion of documentation and execution, are valid, binding, and enforceable and not in conflict with any federal, state, or local law. Except as would not reasonably be expected to have, a Mavericks Material Adverse Effect, all documents and agreements necessary to implement the Plan of Reorganization have been executed. The Confirmation Order authorized Mavericks’ predecessor to take any action necessary or appropriate to implement, effectuate, consummate, or further evidence the Plan of Reorganization in accordance with its terms and the transactions contemplated thereby. The Plan of Reorganization has been substantially consummated, as defined in 11 U.S.C. § 1101(2), and the effective date of the Plan of Reorganization occurred on October 3, 2016. The Confirmation Order is a Final Order.

ARTICLE VI
COVENANTS AND AGREEMENTS

Section 6.1                                   Conduct of Business by Rockets.

(a)                                 From and after the date hereof and prior to the Effective Time, and except (i) as may be required by applicable Law or as may be reasonably required in response to any emergency during the duration thereof, whether caused by war, terrorism, weather events, public health events, outages, equipment failures or otherwise, (ii) as may be agreed in advance in writing by Mavericks, (iii) as may be expressly permitted or required by this Agreement or (iv) as set forth in Section 6.1(a) of the Rockets Disclosure Schedule, Rockets covenants and agrees with Mavericks that the business of Rockets and its Subsidiaries shall be conducted in the ordinary course of business in all material respects and shall use their commercially reasonable efforts to preserve intact their present material lines of business and preserve their relationships with material customers and suppliers and other Persons with whom Rockets or any of its Subsidiaries has significant business relations; provided, however, that no action by Rockets or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)                                 Rockets agrees, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Mavericks, except (x) as may be required by applicable Law, (y) as may be expressly required by this Agreement or (z) as set forth in Section 6.1(b) of the Rockets Disclosure Schedule, Rockets shall not, and shall cause its Subsidiaries not to:

(i)                                     amend the certificate of incorporation or bylaws or similar applicable charter documents of Rockets or amend the charter documents of any Subsidiary of Rockets;

(ii)                                  declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock (including the Rockets Common Stock), or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for (A) pro rata dividends or other distributions made by any direct or indirect Subsidiary of Rockets to the equity holders thereof, including Rockets or one of its wholly owned Subsidiaries, and (B) dividends declared prior to the date of this Agreement and paid by Rockets with respect to the Rockets 5.375% Preferred Stock in accordance with the Certificate of Designations for the Rockets 5.375% Preferred Stock;

(iii)                               split, combine, subdivide or reclassify any shares of capital stock (including the Rockets Common Stock), except for any such transaction by a wholly owned Subsidiary of Rockets that remains a wholly owned Subsidiary of Rockets after consummation of such transaction;

(iv)                              issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock (including the Rockets Common Stock) or other Rockets Securities (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (A) issuances of shares of Rockets Common Stock in respect of any exercise of any Rockets Stock Options or any settlement of any other Rockets Equity-Based Awards, in each case, outstanding on the date hereof or as may be granted after the date hereof as permitted under Section 6.1(b)(iv)(C), in each case, in accordance with the terms of the applicable Rockets Equity-Based Awards and the existing Rockets Stock Plans, (B) the purchase or sale of shares of Rockets Common Stock pursuant to the exercise of Rockets Stock Options or other Rockets Equity-Based Awards, in each case, outstanding on the date hereof or as may be granted after the date hereof as permitted under Section 6.1(b)(iv)(C) if necessary to effectuate an option or other award direction upon exercise or for withholding of Taxes, (C) the grant of equity compensation awards in accordance with Section 6.1(b)(iv)(C) of the Rockets Disclosure Schedule, (D) transactions among Rockets, on the one hand, and its wholly owned Subsidiaries, on the other hand, or among Rockets’ wholly owned Subsidiaries, (E) the incurrence of any Rockets Permitted Liens, (F) pledges of Subsidiary stock pursuant to Indebtedness permitted to be incurred under Section 6.1(b)(viii), (G) issuances of shares of Rockets Common Stock in connection with the conversion of the Rockets 5.375% Preferred Stock in accordance with the Certificate of Designations for the Rockets 5.375% Preferred Stock or (F) issuances of shares of Rockets Common Stock as required pursuant to the instruments governing the Rockets Tangible Equity Units;

(v)                                 directly or indirectly purchase, redeem or otherwise acquire any shares of capital stock of Rockets (including the Rockets Common Stock) or any of its Subsidiaries or any rights, warrants or options to acquire any such shares, except for (A) transactions among Rockets, on the one hand, and its wholly owned Subsidiaries, on the other hand, or among Rockets’ wholly owned Subsidiaries or (B) the purchase or sale of shares of Rockets Common Stock pursuant to the exercise of Rockets Stock Options or other Rockets Equity-Based Awards outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 6.1(b) if necessary to effectuate an option or other award direction upon exercise or for withholding of Taxes;

(vi)                              adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among Rockets, on the one hand, and its wholly owned Subsidiaries, on the other hand, or among Rockets’ wholly owned Subsidiaries;

(vii)                           except as otherwise expressly permitted by this Agreement or for transactions between Rockets and its Subsidiaries or among Rockets’ Subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness of Rockets or any of its Subsidiaries, other than (A) at stated maturity, (B) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such Indebtedness may be entitled) and (C) Indebtedness disclosed in Section 6.1(b)(vii) of the Rockets Disclosure Schedule, in each case, in accordance with the terms of the instrument governing such Indebtedness as in effect on the date hereof or, with respect to Indebtedness incurred in accordance with Section 6.1(b)(viii), the terms of such Indebtedness;

(viii)                        incur, assume or otherwise become liable for any Indebtedness, except for (A) short-term borrowings incurred in the ordinary course of business consistent with past practice, (B) borrowings consisting of revolving loans (including for the avoidance of doubt, the issuance of letters of credit) under the revolving credit facility component of the Rockets Credit Agreement and the issuance of letters of credit under the credit facilities set forth in Section 6.1(b)(viii)(B) of the Rockets Disclosure Schedule, (C) purchase money financings and capital leases entered into in the ordinary course of business consistent with past practice, (D) any Indebtedness among Rockets and its wholly owned Subsidiaries or among Rockets’ wholly owned Subsidiaries, including any guarantees by Rockets of Indebtedness of Subsidiaries of Rockets or guarantees by Rockets’ Subsidiaries of Indebtedness of Rockets or any Subsidiary of Rockets, (E) Indebtedness, but only to the extent incurred to reprice (not refinance) the Rockets Credit Agreement, and (F) the 2026 Exchange; provided, however, that, except for guarantees by Subsidiaries of Rockets of Indebtedness of Rockets or its Subsidiaries (1) existing on the date hereof or (2) incurred as permitted under clause (D) above, the principal amount of Indebtedness incurred pursuant to clauses (A) and (C) above shall not exceed $50 million in the aggregate; provided, further, that such Indebtedness does not impose or result in any additional restrictions or limitations on Rockets or any of its Subsidiaries, or following the Closing, Mavericks or any of its Subsidiaries, or subject Rockets or any of its Subsidiaries or, following the Closing, Mavericks or any of its Subsidiaries, to any additional covenants or obligations (other than the obligations to make payment on such Indebtedness) to which Rockets, Mavericks or their respective Subsidiaries are not otherwise subject under the terms of any Indebtedness outstanding as of the date hereof;

(ix)                              make, change or revoke any material Tax election, change an annual Tax accounting period, change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for a material amount of Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund, offset or other reduction in liability of a material amount of Taxes;

(x)                                 enter into any new line of business outside of the existing business of Rockets and its Subsidiaries;

(xi)                              make any acquisition of any other Person or business or make any loans, advances or capital contributions to, or investments in, any other Person (other than any Subsidiary of Rockets), except as made in connection with any transaction solely between Rockets, on the one hand, and a wholly owned Subsidiary of Rockets, on the other hand, or between wholly owned Subsidiaries of Rockets; provided, however, that notwithstanding the foregoing, Rockets shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other Person or business or make any loans, advances or capital contributions to, or investments in, any other Person which would reasonably be expected to prevent, impede or delay the consummation of the Merger (including any extension thereof), including by preventing, impeding or delaying the receipt of any Requisite Regulatory Approval;

(xii)                           except for capital expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages, equipment failure or otherwise, commit to or make any capital expenditures (A) during the period beginning on the date hereof and ending on and including December 31, 2017, in excess of $25 million (inclusive of any capital expenditures made prior to the date hereof that are not contemplated by Rockets’ capital expenditure forecast for 2017 set forth in in Section 6.1(b)(xii)(A) of the Rockets Disclosure Schedule), except for capital expenditures contemplated by Rockets’ capital expenditure forecast for 2017 set forth in Section 6.1(b)(xii)(A) of the Rockets Disclosure Schedule, (B) for the 2018 calendar year, in excess of $25 million in the aggregate, except for capital expenditures contemplated by Rockets’ capital expenditure forecast for 2018 as set forth in Section 6.1(b)(xii)(A) of the Rockets Disclosure Schedule, and (C) for the 2019 calendar year, in excess of $25 million in the aggregate, except for capital expenditures contemplated by Rockets’ capital expenditure forecast for 2019 as set forth in Section 6.1(b)(xii)(A) of the Rockets Disclosure Schedule, which forecast for 2019 Rockets agrees may be adjusted, after good faith consultation with Mavericks, if the Closing shall not have occurred by June 30, 2018;

(xiii)                        except as required by the terms of the Rockets Benefit Plans as in effect on the date hereof, (A) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits (including the granting of any discretionary bonuses) payable or provided to Rockets’ former or current directors, officers or employees, (B) enter into, adopt, amend, modify (including the acceleration of vesting) or terminate any Rockets Benefit Plan (or any Benefit Plan that would be a Rockets Benefit Plan if in effect on the date hereof) in any manner except (1) for agreements entered into with any newly hired non-officer employees hired in the ordinary course of business consistent with past practice and with aggregate fixed annual compensation of less than $300,000, (2) for severance agreements (for the avoidance of doubt, other than collective bargaining or similar agreements) with new hires or in connection with promotions, in each case entered into in the ordinary course of business consistent with past practice with employees who are not executive officers and in connection with terminations of employment, or (3) in connection with the promotion of non-officer employees to the extent it is in the ordinary course of business consistent with past practice, or (C) enter into or amend, other than as specified in Section 6.7(b)(v)(A), any collective bargaining agreements or similar contracts with any labor organization, except as required by applicable Law;

(xiv)                       enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants (other than reimbursements or advances of business expense in the ordinary course of business consistent with past practice and Rockets’ internal reimbursement policies to employees and directors of Rockets or any of its Subsidiaries) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by the terms of any Rockets Benefit Plan;

(xv)                          materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by a change in GAAP, SEC rule or policy or applicable Law;

(xvi)                       (A) sell, lease, license, abandon, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose of any portion of its properties, rights or non-cash assets, including the capital stock of Subsidiaries, except (1) for dispositions made in the ordinary course of business (but in no event shall such dispositions, excluding dispositions of inventory (including electricity, capacity, ancillary services and related products) in the ordinary course, exceed $50 million in the aggregate), (2) for transactions among Rockets, on the one hand, and its wholly owned Subsidiaries, on the other hand, or among Rockets’ wholly owned Subsidiaries, and (3) as required by Section 6.8(a) or (B) create or incur any Lien on any of its assets or properties, other than Rockets Permitted Liens or for the grant of nonexclusive licenses in the ordinary course of business;

(xvii)                    modify, amend or terminate, or waive or assign any rights under, any Rockets Material Contract or Rockets Real Property Lease other than in a manner that is not material and adverse to Rockets and its Subsidiaries taken as a whole or that could prevent or delay the consummation of the Merger or the other transactions contemplated by this Agreement past the End Date (or any extension thereof);

(xviii)                 (A) amend, except for immaterial administrative changes, or terminate the Rockets Trading Policies or (B) take any action that violates the Rockets Trading Policies in any material respect or that causes the Rockets Derivatives Positions to be materially outside of the market risk parameters set forth in the Rockets Trading Policies;

(xix)                       waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (1) equal to or less than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2016 included in the Rockets SEC Documents or (2) that do not exceed $10 million in the aggregate in excess of proceeds reasonably expected to be recoverable by Rockets or any of its Subsidiaries from any insurance policies in connection with such payment, and (B) with respect to any non-monetary terms and conditions therein, involve only the imposition of restrictions or other conditions that would not reasonably be expected to materially and adversely impact the business and/or operations of Rockets and its Subsidiaries, taken as a whole, or the consummation of the transactions contemplated by this Agreement, and do not involve the admission of any criminal liability;

(xx)                          implement any plant closings;

(xxi)                       implement any layoff of employees that would trigger employee notice requirements under the WARN Act or reasonably be expected to materially and adversely impact the business and/or operations of Rockets and its Subsidiaries, taken as a whole;

(xxii)                    recognize any union or other labor organization as the representative of any of the employees of Rockets or any of its Subsidiaries, except as required by applicable Law;

(xxiii)                 materially modify the security of the material Rockets Systems;

(xxiv)                enter into any contract, agreement, understanding or other transaction with any Principal Rockets Stockholder (A) that is related to the governance of Rockets or any of its Subsidiaries or (B) that is material to Rockets or any of its Subsidiaries, other than, in the case of this clause (B), with any portfolio company of such Principal Rockets Stockholder in the ordinary course of business; or

(xxv)                   agree or commit, in writing or otherwise, to take any of the foregoing actions.

(c)                                  Rockets shall promptly notify Mavericks of any change, occurrence, effect, condition, fact, event, or circumstance of which any Rockets executive officer has actual knowledge which would cause the failure of any of the conditions set forth in Article VII to be satisfied; provided, however, that the delivery of any notice by Rockets pursuant to this Section 6.1(c) shall not limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or be deemed to modify, amend or supplement the Rockets Disclosure Schedule or constitute an exception to any representation, warranty, covenant or agreement.

(d)                                 Notwithstanding the foregoing, from and after the date hereof and prior to the Effective Time, Rockets and Mavericks will cooperate and work together in good faith to develop an employee retention program for Rockets’ non-executive officer employees, the terms of which shall be subject to the mutual consent of both Rockets and Mavericks.

Section 6.2                                   Conduct of Business by Mavericks.

(a)                                 From and after the date hereof and prior to the Effective Time, and except (i) as may be required by applicable Law or as may be reasonably required in response to any emergency during the duration thereof, whether caused by war, terrorism, weather events, public health events, outages, equipment failures or otherwise, (ii) as may be agreed in advance in writing by Rockets, (iii) as may be expressly permitted or required by this Agreement or (iv) as set forth in Section 6.2(a) of the Mavericks Disclosure Schedule, Mavericks covenants and agrees with Rockets that the business of Mavericks and its Subsidiaries shall be conducted in the ordinary course of business in all material respects and shall use their commercially reasonable efforts to preserve intact their present material lines of business and preserve their relationships with material customers and suppliers and other Persons with whom Mavericks or any of its Subsidiaries has significant business relations; provided, however, that no action by Mavericks or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)                                 Mavericks agrees, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Rockets, except (x) as may be required by applicable Law, (y) as may be expressly required by this Agreement or (z) as set forth in Section 6.2(b) of the Mavericks Disclosure Schedule, Mavericks shall not, and shall cause its Subsidiaries not to:

(i)                                     amend the certificate of incorporation or bylaws or similar applicable charter documents of Mavericks or amend the charter documents of any Subsidiary of Mavericks;

(ii)                                  declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock (including the Mavericks Common Stock), or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for (A) pro rata dividends or other distributions made by any direct or indirect Subsidiary of Mavericks to the equity holders thereof, including Mavericks or one of its wholly owned Subsidiaries, and (B) dividends paid by PrefCo with respect to the PrefCo Preferred Stock as required by PrefCo’s Certificate of Incorporation;

(iii)                               split, combine, subdivide or reclassify any shares of capital stock (including the Mavericks Common Stock), except for any such transaction by a wholly owned Subsidiary of Mavericks that remains a wholly owned Subsidiary of Mavericks after consummation of such transaction;

(iv)                              issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock (including the Mavericks Common Stock) or other Mavericks Securities (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (A) the grant of equity compensation awards in accordance with Section 6.2(b)(iv)(A) of the Mavericks Disclosure Schedule, (B) transactions among Mavericks, on the one hand, and its wholly owned Subsidiaries, on the other hand, or among Mavericks’ wholly owned Subsidiaries, (C) the incurrence of any Mavericks Permitted Liens, (D) pledges of Subsidiary stock pursuant to Indebtedness permitted to be incurred under Section 6.2(b)(vii), (E) to the extent the net proceeds thereof are used to pay down any outstanding Indebtedness of Mavericks or its Subsidiaries (or will be used to pay down debt of the Surviving Corporation or its Subsidiaries on or after the Effective Time) or (E) issuances of shares of capital stock for net cash proceeds not to exceed $500 million in the aggregate;

(v)                                 directly or indirectly purchase, redeem or otherwise acquire any shares of capital stock of Mavericks (including the Mavericks Common Stock) or any of its Subsidiaries or any rights, warrants or options to acquire any such shares, except for (A) transactions among Mavericks, on the one hand, and its wholly owned Subsidiaries, on the other hand, or among Mavericks’ wholly owned Subsidiaries or (B) the purchase or sale of shares of Mavericks Common Stock pursuant to the exercise of Mavericks Stock Options or other Mavericks Equity-Based Awards outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 6.2(b) if necessary to effectuate an option or other award direction upon exercise or for withholding of Taxes;

(vi)                              adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Merger and other than any restructurings or reorganizations solely among Mavericks, on the one hand, and its wholly owned Subsidiaries, on the other hand, or among Mavericks’ wholly owned Subsidiaries;

(vii)                           incur, assume or otherwise become liable for any Indebtedness, except for (A) short-term borrowings incurred in the ordinary course of business, (B) borrowings (including for the avoidance of doubt, letters of credit) incurred under the Mavericks Credit Agreement (including any incremental facilities permitted thereunder), (C) purchase money financings and capital leases entered into in the ordinary course of business, (D) any Indebtedness among Mavericks and its wholly owned Subsidiaries or among Mavericks’ wholly owned Subsidiaries, including any guarantees by Mavericks of Indebtedness of Subsidiaries of Mavericks or guarantees by Mavericks’ Subsidiaries of Indebtedness of Mavericks or any Subsidiary of Mavericks and (E) Indebtedness incurred to refinance or reprice any existing Indebtedness of Mavericks or any Subsidiary of Mavericks;

(viii)                        make, change or revoke any material Tax election, change an annual Tax accounting period, change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for a material amount of Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund, offset or other reduction in liability of a material amount of Taxes;

(ix)                              enter into any new line of business outside of the existing business of Mavericks and its Subsidiaries;

(x)                                 enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants (other than reimbursements or advances of business expense in the ordinary course of business consistent with past practice and Mavericks’ internal reimbursement policies to employees and directors of Mavericks or any of its Subsidiaries) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by the terms of any Mavericks Benefit Plan;

(xi)                              make any acquisition of any other Person or business or make any loans, advances or capital contributions to, or investments in, any other Person (other than any loans, advances, capital contributions and investments among Mavericks and its Subsidiaries in the ordinary course of business) which would reasonably be expected to prevent, impede or delay the consummation of the Merger (including any extension thereof), including by preventing, impeding or delaying the receipt of any Requisite Regulatory Approval;

(xii)                           materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by a change in GAAP, SEC rule or policy or applicable Law;

(xiii)                        other than with regard to stockholder litigation relating to the transactions contemplated by this Agreement, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (1) equal to or less than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2016 included in the Mavericks SEC Documents or (2) that do not exceed $50 million in the aggregate in excess of proceeds reasonably expected to be recoverable by Mavericks or any of its Subsidiaries from any insurance policies in connection with such payment, and (B) with respect to any non-monetary terms and conditions therein, involve only the imposition of restrictions or other conditions that would not reasonably be expected to materially and adversely impact the business and/or operations of Mavericks and its Subsidiaries, taken as a whole, or the consummation of the transactions contemplated by this Agreement, and do not involve the admission of any criminal liability;

(xiv)                       materially modify the security of the material Mavericks Systems;

(xv)                          (A) enter into any contract, agreement, understanding or other transaction with any Principal Mavericks Stockholder (1) that is related to the governance of Rockets or any of its Subsidiaries (2) that is material to Mavericks or any of its Subsidiaries, other than, in the case of this clause (2), with any portfolio company of such Principal Mavericks Stockholder in the ordinary course of business, or (B) agree to any amendment, modification, waiver or termination of the Oaktree Letter; or

(xvi)                       agree or commit, in writing or otherwise, to take any of the foregoing actions.

(c)                                  Mavericks shall promptly notify Rockets of any change, occurrence, effect, condition, fact, event, or circumstance of which any Mavericks executive officer has actual knowledge which would cause the failure of any of the conditions set forth in Article VII to be satisfied; provided, however, that the delivery of any notice by Mavericks pursuant to this Section 6.2(c) shall not limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or be deemed to modify, amend or supplement the Mavericks Disclosure Schedule or constitute an exception to any representation, warranty, covenant or agreement.

Section 6.3                                   Investigation.

(a)                                 Until the Effective Time, each Party shall provide the other Party and such other Party’s (i) officers and employees and (ii) accountants, consultants, legal counsel, financial advisors and agents and other representatives (such Persons described in this clause (ii), collectively, “Representatives”) (A) reasonable access upon reasonable advance notice and during normal business hours to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Law and (B) with such additional accounting, financing, operating, environmental and other data and information regarding it and its Subsidiaries as the other Party may reasonably request. Notwithstanding the foregoing, neither Party shall be required to provide such access, data, documents or other information if it

(1) would cause a violation or breach of or default under, or give a Third Party the right to terminate or accelerate the rights under, any agreement to which such Party or any of its Subsidiaries is a party, (2) would cause a risk of a loss of privilege (including attorney—client privilege) to such Party or any of its Subsidiaries, or (3) would constitute a violation of any applicable Law; provided, however, that Mavericks or Rockets, as applicable, shall use its commercially reasonable efforts to provide such access or such data, documents or information to Rockets or Mavericks, as applicable, in a way that would not give rise to or result in any of the effects or consequences described in any of clauses (1) through (3) above. Notwithstanding anything else in this Agreement to the contrary, no information or knowledge obtained by Mavericks or Rockets in any investigation conducted pursuant to the access contemplated by this Section 6.3 shall limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement, or be deemed to modify, amend or supplement Mavericks Disclosure Schedule or the Rockets Disclosure Schedule or constitute an exception to any representation, warranty, covenant or agreement affect or be deemed to modify any representation or warranty of the Parties set forth in this Agreement. The foregoing notwithstanding, none of Mavericks, Rockets or any of their respective officers, employees or Representatives, shall be permitted to perform any intrusive onsite procedures involving sampling (including an onsite ‘Phase II’ environmental study) with respect to any property of the other Party or any of the other Party’s Subsidiaries except with the other Party’s prior written consent.

(b)                                 The Parties hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Confidential Information” as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

Section 6.4                                   Mavericks Acquisition Proposals.

(a)                                 From and after the date hereof and until the Effective Time, Mavericks and its Subsidiaries shall not, and Mavericks shall cause its and their respective officers, directors and employees not to, and Mavericks shall cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly (i) solicit, initiate, seek or knowingly encourage or facilitate the making, submission or announcement of any inquiry, discussion, request, offer or proposal that constitutes, or would reasonably be expected to lead to, a Mavericks Acquisition Proposal, (ii) furnish any non-public information regarding Mavericks or any of its Subsidiaries to, or afford access to the properties, books and records of Mavericks or any of its Subsidiaries to, any Third Party, in connection with or in response to, or that would be reasonably expected to lead to, a Mavericks Acquisition Proposal or any inquiry, proposal or indication of interest with respect thereto, (iii) engage or participate in any discussions or negotiations with any Third Party with respect to, or that would be reasonably expected to lead to, any Mavericks Acquisition Proposal or any inquiry, proposal or indication of interest with respect thereto, or (iv) adopt or approve, or enter into any letter of intent, agreement in principle, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement or any other agreement (other than an Acceptable Confidentiality Agreement) or instrument providing for or relating to any Mavericks Acquisition Proposal or any inquiry, proposal or indication of interest with respect thereto; provided, however, that this Section 6.4(a) shall not prohibit (A) Mavericks, or the Mavericks Board, directly or indirectly through any officer, employee or Representative, prior to obtaining the Mavericks Stockholder Approval, from taking any of the actions described in clauses (ii) or (iii) above in response to a bona fide written Mavericks Acquisition Proposal received by Mavericks or its directors, officers, employees or Representatives from a Third Party after the execution and delivery of this Agreement that did not result from or arise in connection with a breach of this Section 6.4 and that is not withdrawn if (but only if) (1) the Mavericks Board determines in good faith, after consultation with a financial advisor and outside legal counsel, that such Mavericks Acquisition Proposal constitutes or would reasonably be expected to result in a Mavericks Superior Offer, (2) Mavericks gives to Rockets notice that the Mavericks Board has made the determination contemplated by the foregoing clause (1), and (3) Mavericks furnishes any non-public information and/or provides access to such Third Party (or its directors, officers, employees or Representatives) only after such Third Party enters into an Acceptable Confidentiality Agreement with Mavericks and only pursuant thereto; (B) Mavericks from waiving any standstill restriction or similar agreement if the Mavericks Board determines in its good-faith judgment, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the Mavericks Board’s fiduciary duties under applicable Law; or (C) Mavericks from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Mavericks Acquisition Proposal (provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules may have under any other provision of this Agreement, including those set forth in Article VIII) or issuing a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act.

(b)                                 From and after the date hereof until the Effective Time, Mavericks shall promptly (and in any event within twenty-four (24) hours) notify Rockets orally and in writing of its receipt of (i) any Mavericks Acquisition Proposal (whether written, oral or otherwise) or any inquiry, proposal or indication of interest with respect to a potential Mavericks Acquisition Proposal, (ii) any inquiry or request for information regarding Mavericks or any of its Subsidiaries, or for access to the properties, books and records of Mavericks or any of its Subsidiaries, in each case, that would be reasonably expected to lead to a Mavericks Acquisition Proposal, or (iii) any request by a Third Party (or its Representatives) for any discussions or negotiations with Mavericks, any of its Subsidiaries or its or their respective directors, officers, employees or Representatives that, in each case, would be reasonably expected to lead to a Mavericks Acquisition Proposal. Any such notice pursuant to the foregoing sentence shall include (A) the identity of the Third Party making or submitting such communication, (B) if it is in writing, a copy of such communication (including, if available, any related draft agreements), and (C) if oral, a reasonably detailed summary of the material terms and conditions of such Mavericks Acquisition Proposal or request. Mavericks shall keep Rockets reasonably informed on a prompt basis with respect to any change (and in no event later than twenty-four (24) hours following any such change) to any of the financial terms or any other material terms or conditions of any such Mavericks Acquisition Proposal, including providing the information and documents set forth in clauses (A) through (C) of the foregoing sentence with respect to any such change, as and to the extent applicable. Mavericks shall promptly provide to Rockets any non-public information regarding Mavericks and its Subsidiaries and promptly provide access to the properties, books and records of Mavericks and its Subsidiaries provided to any such Third Party which was not previously provided to Rockets. Mavericks shall not enter into any agreement (or amend or modify any existing agreement) with any Third Party which would prevent Mavericks or any of its Subsidiaries or their respective Representatives from complying with this Section 6.4.

(c)                                  Following the execution and delivery of this Agreement, Mavericks shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall cause its and their respective Representatives to, (i) immediately cease and terminate any and all solicitations, discussions or negotiations existing as of the date hereof between Mavericks or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any Third Party (or its Representatives) in connection with or in response to, or that would be reasonably expected to lead to, a Mavericks Acquisition Proposal or any inquiry, proposal or indication of interest with respect thereto, and (ii) promptly request that each such Third Party and its Representatives promptly return or destroy all confidential information theretofore furnished thereto by or on behalf of Mavericks or any of its Subsidiaries (and destroy all analyses and other materials prepared by or on behalf of such Third Party that contain, reflect or analyze such information).

(d)                                 Except as otherwise provided in Section 6.4(e) or Section 6.4(f), neither the Mavericks Board nor any committee thereof shall (i) withhold, withdraw, modify, change or qualify, or publicly propose to withhold, withdraw, modify, change or qualify, the Mavericks Recommendation, including by failing to include the Mavericks Recommendation in the Joint Proxy Statement or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Mavericks Acquisition Proposal (any action described in this Section 6.4(d), a “Mavericks Change of Recommendation”); provided, however, that nothing in this Section 6.4 shall prohibit Mavericks from publicly disclosing the receipt of a Mavericks Acquisition Proposal, and such public disclosure shall not be a Mavericks Change of Recommendation; provided that such public disclosure includes only factual statements and reaffirms the Mavericks Recommendation.

(e)                                  Notwithstanding anything in this Agreement to the contrary, the Mavericks Board may, at any time prior to receipt of the Mavericks Stockholder Approval, effect a Mavericks Change of Recommendation in connection with or relating to a Mavericks Acquisition Proposal (provided that, for the avoidance of doubt, such actions will nonetheless constitute a Mavericks Change of Recommendation) or authorize Mavericks to terminate this Agreement pursuant to Section 8.1(j), if (but only if):

(i)                                     a bona fide Mavericks Acquisition Proposal is received by Mavericks or its directors, officers, employees or Representatives from a Third Party after the execution and delivery of this Agreement which did not result from, or arise in connection with, a breach of this Section 6.4 and such Mavericks Acquisition Proposal is not withdrawn and is reflected in a written definitive agreement that would be binding, subject to the terms and conditions of such written definitive agreement, on the applicable Third Party if executed and delivered by Mavericks following termination of this Agreement;

(ii)                                  the Mavericks Board determines in good faith, after consultation with a financial advisor and outside legal counsel, that such Mavericks Acquisition Proposal constitutes a Mavericks Superior Offer;

(iii)                               the Mavericks Board determines in good faith, after consultation with outside legal counsel, that the failure to effect a Mavericks Change of Recommendation or authorize Mavericks to terminate this Agreement pursuant to Section 8.1(j) with respect to such Mavericks Superior Offer would be inconsistent with the exercise of the Mavericks Board’s fiduciary duties under applicable Law;

(iv)                              Mavericks provides Rockets with written notice stating that Mavericks will effect a Mavericks Change of Recommendation pursuant to this Section 6.4(e) or authorize Mavericks to terminate this Agreement pursuant to Section 8.1(j) after 5:00 p.m. Dallas, Texas time on the fourth Business Day following the delivery of such notice (provided that, for purposes of this Section 6.4(e), and notwithstanding anything to the contrary in Section 1.2, if Mavericks delivers such notice to Rockets prior to 8:00 a.m. Dallas, Texas time on a Business Day, such Business Day shall be included as one (1) Business Day in such four (4) Business Day period), which notice shall provide (A) the basis for such action, (B) identify the Person making the Mavericks Superior Offer and (C) attach the most current draft of any proposed definitive agreement and any ancillary documents with respect to such Mavericks Superior Offer; provided, however, that any change to the financial terms or any other material change to the terms and conditions of any such Mavericks Superior Offer shall require a new written notice to be delivered by Mavericks to Rockets and Mavericks shall be required to comply again with the requirements of this Section 6.4(e) (provided that references to the four (4) Business Day period above shall be deemed to refer to a two (2) Business Day period in connection with the delivery of any such new notice); and

(v)                                 following 5:00 p.m. Dallas, Texas time on the last day of such four (4) Business Day period described in Section 6.4(e)(iv) (or two (2) Business Day period, as applicable), the Mavericks Board again determines in good faith, after consultation with a financial advisor and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement to which Rockets has committed in writing prior to 5:00 p.m. Dallas, Texas time on the last day of such four (4) Business Day period (or two (2) Business Day period, as applicable) and that are reflected in a written definitive agreement that would be binding on Rockets if executed and delivered by Mavericks, that the Mavericks Acquisition Proposal continues to (A) be reflected in a written definitive agreement that would be binding, subject to the terms and conditions of such written definitive agreement, on the applicable Third Party if executed and delivered by Mavericks following termination of this Agreement, and (B) constitute a Mavericks Superior Offer, and that the failure to effect a Mavericks Change of Recommendation or authorize Mavericks to terminate this Agreement pursuant to Section 8.1(j) with respect to such Mavericks Superior Offer would be inconsistent with the exercise of the Mavericks Board’s fiduciary duties under applicable Law.

(f)                                   Notwithstanding anything in this Agreement to the contrary, the Mavericks Board may, at any time prior to receipt of the Mavericks Stockholder Approval, take the actions described in clause (i) of Section 6.4(d) (provided that, for the avoidance of doubt, such actions will nonetheless constitute a Mavericks Change of Recommendation), if (but only if):

(i)                                     any development or change in circumstances that materially improves the business, assets or operations of Mavericks and its Subsidiaries, taken as a whole, occurs or arises after the date hereof that was not known to the Mavericks Board or reasonably foreseeable at the date hereof (and which change or development is not (A) a change or development described in any of clauses (i) through (ix) of the definition of Mavericks Material Adverse Effect or (B) related to the receipt, existence or terms of a Mavericks Acquisition Proposal);

(ii)                                  the Mavericks Board determines in good faith, after consultation with outside legal counsel, that the failure to effect a Mavericks Change of Recommendation with respect to such development or change in circumstances would be inconsistent with the exercise of the Mavericks Board’s fiduciary duties under applicable Law;

(iii)                               Mavericks provides Rockets with written notice stating that Mavericks will effect a Mavericks Change of Recommendation pursuant to this Section 6.4(f) after 5:00 p.m. Dallas, Texas time on the fourth Business Day following the delivery of such notice (provided that, for purposes of this Section 6.4(f), and notwithstanding anything to the contrary in Section 1.2, if Mavericks delivers such notice to Rockets prior to 8:00 a.m. Dallas, Texas time on a Business Day, such Business Day shall be included as one (1) Business Day in such four (4) Business Day period), which notice shall describe in reasonable detail such development or change of circumstances; provided, however, that any subsequent development or change in circumstances shall require a new written notice to be delivered by Mavericks to Rockets and Mavericks shall be required to comply again with the requirements of this Section 6.4(f) (provided that references to the four (4) Business Day period above shall be deemed to refer to a two (2) Business Day period in connection with the delivery of any such new notice); and

(iv)                              following 5:00 p.m. Dallas, Texas time on the last day of such four (4) Business Day period described in Section 6.4(f)(iii) (or two (2) Business Day period, as applicable), the Mavericks Board again determines in good faith, after consultation with outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement to which Rockets has committed in writing prior to 5:00 p.m. Dallas, Texas time on the last day of such four (4) Business Day period (or two (2) Business Day period, as applicable) and that are reflected in a written definitive agreement that would be binding on Rockets if executed and delivered by Mavericks, that the failure to effect a Mavericks Change of Recommendation with respect to such development or change in circumstances would be inconsistent with the exercise of the Mavericks Board’s fiduciary duties under applicable Law.

(g)                                  Mavericks agrees that any action taken by a Subsidiary of Mavericks or Representative of Mavericks or its Subsidiaries that, if taken by Mavericks, would constitute a breach of this Section 6.4 will be deemed to constitute a breach by Mavericks of this Section 6.4.

Section 6.5                                   Rockets Acquisition Proposals.

(a)                                 From and after the date hereof and until the Effective Time, Rockets and its Subsidiaries shall not, and Rockets shall cause its and their respective officers, directors and employees not to, and Rockets shall cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly (i) solicit, initiate, seek or knowingly encourage or facilitate the making, submission or announcement of any inquiry, discussion, request, offer or proposal that constitutes, or would reasonably be expected to lead to, a Rockets Acquisition Proposal, (ii) furnish any non-public information regarding Rockets or any of its Subsidiaries to, or afford access to the properties, books and records of Rockets or any of its Subsidiaries to, any Third Party, in connection with or in response to, or that would be reasonably expected to lead to, a Rockets Acquisition Proposal or any inquiry, proposal or indication of interest with respect thereto, (iii) engage or participate in any discussions or negotiations with any Third Party with respect to, or that would be reasonably expected to lead to, any Rockets Acquisition Proposal or any inquiry, proposal or indication of interest with respect thereto, or (iv) adopt or approve, or enter into any letter of intent, agreement in principle, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement or any other agreement (other than an Acceptable Confidentiality Agreement) or instrument providing for or relating to any Rockets Acquisition Proposal or any inquiry, proposal or indication of interest with respect thereto; provided, however, that this Section 6.5(a) shall not prohibit (A) Rockets, or the Rockets Board, directly or indirectly through any officer, employee or Representative, prior to obtaining the Rockets Stockholder Approval, from taking any of the actions described in clauses (ii) or (iii) above in response to a bona fide written Rockets Acquisition Proposal received by Rockets or its directors, officers, employees or Representatives from a Third Party after the execution and delivery of this Agreement that did not result from or arise in connection with a breach of this Section 6.5 and that is not withdrawn if (but only if) (1) the Rockets Board determines in good faith, after consultation with a financial advisor and outside legal counsel, that such Rockets Acquisition Proposal constitutes or would reasonably be expected to result in a Rockets Superior Offer, (2) Rockets gives to Mavericks notice that the Rockets Board has made the determination contemplated by the foregoing clause (1), and (3) Rockets furnishes any non-public information and/or provides access to such Third Party (or its directors, officers, employees or Representatives) only after such Third Party enters into an Acceptable Confidentiality Agreement with Rockets and only pursuant thereto; (B) Rockets from waiving any standstill restriction or similar agreement if the Rockets Board determines in its good-faith judgment, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the Rockets Board’s fiduciary duties under applicable Law; or (C)  Rockets from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Rockets Acquisition Proposal (provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules may have under any other provision of this Agreement, including those set forth in Article VIII) or issuing a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act.

(b)                                 From and after the date hereof until the Effective Time, Rockets shall promptly (and in any event within twenty-four (24) hours) notify Mavericks orally and in writing of its receipt of (i) any Rockets Acquisition Proposal (whether written, oral or otherwise) or any inquiry, proposal or indication of interest with respect to a potential Rockets Acquisition Proposal, (ii) any inquiry or request for information regarding Rockets or any of its Subsidiaries, or for access to the properties, books and records of Rockets or any of its Subsidiaries, in each case, that would be reasonably expected to lead to a Rockets Acquisition Proposal, or (iii) any request by a Third Party (or its Representatives) for any discussions or negotiations with Rockets, any of its Subsidiaries or its or their respective directors, officers, employees or Representatives that, in each case, would be reasonably expected to lead to a Rockets Acquisition Proposal. Any such notice pursuant to the foregoing sentence shall include (A) the identity of the Third Party making or submitting such communication, (B) if it is in writing, a copy of such communication (including, if available, any related draft agreements), and (C) if oral, a reasonably detailed summary of the material terms and conditions of such Rockets Acquisition Proposal or request. Rockets shall keep Mavericks reasonably informed on a prompt basis with respect to any change (and in no event later than twenty-four (24) hours following any such change) to any of the financial terms or any other material terms or conditions of any such Rockets Acquisition Proposal, including providing the information and documents set forth in clauses (A) through (C) of the foregoing sentence with respect to any such change, as and to the extent applicable. Rockets shall promptly provide to Mavericks any non-public information regarding Rockets and its Subsidiaries and promptly provide access to the properties, books and records of Rockets and its Subsidiaries provided to any such Third Party which was not previously provided to Mavericks. Rockets shall not enter into any agreement (or amend or modify any existing agreement) with any Third Party which would prevent Rockets or any of its Subsidiaries or their respective Representatives from complying with this Section 6.5.

(c)                                  Following the execution and delivery of this Agreement, Rockets shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall cause its and their respective Representatives to, (i) immediately cease and terminate any and all solicitations, discussions or negotiations existing as of the date hereof between Rockets or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any Third Party (or its Representatives) in connection with or in response to, or that would be reasonably expected to lead to, a Rockets Acquisition Proposal or any inquiry, proposal or indication of interest with respect thereto, and (ii) promptly request that each such Third Party and its Representatives promptly return or destroy all confidential information theretofore furnished thereto by or on behalf of Rockets or any of its Subsidiaries (and destroy all analyses and other materials prepared by or on behalf of such Third Party that contain, reflect or analyze such information).

(d)                                 Except as otherwise provided in Section 6.5(e) or Section 6.5(f), neither the Rockets Board nor any committee thereof shall (i) withhold, withdraw, modify, change or qualify, or publicly propose to withhold, withdraw, modify, change or qualify, the Rockets Recommendation, including by failing to include the Rockets Recommendation in the Joint Proxy Statement, (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Rockets Acquisition Proposal or (iii) give a recommendation to Terawatt Holdings with respect to this Agreement, in accordance with Section 11 of the Investor Rights Agreement, that differs from the Rockets Recommendation in any respect (any action described in this Section 6.5(d), a “Rockets Change of Recommendation”); provided, however, that nothing in this Section 6.5 shall prohibit Rockets from publicly disclosing the receipt of a Rockets Acquisition Proposal, and such public disclosure shall not be a Rockets Change of Recommendation; provided that such public disclosure includes only factual statements and reaffirms the Rockets Recommendation.

(e)                                  Notwithstanding anything in this Agreement to the contrary, the Rockets Board may, at any time prior to receipt of the Rockets Stockholder Approval, effect a Rockets Change of Recommendation in connection with or relating to a Rockets Acquisition Proposal (provided that, for the avoidance of doubt, such actions will nonetheless constitute a Rockets Change of Recommendation) or authorize Rockets to terminate this Agreement pursuant to Section 8.1(k), if (but only if):

(i)                                     a bona fide Rockets Acquisition Proposal is received by Rockets or its directors, officers, employees or Representatives from a Third Party after the execution and delivery of this Agreement which did not result from, or arise in connection with, a breach of this Section 6.5 and such Rockets Acquisition Proposal is not withdrawn and is reflected in a written definitive agreement that would be binding, subject to the terms and conditions of such written definitive agreement, on the applicable Third Party if executed and delivered by Rockets following termination of this Agreement;

(ii)                                  the Rockets Board determines in good faith, after consultation with a financial advisor and outside legal counsel, that such Rockets Acquisition Proposal constitutes a Rockets Superior Offer;

(iii)                               the Rockets Board determines in good faith, after consultation with outside legal counsel, that the failure to effect a Rockets Change of Recommendation or authorize Rockets to terminate this Agreement pursuant to Section 8.1(k) with respect to such Rockets Superior Offer would be inconsistent with the exercise of the Rockets Board’s fiduciary duties under applicable Law;

(iv)                              Rockets provides Mavericks with written notice stating that Rockets will effect a Rockets Change of Recommendation pursuant to this Section 6.5(e) or authorize Rockets to terminate this Agreement pursuant to Section 8.1(k) after 5:00 p.m. Dallas, Texas time on the fourth Business Day following the delivery of such notice (provided that, for purposes of this Section 6.5(e), and notwithstanding anything to the contrary in Section 1.2, if Rockets delivers such notice to Mavericks prior to 8:00 a.m. Dallas, Texas time on a Business Day, such Business Day shall be included as one (1) Business Day in such four (4) Business Day period), which notice shall provide (A) the basis for such action, (B) identify the Person making the Rockets Superior Offer and (C) attach the most current draft of any proposed definitive agreement and any ancillary documents with respect to such Rockets Superior Offer; provided, however, that any change to the financial terms or any other material change to the terms and conditions of any such Rockets Superior Offer shall require a new written notice to be delivered by Rockets to Mavericks and Rockets shall be required to comply again with the requirements of this Section 6.5(e) (provided that references to the four (4) Business Day period above shall be deemed to refer to a two (2) Business Day period in connection with the delivery of any such new notice); and

(v)                                 following 5:00 p.m. Dallas, Texas time on the last day of such four (4) Business Day period described in Section 6.5(e)(iv) (or two (2) Business Day period, as applicable), the Rockets Board again determines in good faith, after consultation with a financial advisor and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement to which Mavericks has committed in writing prior to

5:00 p.m. Dallas, Texas time on the last day of such four (4) Business Day period (or two (2) Business Day period, as applicable) and that are reflected in a written definitive agreement that would be binding on Mavericks if executed and delivered by Rockets, that the Rockets Acquisition Proposal continues to (A) be reflected in a written definitive agreement that would be binding, subject to the terms and conditions of such written definitive agreement, on the applicable Third Party if executed and delivered by Rockets following termination of this Agreement, and (B) constitute a Rockets Superior Offer, and that the failure to effect a Rockets Change of Recommendation or authorize Rockets to terminate this Agreement pursuant to Section 8.1(k) with respect to such Rockets Superior Offer would be inconsistent with the exercise of the Rockets Board’s fiduciary duties under applicable Law.

(f)                                   Notwithstanding anything in this Agreement to the contrary, the Rockets Board may, at any time prior to receipt of the Rockets Stockholder Approval, take the actions described in clause (i) of Section 6.5(d) (provided that, for the avoidance of doubt, such actions will nonetheless constitute a Rockets Change of Recommendation), if (but only if):

(i)                                     any development or change in circumstances that materially improves the business, assets or operations of Rockets and its Subsidiaries, taken as a whole, occurs or arises after the date hereof that was not known to the Rockets Board or reasonably foreseeable at the date hereof (and which change or development is not (A) a change or development described in any of clauses (i) through (ix) of the definition of Rockets Material Adverse Effect or (B) related to the receipt, existence or terms of a Rockets Acquisition Proposal);

(ii)                                  the Rockets Board determines in good faith, after consultation with outside legal counsel, that the failure to effect a Rockets Change of Recommendation with respect to such development or change in circumstances would be inconsistent with the exercise of the Rockets Board’s fiduciary duties under applicable Law;

(iii)                               Rockets provides Mavericks with written notice stating that Rockets will effect a Rockets Change of Recommendation pursuant to this Section 6.5(f) after 5:00 p.m. Dallas, Texas time on the fourth Business Day following the delivery of such notice (provided that, for purposes of this Section 6.5(f), and notwithstanding anything to the contrary in Section 1.2, if Rockets delivers such notice to Mavericks prior to 8:00 a.m. Dallas, Texas time on a Business Day, such Business Day shall be included as one (1) Business Day in such four (4) Business Day period), which notice shall describe in reasonable detail such development or change of circumstances; provided, however, that any subsequent development or change in circumstances shall require a new written notice to be delivered by Rockets to Mavericks and Rockets shall be required to comply again with the requirements of this Section 6.5(f) (provided that references to the four (4) Business Day period above shall be deemed to refer to a two (2) Business Day period in connection with the delivery of any such new notice); and

(iv)                              following 5:00 p.m. Dallas, Texas time on the last day of such four (4) Business Day period described in Section 6.5(f)(iii) (or two (2) Business Day period, as applicable), the Rockets Board again determines in good faith, after consultation with outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement to which Mavericks has committed in writing prior to 5:00 p.m. Dallas, Texas time on the last day of such four (4) Business Day period (or two (2) Business Day period, as applicable) and that are reflected in a written definitive agreement that would be binding on Mavericks if executed and delivered by Rockets, that the failure to effect a Rockets Change of Recommendation with respect to such development or change in circumstances would be inconsistent with the exercise of the Rockets Board’s fiduciary duties under applicable Law.

(g)                                  Rockets agrees that any action taken by a Subsidiary of Rockets or Representative of Rockets or its Subsidiaries that, if taken by Rockets, would constitute a breach of this Section 6.5 will be deemed to constitute a breach by Rockets of this Section 6.5.

Section 6.6                                   Form S-4; Joint Proxy Statement; Stockholders Meetings.

(a)                                 As promptly as reasonably practicable following the date hereof, Rockets and Mavericks shall jointly prepare the Joint Proxy Statement and the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. The Parties shall, and shall cause their respective Subsidiaries to, use their respective commercially reasonable efforts to provide such information (including financial information) and cooperation as is required to prepare and file the Joint Proxy Statement and Form S-4 (or any earlier filing if required to be included therein by SEC or stock exchange rules). The Joint Proxy Statement shall include (and each of Mavericks and Rockets shall use commercially reasonable efforts to obtain the consent of the Mavericks Financial Advisor and the Rockets Financial Advisors, respectively, to the extent applicable, to include) (i) unless a Mavericks Change of Recommendation shall have occurred in accordance with Section 6.4(e) or Section 6.4(f), the Mavericks Recommendation, (ii) unless a Rockets Change of Recommendation shall have occurred in accordance with Section 6.5(e) or Section 6.5(f), the Rockets Recommendation, (iii) a copy of this Agreement, (iv) an estimate of the amount of fees and other consideration that the Mavericks Financial Advisor will receive upon consummation of or as a result of the Merger (including any related financing), and the conditions therefor, (v) an estimate of the amount of fees and other consideration that the Rockets Financial Advisors will receive upon consummation of or as a result of the Merger (including any related financing), and the conditions therefor, (vi) a copy of the Mavericks Fairness Opinion and a customary summary of the information that formed the basis for the rendering of the Mavericks Fairness Opinion and (vii) a copy of the Rockets Fairness Opinions and a customary summary of the information that formed the basis for the rendering of the Rockets Fairness Opinions. As promptly as reasonably practicable after the date of this Agreement, (A) Mavericks shall file the Form S-4, which shall include the Joint Proxy statement as a prospectus, with the SEC, and (B) the Parties shall use their respective commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Rockets shall file the Joint Proxy Statement in definitive form with the SEC, and shall cause the Joint Proxy Statement to be mailed to the Rockets Stockholders, and Mavericks shall cause the Joint Proxy Statement to be mailed to the Mavericks Stockholders, in each case, as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Mavericks shall also take any action required to be taken under any applicable state securities laws in connection with the issuance and reservation of shares of Mavericks Common Stock in the Merger and the conversion of Rockets Stock Options, Rockets RSUs and Rockets PSUs into awards denominated in shares of Mavericks Common Stock (or into the right to receive shares of

Mavericks Common Stock, in the case of Rockets PSUs) as set forth in Section 6.7(a)(i), Section 6.7(a)(ii) and Section 6.7(a)(iii), respectively, and Rockets shall furnish all information concerning Rockets and the holders of Rockets Common Stock, Rockets Stock Options, Rockets RSUs and Rockets PSUs as may be reasonably requested in connection with any such action.

(b)                                 Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each Party (i) shall provide the other Party a reasonable opportunity to review and comment thereon, (ii) shall include in such document or response all comments reasonably proposed by the other Party and (iii) shall not file or mail such document or respond to the SEC prior to receiving the written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed and may be delivered by such Party’s outside counsel through email. Each Party will advise the other Party promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Mavericks Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC with respect to the Joint Proxy Statement or the Form S-4 or comments thereon or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission and will use commercially reasonable efforts to promptly respond to any such request or comments by the SEC (subject to this Section 6.6(b)).

(c)                                  If at any time prior to the Effective Time any information relating to Rockets or Mavericks, or any of their respective Affiliates, is discovered by Rockets or Mavericks that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of any material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party in writing and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the respective Rockets Stockholders and/or Mavericks, as applicable (subject to Section 6.6(b)).

(d)                                 Each of Mavericks and Rockets shall take all actions necessary in accordance with applicable Law and the Mavericks Organizational Documents, in the case of Mavericks, and the Rockets Organizational Documents, in the case of Rockets, to set a record date for, duly give notice of, convene and hold a special meeting of the Mavericks Stockholders and the Rockets Stockholders, respectively, to be held as promptly as practicable after the Form S-4 is declared effective under the Securities Act, to consider, in the case of Mavericks, the adoption of this Agreement and the approval of the Stock Issuance (the “Mavericks Stockholders Meeting”) and, in the case of Rockets, the adoption of this Agreement (the “Rockets Stockholders Meeting”). Unless the Mavericks Board has made a Mavericks Change of Recommendation in accordance with Section 6.4(e) or Section 6.4(f), Mavericks will use its commercially reasonable efforts to solicit from the Mavericks Stockholders proxies in favor of the adoption of this Agreement and the approval of the Stock Issuance and to take all other action necessary or advisable to obtain the Mavericks Stockholder Approval. Unless the Rockets

Board has made a Rockets Change of Recommendation in accordance with Section 6.5(e) or Section 6.5(f), Rockets will use its commercially reasonable efforts to solicit from the Rockets Stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to obtain the Rockets Stockholder Approval. Rockets shall submit this Agreement to the Rockets Stockholders for adoption at Rockets Stockholders Meeting even if a Rockets Change of Recommendation shall have occurred and Mavericks shall submit the approval of the Stock Issuance to the Mavericks Stockholders at the Mavericks Stockholders Meeting even if a Mavericks Change of Recommendation shall have occurred; provided that the foregoing shall not restrict the Parties’ respective rights under Section 8.1(j) or Section 8.1(k).

(e)                                  Each of Mavericks and Rockets will use its commercially reasonable efforts to hold the Mavericks Stockholders Meeting and the Rockets Stockholders Meeting, respectively, on the same date and as soon as reasonably practicable after the date of this Agreement. Notwithstanding anything to the contrary in this Agreement but subject to the DGCL, Mavericks’ obligation to give notice of, convene and hold the Mavericks Stockholders Meeting and Rockets’ obligation to give notice of, convene and hold the Rockets Stockholders Meeting, shall not be limited, or otherwise affected, by the commencement, disclosure, announcement or submission of any Mavericks Acquisition Proposal or Rockets Acquisition Proposal or the occurrence of a Mavericks Change of Recommendation or Rockets Change of Recommendation. Except (i) as may be required by applicable Law or the applicable Party’s Organizational Documents and (ii) to the extent required by applicable Law, in connection with a postponement or adjournment permitted by Section 6.6(f), neither Mavericks nor Rockets shall change the record date for the Mavericks Stockholders Meeting or the Rockets Stockholders Meeting, respectively, after it has been set in accordance with Section 6.6(d), without the prior written consent of the other Party. In addition, without the prior written consent of the other Party, the adoption of this Agreement and the approval of the Stock Issuance shall be the only proposals to be voted on at Mavericks Stockholders Meeting, and the adoption of this Agreement and an advisory vote on compensation payable to executive officers of Rockets in connection with the Merger shall be the only proposals to be voted on at the Rockets Stockholders Meeting.

(f)                                   Mavericks shall not postpone, delay or adjourn the Mavericks Stockholders Meeting after the date thereof has been publicly announced, and Rockets shall not postpone, delay or adjourn the Rockets Stockholders Meeting after the date thereof has been publicly announced; provided, however, that Mavericks or Rockets may, and Rockets or Mavericks may require the other Party to, adjourn, delay or postpone the Mavericks Stockholders Meeting or the Rockets Stockholders Meeting, respectively for a period of not more than forty-five (45) calendar days but not past the date that is three (3) Business Days prior to the End Date:

(i)                                     due to the absence of a quorum at the Mavericks Stockholders Meeting or the Rockets Stockholders Meeting;

(ii)                                  to solicit additional proxies if, at the time of such delay, postponement or adjournment, (A) in the case of the Mavericks Stockholders Meeting, Mavericks has not received proxies representing a sufficient number of shares of Mavericks Common Stock for the Mavericks Stockholder Approval to be received at the Mavericks Stockholders Meeting, whether or not a quorum is present, or (B) in the case of the Rockets

Stockholders Meeting, Rockets has not received proxies representing a sufficient number of shares of Rockets Common Stock for the Rockets Stockholder Approval to be received at the Rockets Stockholders Meeting, whether or not a quorum is present; and

(iii)                               to allow reasonable additional time for (A) the filing and mailing of any supplemental or amended disclosure which the Mavericks Board (in the case of disclosure to Mavericks Stockholders) or the Rockets Board (in the case of disclosure to the Rockets Stockholders) has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and (B) for such supplemental or amended disclosure to be disseminated and reviewed by Mavericks Stockholders or the Rockets Stockholders, as the case may be, prior to the Mavericks Stockholders Meeting or the Rockets Stockholders Meeting, respectively.

(g)                                  Each of Mavericks and Rockets shall, upon the reasonable request of the other Party, provide information to such other Party regarding the aggregate vote tally of the proxies received with respect to the Mavericks Stockholder Approval and the Rockets Stockholder Approval, respectively.

Section 6.7                                   Stock Options, Restricted Stock Units, Performance Stock Units and Other Stock-Based Awards; Employee Matters.

(a)                                 Stock Options, Restricted Stock Units, Performance Stock Units, and Other Stock-Based Awards.

(i)                                     Each option to purchase shares of Rockets Common Stock (each, a “Rockets Stock Option”) granted under the Rockets Stock Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase shares of Mavericks Common Stock (a “Mavericks Stock Option”), on the same terms and conditions (except as provided in this Section 6.7(a)(i)) as were applicable under such Rockets Stock Option immediately prior to the Effective Time, to purchase that number of shares of Mavericks Common Stock equal to the product of (A) the total number of shares of Rockets Common Stock subject to such Rockets Stock Option and (B) the Exchange Ratio, rounded down to the nearest whole number of shares of Mavericks Common Stock. The per-share exercise price for the shares of Mavericks Common Stock issuable upon exercise of such Mavericks Stock Options will be equal to the quotient determined by dividing (1) the exercise price per share of Rockets Common Stock at which the Rockets Stock Options were exercisable immediately prior to the Effective Time by (2) the Exchange Ratio, and rounding the resulting per-share exercise price up to the nearest whole cent.

(ii)                                  Effective as of the Effective Time, each award of restricted stock units with respect to shares of Rockets Common Stock other than each Rocket Phantom Stock Unit granted under the Rockets Stock Plans (collectively, the “Rockets RSUs”) that is outstanding immediately prior to the Effective Time shall, whether or not then vested or free of conditions to payment, automatically and without any action on the part of the holder thereof, be converted into a number of Mavericks RSUs equal to the product of (A) the number of Rockets RSUs held by such holder immediately prior to the Effective Time and (B) the Exchange Ratio and remain outstanding on the same terms and conditions as are applicable to such awards prior to the Effective Time.

(iii)                               Effective as of the Effective Time, each award of Rockets PSUs that is outstanding immediately prior to the Effective Time shall, whether or not then vested or free of conditions to payment, automatically and without any action on the part of the holder thereof, be converted into the right to receive from Mavericks, at the Effective Time, a number of shares of Mavericks Common Stock (and cash in lieu of fractional shares to be paid by the Surviving Corporation to the holder) equal to the product of (A) the total number of shares of Rockets Common Stock that would be payable in respect of such Rockets PSU (1) in the case of Rockets PSUs granted in 2015, at the actual level of performance applicable to such Rockets PSU as determined in accordance with the applicable award agreement pursuant to which such Rockets PSU was granted, (2) in the case of Rockets PSUs with respect to which the Effective Time occurs after the first twelve (12) months of the applicable performance period (other than Rockets PSUs granted in 2015), (x) at the actual level of performance applicable to such portion of such Rockets PSU that relates to total stockholder return, as determined in accordance with the applicable award agreement pursuant to which such Rockets PSU was granted, and (y) at the target level of performance applicable to such portion of such Rockets PSU that relates to free cash flow, and (3) in the case of Rockets PSUs with respect to which the Effective Time occurs within the first twelve (12) months of the applicable performance period, (x) at the target level of performance applicable to such portion of such Rockets PSU that relates to total stockholder return, as determined in accordance with the applicable award agreement pursuant to which such Rockets PSU was granted, and (y) at the target level of performance applicable to such portion of such Rockets PSU that relates to free cash flow, and (B) the Exchange Ratio.

(iv)                              Each phantom stock unit (a “Rockets Phantom Stock Unit”) granted under the phantom stock plan of Rockets that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into phantom stock units relating to that number of shares of Mavericks Common Stock equal to the product of (A) one share of Rockets Common Stock and (B) the Exchange Ratio on the same terms and conditions (except as provided in this Section 6.7(a)(iv)) as were applicable under such Rockets Phantom Stock Unit immediately prior to the Effective Time.

(v)                                 As of the Effective Time, automatically and without any action on the part of the applicable participant, the number of hypothetical shares of Rockets Common Stock credited to the Company Deferral Account (as defined in the Rockets Deferred Compensation Plan) of each participant in the Rockets Deferred Compensation Plan which Company Deferral Account has an outstanding balance as of immediately prior to the Effective Time shall be converted into that number of hypothetical shares of Mavericks Common Stock equal to the product of (A) the total number of hypothetical shares of Rockets Common Stock credited to such Company Deferral Account immediately prior to the Effective Time and (B) the Exchange Ratio, on the same terms and conditions (except as provided in this Section 6.7(a)(v)) as were applicable to such Company Deferral Account immediately prior to the Effective Time.

(vi)                              Prior to the Effective Time, Rockets shall pass such resolutions or take such other actions as required to effect the foregoing provisions of this Section 6.7(a).

(b)           Employee Matters.

(i)            From and after the Effective Time, Mavericks shall honor all Mavericks Benefit Plans and Rockets Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that nothing herein shall prohibit Mavericks from amending or terminating any such Mavericks Benefit Plans, Rockets Benefit Plans, arrangements or agreements in accordance with their terms or from terminating the employment of any Mavericks Employee or any Rockets Employee to the extent permitted by applicable Law.

(ii)           From and after the Effective Time, the Mavericks Benefit Plans and the Rockets Benefit Plans in effect as of the date hereof and at the Effective Time shall remain in effect with respect to employees and former employees of Mavericks or Rockets and their respective Subsidiaries (collectively, the “Combined Employees”), respectively, covered by such plans at the Effective Time, until such time as Mavericks (as the Surviving Corporation) shall otherwise determine, subject to applicable Law and the terms of such plans. As soon as practicable following the Effective Time and consistent with any obligations arising under any collective bargaining agreement or similar contract, the Parties shall take all actions necessary to transition the Rockets Employees’ participation in the Rockets Benefit Plans to the Mavericks Benefit Plans, and, at the effective time of such transition, such Rockets Employees shall cease to accrue any additional benefits under the applicable Rockets Benefit Plans. It is the intention of Rockets and Mavericks, to the extent permitted by applicable Law, to (A) complete such transition to Mavericks Benefit Plans on a comparable basis in respect of Mavericks Employees and Rockets Employees as soon as administratively practicable after the Effective Time, and (B) provide to similarly situated Mavericks Employees and Rockets Employees following the Effective Time base salaries and wage rates and cash bonus opportunities on a comparable basis, in the case of both clauses (A) and (B) above, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities.

(iii)          Without limiting the foregoing provisions of Section 6.7(b)(ii), except as otherwise provided under any collective bargaining agreement or similar contract or Rockets Benefit Plan, Mavericks shall provide each Rockets Employee with cash severance benefits in an amount, and otherwise on terms, no less favorable than the amount and terms in effect immediately before the Effective Time under the Rockets Severance Plan to the extent the Rockets Employee participated therein immediately before the Effective Time, in each case, for a period of no less than the longer of (A) twelve (12) months after the Closing Date and (B) the period following the Closing Date as set forth in the definition of “CIC Protection Period” in the Rockets Severance Plan for the applicable participant level thereunder that such Rockets Employee constituted immediately prior to the Effective Time.

(iv)          With respect to any Mavericks Benefit Plans or new Benefit Plan in which any Rockets Employees first become eligible to participate at or after the Effective Time, (the “New Plans”), Mavericks shall (or cause its applicable Subsidiary to, as applicable) use commercially reasonable efforts to: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Rockets Employees under any New Plans that are health benefit plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Rockets Benefit Plan; (B) in the plan year in which the Effective Time occurs, provide each Rockets Employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Rockets Benefit Plan (to the same extent that such credit was given under the analogous Rockets Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans in which such employees may be eligible to participate after the Effective Time; and (C) recognize all service of Rockets Employees with Rockets and its Affiliates, for purposes of eligibility to participate, vesting credit, entitlement to benefits, and benefit accrual in any New Plan in which such employees may be eligible to participate after the Effective Time with respect to severance and vacation, to the extent such service is taken into account under the applicable New Plan and to the extent such service was granted under the analogous Rockets Benefit Plan; provided that the foregoing shall not apply to the extent it would result in duplication of benefits. On and after the Effective Time, Mavericks shall continue in full force and effect pursuant to their terms all agreements set forth in Section 5.15(a)(i) of the Mavericks Disclosure Schedule and any similar agreements entered into consistent with Section 6.1, as such agreements may be amended from time to time in accordance with their terms.

(v)           (A) Prior to the Effective Time, Rockets shall use commercially reasonable efforts to cause each of its Subsidiaries that is a party to a collective bargaining agreement set forth on Section 6.7(b)(v) of the Rockets Disclosure Schedule to extend the term of such collective bargaining agreements for a period of one (1) year from the current expiration stated in each collective bargaining agreement on the current terms and conditions of such agreements (including any non-substantive administrative or technical changes or modifications); provided, that under no circumstances shall receipt of an extension of the term of such collective bargaining agreements be a condition to the Closing of the Merger. Rockets shall consult with Mavericks in advance of and, to the extent practicable, during the course of negotiations with any labor union as to the terms of any such extension, and shall keep Mavericks reasonably informed regarding all material aspects of the negotiations, consider any recommendations, advice or other input of Mavericks with respect to such negotiations in good faith, and give Mavericks reasonable notice of the time and location of any material negotiating sessions concerning any such extension. (B) From and after the Effective Time, Mavericks shall cause each Subsidiary of the Surviving Corporation that is party to a collective bargaining agreement of Rockets or any of its Subsidiaries in effect as of the Closing Date to honor the terms thereof until such agreement otherwise expires pursuant to its terms or is modified by the parties thereto.

(vi)          No later than the earlier of (A) April 15, 2018 and (B) the Business Day prior to the Closing Date, Mavericks shall notify Rockets, in respect of each Rockets Employee who as of the date of such notification is primarily employed in the Houston, Texas, Cincinnati, Ohio, Collinsville, Illinois or Springfield, Illinois metropolitan areas in a corporate rather than operational or other field position, whether the employment of such Rockets Employee is expected to continue after the Closing, the expected duration of such continuation and the expected role and office location of such Rockets Employee.

(vii)         Nothing contained in this Section 6.7(b) or any other provision of this Agreement, express or implied, is intended to confer upon any Combined Employee (or any other current or former director, officer, employee or independent contractor) any right to continued employment for any period or continued receipt of any specific benefit or compensation, or shall constitute the establishment of or amendment to or any other modification of any New Plan, Mavericks Benefit Plan or Rockets Benefit Plan or shall limit the right of Mavericks or any of its Subsidiaries to amend, modify or terminate any New Plan, Mavericks Benefit Plan or Rockets Benefit Plan. Further, this Section 6.7 shall be binding on and shall inure solely to the benefit of the Parties, and nothing in this Section 6.7, express or implied, is intended to confer upon any other Person (including any Combined Employee) any rights or remedies of any nature (including any third-party beneficiary rights under this Agreement) whatsoever under or by reason of this Section 6.7.

(c)           Mavericks hereby acknowledges that the Closing shall constitute a “change in control” (or similar term) of Rockets under the terms of the Rockets Benefit Plans, as applicable.

Section 6.8            Regulatory Approvals; Reasonable Best Efforts.

(a)           Subject to the terms and conditions set forth in this Agreement, each Party shall, and shall cause its Subsidiaries (and, with respect to clauses (i) and (ii) of this Section 6.8(a), its Affiliates that are required by applicable Law to be a party to such Mavericks Approval or Rockets Approval, as applicable) to, use its reasonable best efforts to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other Parties in doing, all things necessary under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including: (i) obtaining all necessary Consents, including the Mavericks Approvals and the Rockets Approvals, from Governmental Entities and making all necessary Filings and taking all steps as may be necessary to obtain a Consent from, or to avoid an action or proceeding by, any Governmental Entity in connection with the Merger, and (ii) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement, including any instruments or other documents required to be executed and delivered under the Rockets Indentures, the Rockets Credit Agreement and the instruments governing the Rockets Tangible Equity Units to evidence the succession or assumption of the obligations of Rockets thereunder by the Surviving Corporation.

(b)           Subject to the terms and conditions herein provided and without limiting the foregoing, Mavericks and Rockets shall (i) as promptly as practicable after the date hereof, file (A) an application to the FERC for the FERC Approval, (B) an application to the PUCT for approval or a determination that no such approval is required, (C) an application to the NYPSC for the New York Authorization, and (D) an application to the FCC for pre-approvals of license transfers and (ii) make their respective filings and thereafter make any other required submissions under the HSR Act. In connection with the consummation of the transactions contemplated herein, Mavericks and Rockets shall as promptly as practicable comply with any additional requests for information by any Governmental Entities under the HSR Act. In addition, Mavericks and Rockets shall use reasonable best efforts to cooperate with each other in (1) determining whether any other Filings are required to be made with, or other Consents are required to be obtained from, any Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and

(2) timely making all such other Filings and timely seeking all such other Consents. Mavericks shall have primary responsibility for the preparation and filing of any applications, registrations, filings or other materials with the FERC, PUCT and other Governmental Entities set forth in Section 6.8(b) of the Mavericks Disclosure Schedule, and Rockets shall have primary responsibility for the preparation and filing of any applications, registrations, filings or other materials with the NYPSC and those other Governmental Entities set forth in Section 6.8(b) of the Rockets Disclosure Schedule; provided that each Party shall have the right to review and approve in advance all characterizations of the information relating to such party that appear in any application, notice, petition or filing made in connection with the Merger or other transactions contemplated by this Agreement. Subject to applicable legal limitations and the instructions of any Governmental Entity, each Party shall use reasonable best efforts to keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Mavericks or Rockets, as the case may be, or any of their respective Subsidiaries, from any Third Party and/or any Governmental Entity with respect to such transactions. Mavericks and Rockets shall permit counsel for the other Party a reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity in connection with the transactions contemplated hereby. Each of Mavericks and Rockets agrees not to participate in any substantive meeting or discussion, either in Person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c)           Notwithstanding anything else contained in this Agreement, (A) the provisions of this Section 6.8 shall not be construed to (x) require Mavericks or any of its Affiliates or (y) permit Rockets or any of its Affiliates without the prior written consent of Mavericks, to (I) sell, or agree to sell, hold or agree to hold separate, or otherwise dispose or agree to dispose of any asset) except as set forth on Section 6.8(a) of the Mavericks Disclosure Schedule, (II) conduct or agree to conduct its business in any particular manner if such conduct or agreement with respect thereto would, individually or in the aggregate, reasonably be expected to cause a material reduction in the expected benefits of the Merger and the other transactions contemplated by this Agreement to the stockholders of the Surviving Corporation, or (III) agree to any order, action or regulatory condition of any regulatory body (other than any such order, action or regulatory condition with respect to matters described in subclause (I) above, which shall be governed solely by such subclause (I)), whether in an approval proceeding or another regulatory proceeding, that, if effected, would, individually or in the aggregate, reasonably be expected to cause a material reduction in the expected benefits of the Merger and the other transactions contemplated by this Agreement to the stockholders of the Surviving Corporation (any of the foregoing effects, a “Burdensome Effect”) and (B) Rockets shall take or commit or agree to take, effective at Closing (or such later time as requested by Mavericks) any actions (including actions contemplated by clauses (I) — (III) above) requested by Mavericks in order to obtain the Mavericks Approvals and Rockets Approvals.

(d)           Notwithstanding the foregoing or any other provision of this Agreement, (i) nothing in this Section 6.8 shall limit a Party’s right to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(c) so long as such Party has, prior to such termination, complied with its obligations under this Section 6.8, and (ii) this Section 6.8 shall not apply to the Form S-4 or the Joint Proxy Statement.

Section 6.9            Takeover Law. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each Party shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 6.10         Public Announcements. Except with respect to (a) any action taken in accordance with the provisions of Section 6.4 or Section 6.5, (b) the public disclosure of a Party’s receipt of a Mavericks Acquisition Proposal or a Rockets Acquisition Proposal, as the case may be, in accordance with the provisions of Section 6.4 or Section 6.5, as applicable, or (c) any press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, including in investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents, in each cause under this clause (c), to the extent such disclosure is still accurate, the Parties shall use commercially reasonable efforts to consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon (and reasonably consider such comments), any press release or any public announcement primarily relating to this Agreement or the transactions contemplated hereby. Rockets and Mavericks agree to issue a mutually acceptable initial joint press release announcing this Agreement.

Section 6.11         Indemnification and Insurance.

(a)           Mavericks shall, subject to applicable Law, to the extent provided pursuant to the Rockets Organizational Documents in effect immediately prior to the Effective Time or in any agreement to which Rockets is a party as of the date hereof and which is disclosed in Section 6.11(a) of the Rockets Disclosure Schedule, indemnify, defend and hold harmless each current and former director or officer of Rockets and each individual who, while a director or officer of Rockets, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of Rockets or any of its Subsidiaries (each, together with such individual’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Claim or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that, notwithstanding anything to the contrary herein or otherwise, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such individual is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Claim arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such individuals serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of Rockets). Any determination required to be made with respect to whether any Indemnified Party’s conduct complies with an applicable standard under applicable Law, the Rockets Organizational Documents or any agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to the Surviving Corporation.

(b)           At or prior to the Effective Time, Rockets shall use its commercially reasonable efforts to, in consultation with Mavericks, and, if Rockets is unable to, Mavericks shall, purchase “tail” directors’ and officers’ liability and fiduciary liability insurance policies which will provide coverage for a period of six (6) years after the Closing Date for Rockets’ current and former directors and officers on substantially the same terms and conditions as the directors’ and officers’ liability and fiduciary liability insurance policies currently maintained by Rockets, including any existing directors’ and officers’ liability or fiduciary liability run off programs, for Claims arising out of acts or conduct occurring on or before the Effective Time and effective for Claims asserted prior to or during the six (6) year period referred to above (and, with respect to Claims made prior to or during such period, until final resolution thereof); provided, however, that in no event shall Rockets or Mavericks expend for any year of such six-year period an amount in excess of 300% of the annual aggregate premium paid by Rockets for such insurance policies (the “Maximum Premium”), which amount is set forth in Section 6.11(b) of the Rockets Disclosure Schedule. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Rockets or Mavericks, as the case may be, will cause to be maintained the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.

(c)           In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, the Surviving Corporation or any such successor or assign, as applicable, shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation or any such successor or assign, as applicable, assume the covenants and agreements set forth in this Section 6.11.

(d)           The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 6.11 shall survive the consummation of the Merger and, from after the Effective Time, expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties and the Indemnified Parties are express third-party beneficiaries of this Section 6.11.

Section 6.12         Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Rockets or Mavericks, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.13         Certain Transfer Taxes. Any liability arising out of any real estate or other transfer Tax with respect to interests in real or other property owned directly or indirectly by Rockets or any of its Subsidiaries immediately prior to the Effective Time, if applicable and due with respect to the Merger, shall be borne by Mavericks (as the Surviving Corporation) and expressly shall not be a liability of Rockets Stockholders.

Section 6.14         Section 16 Matters. Prior to the Effective Time, Rockets and Mavericks shall use commercially reasonable efforts to take all such steps as may be required to cause any dispositions of Rockets Common Stock (including derivative securities with respect to Rockets Common Stock) or acquisitions of Mavericks Common Stock (including derivative securities with respect to Mavericks Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Rockets, or will become subject to such reporting requirements with respect to Mavericks, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15         Reorganization Treatment. The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement is a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g), and each Party (a) shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) shall not, and shall not permit any of their respective Subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.16         Tax Representation Letters. (a) Rockets shall use its reasonable best efforts to deliver to Simpson Thacher & Bartlett LLP, counsel to Mavericks (“Mavericks’ Counsel”), and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Rockets (the “Rockets’ Counsel”), a representation letter (the “Rockets Tax Representation Letter”) dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the Form S-4 or its exhibits) and signed by an officer of Rockets, containing representations of Rockets, and (b) Mavericks shall use its reasonable best efforts to deliver to Rockets’ Counsel and Mavericks’ Counsel a representation letter (the “Mavericks Tax Representation Letter”) dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the Form S-4 or its exhibits) and signed by an officer of Mavericks, containing representations of Mavericks, in each case as shall be reasonably necessary or appropriate to enable Mavericks’ Counsel to render the Mavericks Tax Opinion and Rockets’ Counsel to render the Rockets Tax Opinion. Mavericks shall use its reasonable best efforts to obtain from Mavericks’ Counsel the Mavericks Tax Opinion. In rendering such opinion, Mavericks’ Counsel shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Rockets Tax Representation Letter and Mavericks Tax Representation Letter described in this Section 6.16. Rockets shall use its reasonable best efforts to obtain from Rockets’ Counsel the Rockets Tax Opinion. In rendering such opinion, Rockets’ Counsel shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Rockets Tax Representation Letter and Mavericks Tax Representation Letter described in this Section 6.16.

Section 6.17         Stock Exchange Listing; Delisting.

(a)           Mavericks shall cause the shares of Mavericks Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

(b)           Prior to the Closing, upon Mavericks’ request, Rockets shall take all actions necessary to be taken prior to Closing to cause the delisting of Rockets Common Stock from the NYSE and the termination of Rockets’ registration under the Exchange Act, in each case, as soon as practicable following the Effective Time, subject to compliance with Rockets’ obligations under the Exchange Act (including in connection with any registration statement on Form S-4 filed by Rockets pursuant to the 2026 Exchange).

Section 6.18         Governance Matters; Headquarters.

(a)           Prior to the Closing, the Rockets Board shall take all necessary actions so that each individual (i) who is a member of the Surviving Corporation Board as of the Effective Time or (ii) who is appointed to the Surviving Corporation Board in accordance with Section 2.6 shall be a “Continuing Director” under the terms of the Rockets Credit Agreement and the Rockets Indentures (other than the Rockets TEU Indenture) as a result of the Rockets Board approving the election of such directors.

(b)           After the Effective Time, the principal executive offices of Mavericks and its headquarters shall be located in Irving, Texas.

Section 6.19         Financing Cooperation.

(a)           Rockets shall, and shall cause its Subsidiaries and its and their respective officers, employees and Representatives to, use its and their respective commercially reasonable efforts to provide such information (including financial information) and such cooperation as may be reasonably requested by Mavericks in connection with any financing transactions contemplated to be entered into by Mavericks or any of its Subsidiaries in connection with or related to the Merger and otherwise not prohibited hereunder (any such financing, a “Financing”).

(b)           Mavericks shall (i) keep Rockets reasonably informed of the status of its efforts to arrange any Financing and (ii) as promptly as practicable following execution and delivery, furnish to Rockets, upon receipt of a written request, execution versions of any commitment letters, fee letters (which may be redacted in a customary manner as it relates to fee amounts, yield or interest rate caps, original issue discount amounts, “securities demand” provisions, or “market flex” provisions or other similar economic terms that are confidential) and definitive financing documents related to the Financing.

(c)           Notwithstanding the foregoing, nothing herein shall require such cooperation to the extent it would (i) unreasonably disrupt the ordinary conduct of the business or operations of Rockets or its Subsidiaries, (ii) require Rockets or its Subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any actual or potential liability or give any indemnities prior to the Effective Time unless Mavericks reimburses or is required to reimburse or indemnify Rockets or its Subsidiaries pursuant to this Agreement or otherwise agrees to do so, (iii) require Rockets or its Subsidiaries to take any action that would reasonably be expected, in the reasonable judgment of Rockets after consultation with its legal counsel, to conflict with, or result in any violation or breach of, any applicable (A) Laws or Orders binding on Rockets or its Subsidiaries or (B) obligations of confidentiality (not created in contemplation hereof) binding on Rockets or its Subsidiaries (provided that in the event that Rockets or its Subsidiaries do not provide information in reliance on the exclusion in this clause (B), Rockets and its Subsidiaries shall provide notice to Mavericks promptly that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality)) or (iv) require Rockets or its Subsidiaries to (A) pass resolutions or consents, approve or authorize the execution of, or execute any document, agreement, certificate or instrument or take any other corporate action with respect to any Financing that is not contingent on the Closing or that would be effective prior to the Effective Time or (B) provide or cause its legal counsel to provide any legal opinions that are not required in connection with any Financing. Mavericks acknowledges and agrees that any access or information contemplated to be provided by Rockets or any of its Subsidiaries pursuant to this Section 6.19 shall, to the extent such information constitutes material non-public information of Rockets, only be provided to other Persons (including any actual or potential lender, investor, arranger, bookrunner, administrative agent, collateral agent or Person otherwise involved in the provision or the arrangements of the Financing), if such other Person affirmatively agrees to maintain the confidentiality of such information pursuant to a customary confidentiality agreement and to comply with all federal and state securities laws and regulations applicable to such information.

(d)           Mavericks shall indemnify, defend and hold harmless Rockets, its Subsidiaries and its and their respective Representatives from and against any and all losses, damages, Claims and reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) actually suffered or incurred by them in connection with any action taken in accordance with this Section 6.19 and any information utilized in connection therewith (other than information related to Rockets and its Subsidiaries provided in writing by Rockets or its Subsidiaries in connection with this Section 6.19), in any case, except to the extent suffered or incurred as a result of the gross negligence, willful misconduct, bad faith or fraud by or of Rockets or its Subsidiaries or their respective Representatives. In addition, Mavericks shall, promptly upon written request by Rockets, reimburse Rockets for all reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) incurred by Rockets or its Subsidiaries in connection with the performance of Rockets’ obligations under this Section 6.19.

Section 6.20         Stockholder Litigation. Each of the Parties shall give the other the reasonable opportunity to consult concerning the defense of any stockholder litigation against Mavericks or Rockets, as applicable, or any of their respective directors or officers relating to the transactions contemplated by this Agreement.

Section 6.21         Satisfaction of Tax Opinion Conditions. In connection with the satisfaction of the conditions set forth in Section 7.2(f) and Section 7.3(e), Mavericks and

Rockets agree that it is anticipated that Mavericks’ Counsel with respect to Section 7.2(f) and Rockets’ Counsel with respect to Section 7.3(e), shall deliver the relevant opinion in such Sections. In the event that Mavericks’ Counsel or Rockets’ Counsel is unwilling or unable to provide the relevant opinion with the requisite degree of certainty required under Article VII, Mavericks or Rockets, as the case may be, shall use reasonable best efforts to obtain an opinion with the requisite level of certainty from another nationally recognized counsel or a Big Four accounting firm (in each case, reasonably satisfactory to Mavericks or Rockets, as the case may be) as its alternative tax advisor. Each of Mavericks and Rockets shall cooperate fully with the alternative tax advisor, including by providing the necessary representation letters and other materials reasonably requested by the alternative tax advisor. In the event that the alternative tax advisor is unwilling or unable to deliver the required opinion with the requisite level of certainty, and Mavericks or Rockets, as the case may be, have used reasonable best efforts to obtain such opinion from the alternative tax advisor, then the applicable party shall not be required to select any other alternative tax advisor.

Section 6.22         Transition Planning. As promptly as practicable after the date hereof, the Parties shall establish a transition committee (the “Transition Committee”) consisting of two (2) representatives designated by each Party. The activities of the Transition Committee may, as mutually agreed by the Parties, include transition planning and implementation relating to the Merger and obtaining the Mavericks Approvals and the Rockets Approvals and any other consents or approvals from any Person with respect to the transactions contemplated hereby.

Section 6.23         Rockets Registration Statements.

(a)           Mavericks shall, and shall cause its Subsidiaries and its and their respective officers, employees and Representatives to use its and their respective commercially reasonable efforts to provide such information (including financial information) and such cooperation as may be reasonably requested by Rockets in connection with the filing by Rockets of a registration statement on (i) Form S-4 with the SEC as required pursuant to the registration rights agreement entered into by Rockets in connection with the 2026 Indenture and the exchange of notes contemplated thereby (collectively, the “2026 Exchange”) and (ii) on Form S-3 or similar form as required pursuant to the Investor Rights Agreement (a “Rockets Shelf”); provided that such cooperation shall not be required to the extent it would (i) unreasonably disrupt the ordinary conduct of the business or operations of Mavericks or its Subsidiaries, (ii) require Mavericks or its Subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any actual or potential liability or give any indemnities prior to the Effective Time unless Rockets reimburses or is required to reimburse or indemnify Mavericks or its Subsidiaries pursuant to this Agreement or otherwise agrees to do so, (iii) require Mavericks or its Subsidiaries to take any action that would reasonably be expected, in the reasonable judgment of Mavericks after consultation with its legal counsel, to conflict with, or result in any violation or breach of, any applicable (A) Laws or Orders binding on Mavericks or its Subsidiaries or (B) obligations of confidentiality (not created in contemplation hereof) binding on Mavericks or its Subsidiaries (provided that in the event that Mavericks or its Subsidiaries do not provide information in reliance on the exclusion in this clause (B), Mavericks and its Subsidiaries shall provide notice to Rockets promptly that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality)) or (iv) require Mavericks or its Subsidiaries to (A) pass resolutions or consents, approve or authorize the execution of, or execute any document, agreement, certificate or instrument or take any other corporate action with respect to the 2026 Exchange or Rockets Shelf that is not contingent on the Closing or that would be effective prior to the Effective Time or (B) provide or cause its legal counsel to provide any legal opinions that are not required in connection with the 2026 Exchange or Rockets Shelf.

(b)           Rockets shall indemnify, defend and hold harmless Mavericks, its Subsidiaries and its and their respective Representatives from and against any and all losses, damages, Claims and reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) actually suffered or incurred by them in connection with any action taken in accordance with this Section 6.23 and any information utilized in connection therewith (other than information related to Mavericks and its Subsidiaries provided in writing by Mavericks or its Subsidiaries in connection with this Section 6.23), in any case, except to the extent suffered or incurred as a result of the gross negligence, willful misconduct, bad faith or fraud by or of Mavericks or its Subsidiaries or their respective Representatives. In addition, Rockets shall, promptly upon written request by Mavericks, reimburse Mavericks for all reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) incurred by Mavericks or its Subsidiaries in connection with the performance of Mavericks’ obligations under this Section 6.23.

Section 6.24         Pre-Closing Asset Sales. The Parties agree to engage an independent third-party appraisal firm or valuation expert, mutually agreeable to the Parties, to determine the fair market value for each of the Specified Assets, such determination to be made within ninety (90) days of the date of this Agreement (the “Specified Asset Purchase Prices”).  If, after such determination, and no later than thirty (30) days prior to the Closing Date, Mavericks delivers written notice to Rockets that Mavericks’ indirectly wholly-owned subsidiary, Mavericks Development Company LLC, would like to purchase any or all of the Specified Assets for cash consideration equal to their Specified Asset Purchase Price, the Parties shall use their respective commercially reasonable efforts and cooperate (and shall cause their Subsidiaries to cooperate) in good faith to consummate such purchase and sale immediately prior to, and subject to the occurrence of, the Effective Time, including by executing a customary bill of sale, purchase agreement or other conveyancing document as appropriate (including a purchase and sale agreement substantially in the form attached hereto as Exhibit B); provided, however, that under no circumstances will Rockets be required to consummate any such purchase or sale if such purchase or sale would reasonably be expected to delay, hinder, restrict or prevent the receipt of any Requisite Regulatory Approval or the Effective Time or would violate, in any material respect, any contract or agreement binding on Rockets or any of its Subsidiaries. The Parties intend to structure any such purchase and sale as a conveyance of one or more limited liability companies holding the Specified Assets, unless the Parties otherwise conclude that a conveyance of Specified Assets directly is feasible and appropriate. The consummation of any such purchase and sale shall not be a condition to Mavericks’ obligation to effect the Merger.

ARTICLE VII
CONDITIONS TO THE MERGER

Section 7.1            Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by all Parties, to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a)           Each of the Mavericks Stockholder Approval and the Rockets Stockholder Approval shall have been obtained.

(b)           No Order or any other Law shall have been adopted, issued, enacted, promulgated, enforced or entered by any Governmental Entity that remains in effect and which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger (any such Order or Law, a “Legal Restraint”).

(c)           (i) The FERC Approval, the New York Authorization and orders of the PUCT approving the consummation of the Merger or determining that no such approval is required shall have been obtained and the expiration or termination of the waiting period required under the HSR Act with respect to the Merger shall have occurred (the FERC Approval, the New York Authorization, such PUCT approval or determination and the expiration or termination of such waiting period being referred to as the “Requisite Regulatory Approvals”), and (ii) all such Requisite Regulatory Approvals shall be in full force and effect.

(d)           The shares of Mavericks Common Stock to be issued in the Merger and such other shares of Mavericks Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e)           The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC.

Section 7.2            Conditions to Obligation of Mavericks to Effect the Merger. The obligation of Mavericks to effect the Merger is further subject to the fulfillment (or waiver by Mavericks, to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a)           (i) The representations and warranties set forth in the first sentence of Section 4.1 and in Section 4.2(b), Section 4.2(c), Section 4.2(d), Section 4.2(e) and Section 4.2(g), Section 4.3, Section 4.18 and Section 4.21 shall be true and correct, in all material respects, as of the date hereof and the Closing (except to the extent any such representation or warranty expressly speaks as of a specified date, in which case as of such date), (ii) the representations and warranties set forth in Section 4.2(a) shall be true and correct as of the date hereof and the Closing (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to result in additional cost, expense or liability to Rockets or Mavericks, individually or in the aggregate, of more than $500,000, (iii) the representation and warranty set forth in clause (b) of Section 4.10 shall be true and correct, in all respects, as of the date hereof and the Closing (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date) and (iv) the remaining representations and warranties set forth in Article IV shall be true and correct, in each case, as of the date hereof and the Closing (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without regard to any materiality or Rockets Material Adverse Effect qualifications set forth in any such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Rockets Material Adverse Effect.

(b)           Rockets shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)           Since the date hereof, there shall not have occurred and exist at the Closing a Rockets Material Adverse Effect.

(d)           No Requisite Regulatory Approval or Non-Rockets Approval, individually or in the aggregate, shall contain, include or impose any undertaking, term, condition, liability, obligation, commitment, sanction or other measure or requirement that constitutes or would reasonably be expected to constitute, cause or result in a Burdensome Effect.

(e)           Rockets shall have delivered to Mavericks a certificate, dated as of the Closing Date and signed by an executive officer of Rockets, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(f)            Mavericks shall have received from Mavericks’ Counsel (or such alternative tax advisor selected pursuant to Section 6.21) a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Mavericks Tax Opinion”).

(g)           Mavericks shall have received an affidavit and notice issued to Mavericks by a responsible corporate officer of Rockets as required by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) certifying under penalties of perjury that Rockets has not been a United States real property holding corporation (as the term is defined in the Code and the Treasury Regulations promulgated in connection therewith) at any time during the five (5) year period ending on the Closing Date.

Section 7.3            Conditions to Obligation of Rockets to Effect the Merger. The obligation of Rockets to effect the Merger is further subject to the fulfillment of, or the waiver by Rockets on or prior to the Effective Time of, the following conditions:

(a)           (i) The representations and warranties set forth in the first sentence of Section 5.1 and in Section 5.2(b), Section 5.2(c), Section 5.2(d), Section 5.2(e) and Section 5.2(g), Section 5.3, Section 5.18 and Section 5.21 shall be true and correct, in all material respects, as of the date hereof and the Closing (except to the extent any such representation or warranty expressly speaks as of a specified date, in which case as of such date), (ii) the representations and warranties set forth in Section 5.2(a) shall be true and correct as of the date hereof and the Closing (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to result in additional cost, expense or liability to Mavericks or Rockets, individually or in the aggregate, of more than $500,000, (iii) the representation and warranty set forth in clause (b) of Section 5.10  shall be true and correct, in all respects, as of the date hereof and the Closing (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date) and (iv) the remaining representations and warranties set forth in Article V shall be true and correct, in each case, as of the date hereof and the Closing (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without regard to any materiality or Mavericks Material Adverse Effect qualifications set forth in any such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Mavericks Material Adverse Effect.

(b)           Mavericks shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)           Since the date hereof, there shall not have occurred and exist at the Closing a Mavericks Material Adverse Effect.

(d)           Mavericks shall have delivered to Rockets a certificate, dated as of the Closing Date and signed by an executive officer of Mavericks, certifying to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

(e)           Rockets shall have received from Rockets’ Counsel (or such alternative tax advisor selected pursuant to Section 6.21) a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Rockets Tax Opinion”).

ARTICLE VIII
TERMINATION

Section 8.1            Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the receipt of the Mavericks Stockholder Approval or the receipt of the Rockets Stockholder Approval (except as otherwise provided below):

(a)           by the mutual written consent of the Parties;

(b)           by either Party if the Merger shall not have been consummated at or prior to 5:00 p.m. Dallas, Texas time on April 29, 2019 (as may be extended pursuant to the proviso of this Section 8.1(b), the “End Date”); provided, however, that if, prior to 5:00 p.m. Dallas, Texas time on April 29, 2019, all of the conditions to Closing set forth in Article VII (other than the condition set forth in Section 7.1(b) (to the extent related to a Requisite Regulatory Approval) or Section 7.1(c)) shall have been satisfied or waived (other than any condition that by its nature is to be satisfied by action taken at the Closing, each of which would be capable of being satisfied at the Closing), then the End Date may be extended by Rockets or Mavericks from time to time by written notice to the other Party up to a date not beyond October 29, 2019 (and the latest of any of such dates shall thereafter be deemed to be the End Date); provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a Party whose failure to perform or comply in all material respects with the covenants and agreements of such Party set forth in this Agreement was the principal cause of the failure of the Closing to occur at or prior to 5:00 p.m. Dallas, Texas time on the End Date; provided, further, that any termination pursuant to this Section 8.1(b) shall be deemed a termination pursuant to (x) Section 8.1(h) or Section 8.1(m), as the case may be, if at the time of such termination Rockets is permitted to terminate this Agreement pursuant thereto or (y) Section 8.1(i) or Section 8.1(l), as the case may be, if at the time of such termination Mavericks is permitted to terminate this Agreement pursuant thereto;

(c)           by either Mavericks or Rockets if any Legal Restraint shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party that has materially breached its covenants and agreements under Section 6.8;

(d)           by either Mavericks or Rockets, if the Mavericks Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded and the Mavericks Stockholder Approval shall not have been obtained; provided, however, that any termination pursuant to this Section 8.1(d) shall be deemed a termination pursuant to Section 8.1(h) or Section 8.1(m), as the case may be, if at the time of such termination Rockets is permitted to terminate this Agreement pursuant thereto;

(e)           by either Mavericks or Rockets, if the Rockets Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded and the Rockets Stockholder Approval shall not have been obtained; provided, however, that any termination pursuant to this Section 8.1(e) shall be deemed a termination pursuant to Section 8.1(i) or Section 8.1(l), as the case may be, if at the time of such termination Mavericks is permitted to terminate this Agreement pursuant thereto;

(f)            by Mavericks, if Rockets shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement (other than Section 6.5), which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) (A) shall not have been cured within thirty (30) days following receipt by Rockets of written notice of such breach or failure to perform from Mavericks (such notice to describe such breach or failure to perform in reasonable detail) or (B) by its nature cannot be cured prior to the End Date (provided that Mavericks is not then in breach of, or has failed to perform, any representation, warranty, covenant or agreement contained herein that would result in a failure of a condition set forth in Section 7.1 or Section 7.3);

(g)           by Rockets, if Mavericks shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement (other than

Section 6.4), which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (ii) (A) shall not have been cured within thirty (30) days following receipt by Mavericks of written notice of such breach or failure to perform from Rockets (such notice to describe such breach or failure to perform in reasonable detail) or (B) by its nature cannot be cured prior to the End Date (provided that Rockets is not then in breach of, or has failed to perform, any representation, warranty, covenant or agreement contained herein that would result in a failure of a condition set forth in Section 7.1 or Section 7.2);

(h)           by Rockets, in the event a Mavericks Change of Recommendation shall have occurred (whether or not permitted by this Agreement) and/or Mavericks shall have breached (or shall be deemed to have breached) Section 6.4 in any material respect; provided, however, that Rockets shall not be permitted to terminate this Agreement under this Section 8.1(h) after receipt of the Mavericks Stockholder Approval;

(i)            by Mavericks, in the event a Rockets Change of Recommendation shall have occurred (whether or not permitted by this Agreement) and/or Rockets shall have breached (or shall be deemed to have breached) Section 6.5 in any material respect; provided, however, that Mavericks shall not be permitted to terminate this Agreement under this Section 8.1(i) after receipt of the Rockets Stockholder Approval;

(j)            by Mavericks, at any time prior to obtaining the Mavericks Stockholder Approval, if (A) the Mavericks Board has authorized Mavericks to terminate this Agreement to enter into a definitive agreement with respect to a Mavericks Superior Offer, (B) Mavericks has complied in all material respects with Section 6.4(e) and (C) immediately after the termination of this Agreement pursuant to this Section 8.1(j), Mavericks enters into such definitive agreement; provided that, the right of Mavericks to terminate this Agreement pursuant to this Section 8.1(j) is conditioned on and subject to the payment by Mavericks to Rockets of the Mavericks No-Shop Termination Fee in accordance with Section 8.3(a) prior to or simultaneously with such termination, and any purported termination by Mavericks pursuant to this Section 8.1(j) shall be void and of no force or effect unless Mavericks pays to Rockets the Mavericks No-Shop Termination Fee in accordance with Section 8.3(a) prior to or simultaneously with such termination;

(k)           by Rockets, at any time prior to obtaining the Rockets Stockholder Approval, if (A) the Rockets Board has authorized Rockets to terminate this Agreement to enter into a definitive agreement with respect to a Rockets Superior Offer, (B) Rockets has complied in all material respects with Section 6.5(e) and (C) immediately after the termination of this Agreement pursuant to this Section 8.1(k), Rockets enters into such definitive agreement; provided that, the right of Rockets to terminate this Agreement pursuant to this Section 8.1(k) is conditioned on and subject to the payment by Rockets to Mavericks of the Rockets Termination Fee in accordance with Section 8.3(b) prior to or simultaneously with such termination, and any purported termination by Rockets pursuant to this Section 8.1(k) shall be void and of no force or effect unless Rockets pays to Mavericks the Rockets Termination Fee in accordance with Section 8.3(b) prior to or simultaneously with such termination;

(l)            by Mavericks if Rockets has received a Rockets Acquisition Proposal or a Third Party has publicly disclosed a Rockets Acquisition Proposal and the Rockets Board shall fail to publicly reaffirm the Rockets Recommendation within five (5) Business Days following a written request therefor by Mavericks (or, if the Rockets Stockholders Meeting is scheduled to be held within five (5) Business Days of such request, then such fewer days as are remaining prior to the Rockets Stockholders Meeting); provided that Mavericks exercises such termination right within two (2) Business Days after the end of such period; and

(m)          by Rockets if Mavericks has received a Mavericks Acquisition Proposal or a Third Party has publicly disclosed a Mavericks Acquisition Proposal and the Mavericks Board shall fail to publicly reaffirm the Mavericks Recommendation within five (5) Business Days following a written request therefor by Rockets (or, if the Mavericks Stockholders Meeting is scheduled to be held within five (5) Business Days of such request, then such fewer days as are remaining prior to the Mavericks Stockholders Meeting); provided that Rockets exercises such termination right within two (2) Business Days after the end of such period.

Section 8.2            Termination Procedure; Effect of Termination. This Agreement may be terminated only pursuant to Section 8.1. In order to terminate this Agreement, the Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties in accordance with Section 9.7, specifying the provision of this Agreement pursuant to which such termination is effected. In the event of a termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate (except for the provisions of this Section 8.2 and Section 6.19(d), Section 6.23(b), Section 8.3 and Article IX and any definitions referenced therein), and there shall be no other liability on the part of Mavericks, on the one hand, and Rockets, on the other hand, to the other except liability arising out of a willful and material breach of this Agreement that occurred prior to such termination or as provided for in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity with respect thereto, except as otherwise provided in Section 8.3(h) and Section 8.3(i); provided that, without limiting the meaning of “willful and material breach of this Agreement,” any willful failure of any Party to effect the Closing when required under Section 2.2 shall constitute a willful and material breach of this Agreement.

Section 8.3            Termination Fee; Expense Reimbursement.

(a)           If this Agreement is terminated by Mavericks pursuant to Section 8.1(j) or by Rockets pursuant to Section 8.1(h) or Section 8.1(m), then Mavericks shall pay or cause to be paid to Rockets the Mavericks No-Shop Termination Fee by wire transfer of immediately available funds pursuant to the Rockets Wiring Instructions (i) with respect to a termination pursuant to Section 8.1(j), prior to or simultaneously with such termination or (ii) with respect to a termination pursuant to Section 8.1(h) or Section 8.1(m), no later than the second Business Day after such termination.

(b)           If this Agreement is terminated by Rockets pursuant to Section 8.1(k) or by Mavericks pursuant to Section 8.1(i) or Section 8.1(l), then Rockets shall pay or cause to be paid to Mavericks the Rockets Termination Fee by wire transfer of immediately available funds pursuant to the Mavericks Wiring Instructions (i) with respect to a termination pursuant to Section 8.1(k), prior to or simultaneously with such termination or (ii) with respect to a termination pursuant to Section 8.1(i) or Section 8.1(l), no later than the second Business Day after such termination.

(c)           (i) If this Agreement is terminated (A) by Rockets or Mavericks pursuant to Section 8.1(b) and, at the time of such termination, all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than any condition set forth in Section 7.1(a), Section 7.1(d) or Section 7.1(e) or any condition that by its nature is to be satisfied by action taken at the Closing, which condition would be capable of being satisfied if the Closing occurred on the date of such termination), (B) by Rockets or Mavericks pursuant to Section 8.1(d) or (C) by Rockets pursuant to Section 8.1(g), (ii) a Mavericks Acquisition Proposal shall have been publicly disclosed or publicly known, or shall have become known to the Mavericks Board, after the date hereof and prior to any such termination, and (iii) within twelve (12) months after the date of any termination of this Agreement contemplated by clause (i) above, Mavericks enters into a definitive agreement with respect to or consummates any Mavericks Acquisition Transaction, regardless of whether it relates to the same Mavericks Acquisition Proposal referenced in clause (ii) above (provided that for purposes of clause (iii) of this Section 8.3(c), the references to “20%” in the definition of “Mavericks Acquisition Transaction” shall be deemed to be references to “50%”), then Mavericks shall pay or cause to be paid to Rockets the Mavericks No-Shop Termination Fee (less any Mavericks Expense Reimbursement previously paid) by wire transfer of immediately available funds pursuant to the Rockets Wiring Instructions simultaneously with the earlier of (x) the entry into such definitive agreement or (y) the consummation of such Mavericks Acquisition Transaction.

(d)           (i) If this Agreement is terminated (A) by Rockets or Mavericks pursuant to Section 8.1(b) and, at the time of such termination, all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than any condition set forth in Section 7.1(a), Section 7.1(d) or Section 7.1(e) or any condition that by its nature is to be satisfied by action taken at the Closing, which condition would be capable of being satisfied if the Closing occurred on the date of such termination), (B) by Rockets or Mavericks pursuant to Section 8.1(e) or (C) by Mavericks pursuant to Section 8.1(f), (ii) a Rockets Acquisition Proposal shall have been publicly disclosed or publicly known, or shall have become known to the Rockets Board, after the date hereof and prior to any such termination, and (iii) within twelve (12) months after the date of any termination of this Agreement contemplated by clause (i) above, Rockets enters into a definitive agreement with respect to or consummates any Rockets Acquisition Transaction, regardless of whether it relates to the same Rockets Acquisition Proposal referenced in clause (ii) above (provided that for purposes of clause (iii) of this Section 8.3(d), the references to “20%” in the definition of “Rockets Acquisition Transaction” shall be deemed to be references to “50%”), then Rockets shall pay or cause to be paid to Mavericks the Rockets Termination Fee (less any Rockets Expense Reimbursement previously paid) by wire transfer of immediately available funds pursuant to the Mavericks Wiring Instructions simultaneously with the earlier of (x) the entry into such definitive agreement or (y) the consummation of such Rockets Acquisition Transaction.

(e)           If this Agreement is terminated (i) by Rockets or Mavericks pursuant to Section 8.1(b) and, at the time of such termination, all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.2(d) (in each case, if relating to a Specified Regulatory Approval) or any condition that by its nature is to be satisfied by action taken at the Closing, which condition would be capable of being satisfied if the Closing occurred on the date of such termination), (ii) by Rockets or Mavericks pursuant to Section 8.1(c) if the Legal Restraint giving rise to such termination relates to a Specified Regulatory Approval and, at the time of such termination, all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than any condition set forth in Section 7.1(b), Section 7.1(c) or Section 7.2(d) (in each case, if relating to a Specified Regulatory Approval) or any condition that by its nature is to be satisfied by action taken at the Closing, which condition would be capable of being satisfied if the Closing occurred on the date of such termination), or (iii) by Rockets pursuant to Section 8.1(g) as a result of a breach of or failure to perform by Mavericks its obligations pursuant to Section 6.8, then, provided that, with respect to clauses (i) and (ii) above, the failure to obtain the applicable Specified Regulatory Approval is not solely as a result of a breach of or failure to perform by Rockets its obligations pursuant to Section 6.8, Mavericks shall pay or cause to be paid to Rockets the Mavericks Regulatory Failure Termination Fee by wire transfer of immediately available funds pursuant to the Rockets Wiring Instructions no later than the second Business Day after such termination.

(f)            If this Agreement is terminated by Rockets or Mavericks pursuant to Section 8.1(d) other than a deemed termination under Section 8.1(h) or Section 8.1(m), then Mavericks shall pay to Rockets the reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) incurred by Rockets and/or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby, whether incurred before or after the date of this Agreement, including reasonable and documented out-of-pocket fees and expenses incurred in connection with its investigation, structuring, financing, negotiation, due diligence, and financial, operating, legal and other analysis in connection with this Agreement or the transactions contemplated hereby; provided that the maximum aggregate amount of fees and expenses for which Mavericks shall be required to reimburse Rockets for under this Section 8.3(f) shall not exceed $22,000,000 (the “Mavericks Expense Reimbursement”), and in no event shall Mavericks be required to make any Mavericks Expense Reimbursement if it has paid the Mavericks No-Shop Termination Fee to Rockets in full. Mavericks shall pay or cause to be paid the Mavericks Expense Reimbursement to Rockets by wire transfer of immediately available funds pursuant to the Rockets Wiring Instructions no later than the fifth Business Day following receipt from Rockets of request therefor accompanied by (to the extent practicable) documentation with respect thereto. For the avoidance of doubt, subject to Section 8.2, payment of the Mavericks Expense Reimbursement shall not be the sole remedy of Rockets against Mavericks.

(g)           If this Agreement is terminated by Rockets or Mavericks pursuant to Section 8.1(e) other than a deemed termination under Section 8.1(i) or Section 8.1(l), then Rockets shall pay to Mavericks the reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) incurred by Mavericks and/or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby, whether incurred before or after the date of this Agreement, including reasonable and documented out-of-pocket fees and expenses incurred in connection with its investigation, structuring, financing, negotiation, due diligence, and financial, operating, legal and other analysis in connection with this Agreement or the transactions contemplated hereby; provided that the maximum aggregate amount of fees and expenses for which Rockets shall be required to reimburse Mavericks for under this Section 8.3(g) shall not exceed

$22,000,000 (the “Rockets Expense Reimbursement”), and in no event shall Rockets be required to make any Rockets Expense Reimbursement if it has paid the Rockets Termination Fee to Mavericks in full. Rockets shall pay or cause to be paid the Rockets Expense Reimbursement to Mavericks by wire transfer of immediately available funds pursuant to the Mavericks Wiring Instructions no later than the fifth Business Day following receipt from Mavericks of request therefor accompanied by (to the extent practicable) documentation with respect thereto. For the avoidance of doubt, subject to Section 8.2, payment of the Rockets Expense Reimbursement shall not be the sole remedy of Mavericks against Rockets.

(h)           Subject to the Parties’ right to specifically enforce the terms of this Agreement pursuant to Section 9.5 prior to the valid termination of this Agreement, but notwithstanding any other provision of this Agreement to the contrary, Rockets agrees that (i) except in the case of a willful and material breach of this Agreement by Mavericks, its right to receive the payment of the Mavericks Termination Fees, as and when set forth in Section 8.3(a) or Section 8.3(c), and its reasonable out-of-pocket costs and expenses and interest pursuant to Section 6.19(d), Section 8.3(f) and Section 8.3(j), shall be the sole and exclusive remedy of Rockets against Mavericks, any of Mavericks’ Subsidiaries or any of their respective former, current or future Representatives, stockholders, general or limited partners, members, managers, directors, officers, employees, agents, assignees or Affiliates (collectively, the “Mavericks Related Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other transactions contemplated hereby to be consummated or for any other breach or failure to perform hereunder or otherwise, and (ii) none of the Mavericks Related Parties shall have any liability or obligation, in any such case (clause (i) or (ii) above) relating to, arising out of or with respect to this Agreement or any of the transactions contemplated hereby (whether relating to, arising out of or with respect to any matter(s) forming the basis for such termination or otherwise). Without limitation of the foregoing, none of Rockets, Rockets’ Subsidiaries, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Claim against, or seek damages from, any of the Mavericks Related Parties in contravention of the preceding sentence. Under no circumstances shall Rockets be entitled to receive more than one (1) Mavericks Termination Fee.

(i)            Subject to the Parties’ right to specifically enforce the terms of this Agreement pursuant to Section 9.5 prior to the valid termination of this Agreement, but notwithstanding any other provision of this Agreement to the contrary, Mavericks agrees that (i) except in the case of a willful and material breach of this Agreement by Rockets, its right to receive the payment of the Rockets Termination Fees, as and when set forth in Section 8.3(b) or Section 8.3(d), and its reasonable out-of-pocket costs and expenses and interest pursuant to Section 6.23(b), Section 8.3(g) and Section 8.3(j), shall be the sole and exclusive remedy of Rockets against Mavericks, any of Rockets’ Subsidiaries or any of their respective former, current or future Representatives, stockholders, general or limited partners, members, managers, directors, officers, employees, agents, assignees or Affiliates (collectively, the “Rockets Related Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other transactions contemplated hereby to be consummated or for any other breach or failure to perform hereunder or otherwise, and (ii) none of the Rockets Related Parties shall have any liability or obligation, in any such case (clause (i) or (ii) above) relating to, arising out of or with respect to this Agreement or any of the transactions contemplated hereby (whether relating to, arising out of or with respect to any matter(s) forming the basis for such termination or otherwise). Without limitation of the foregoing, none of Mavericks, Mavericks’ Subsidiaries, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Claim against, or seek damages from, any of the Rockets Related Parties in contravention of the preceding sentence. Under no circumstances shall Mavericks be entitled to receive more than one (1) Rockets Termination Fee.

(j)            Each of the Parties acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, (ii) neither the Rockets Termination Fees nor the Mavericks Termination Fees, as the case may be, is a penalty, and instead each of the Rockets Termination Fees and the Mavericks Termination Fees, as the case may be, constitutes liquidated damages, in a reasonable amount that will compensate Mavericks or Rockets, as the case may be, in the circumstances in which the Rockets Termination Fee or the Mavericks Termination Fee, as the case may be, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the Parties would not enter into this Agreement. If either Mavericks or Rockets fails to pay a Mavericks Termination Fee, a Rockets Termination Fee, a Mavericks Expense Reimbursement or a Rockets Expense Reimbursement, as the case may be, when due, and, in order to obtain such payment, the other Party commences a Claim that results in a judgment against the defaulting Party for such Mavericks Termination Fee, Rockets Termination Fee, Mavericks Expense Reimbursement or Rockets Expense Reimbursement, as the case may be, the defaulting Party shall pay to the other Party its reasonable out-of-pocket costs and expenses (including disbursements and reasonable fees of counsel, fees or other professionals and experts, and court costs) incurred in connection with such Claim, together with interest on the amount of such Rockets Termination Fee or such Mavericks Termination Fee, as the case may be, the Mavericks Expense Reimbursement or the Rockets Expense Reimbursement, as the case may be, from the date such payment was required to be made until the date of payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE IX
MISCELLANEOUS

Section 9.1            No Survival; No Other Representations and Warranties.

(a)           The Parties acknowledge and agree that (i) none of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at, the Effective Time and (ii) except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants or agreements of the Parties in this Agreement shall survive, and all rights, Claims and causes of actions (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such covenants and agreements shall terminate at, the Effective Time.

(b)           Except for the representations and warranties expressly set forth in Article IV, Mavericks specifically acknowledges and agrees that (i) neither Rockets nor any of its

Affiliates, Representatives or equity holders on their behalf makes, or has made, any other express or implied representation or warranty, including with respect to Rockets, its Subsidiaries or their respective businesses, operations, assets, condition (financial or otherwise) or liabilities, and (ii) in making its determination to enter into this Agreement, Mavericks has relied solely on the representations and warranties expressly set forth in Article IV and has not relied on any other representation, warranty or other statement or information (including any opinion, advice, estimate, projection or similar information) of or by Rockets or any of its respective Affiliates, Representatives or equity holders. Except for the representations and warranties expressly set forth in Article V, Rockets specifically acknowledges and agrees that (A) neither Mavericks nor any of its Affiliates, Representatives or equity holders on their behalf makes, or has made, any other express or implied representation or warranty, including with respect to Mavericks, its Subsidiaries or their respective businesses, operations, assets, condition (financial or otherwise) or liabilities, and (B) in making its determination to enter into this Agreement, Rockets has relied solely on the representations and warranties expressly set forth in Article V and has not relied on any other representation, warranty or other statement or information (including any opinion, advice, estimate, projection or similar information) of or by Mavericks or any of its respective Affiliates, Representatives or equity holders.

Section 9.2            Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses, except (a) as set forth in Section 8.3(f), Section 8.3(g) and Section 8.3(j) and (b) that costs and expenses set forth in Section 9.2 of the Mavericks Disclosure Schedule and Section 9.2 of the Rockets Disclosure Schedule shall be borne equally by Rockets and Mavericks.

Section 9.3            Counterparts; Effectiveness. This Agreement may be executed in two (2) or more counterparts (including by facsimile or .pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Parties.

Section 9.4            Governing Law. This Agreement (including the Confidentiality Agreement), and all Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance, consummation or subject matter of this Agreement, shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 9.5            Jurisdiction; Specific Enforcement.

(a)           The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the valid termination of this Agreement in accordance with Article VIII, and in addition to any other remedy that may be available to it, including monetary damages, each Party shall be entitled to an injunction or injunctions, or other equitable remedies, to prevent breaches, or threatened breaches, of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the right of a Party to cause the other Party to effect the Closing, in any court referred to in Section 9.5(b), without proof of actual damages (and each Party hereby waives any requirement for securing the posting of any bond in connection with such remedy). The Parties further agree that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5, and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If any Party brings any Claim to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such Party pursuant to the terms of this Agreement, then, notwithstanding anything to the contrary in this Agreement, the End Date shall automatically be extended by (i) the period of time between the commencement of such Claim and the date on which such Claim is fully and finally resolved, plus twenty (20) Business Days, plus (ii) any such other time period as finally determined by the court presiding over such Claim.

(b)           All Claims arising from, under or in connection with this Agreement (including the Confidentiality Agreement) shall be raised to and exclusively determined by the Delaware Court of Chancery or, if the Delaware Court of Chancery lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if jurisdiction is vested exclusively in the U.S. federal courts, the United States District Court for the District of Delaware, and any appellate court from any thereof. Each Party hereby irrevocably submits with regard to any such Claim for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of such courts and agrees that it will not bring any Claim relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Claim with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of such courts for any reason other than the failure to serve in accordance with this Section 9.5, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) any Claim brought in such court is brought in an inconvenient forum, (B) the venue of such Claim is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that (1) service of all process, including the summons and complaints, in any action or proceeding with respect to this Agreement may be made by registered or certified mail, return receipt requested, to such Party at its address set forth in Section 9.7, and (2) any service pursuant to clause (1) above is sufficient to confer personal jurisdiction over such Party in such action or proceeding and otherwise constitutes effective and binding service in every respect.

Section 9.6            WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CLAIM WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES

TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, OR WHETHER AT LAW (INCLUDING AT COMMON LAW OR BY STATUTE) OR IN EQUITY) THAT MAY BE BASED ON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION, PERFORMANCE, CONSUMMATION OR SUBJECT MATTER OF THIS AGREEMENT. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.6.

Section 9.7            Notices. Any notice required to be given hereunder shall be sufficient if in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email or (c) one (1) Business Day after the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses:

To Rockets:

Dynegy Inc.
601 Travis, Suite 1400
Houston, Texas 77002
Attention:	Catherine C. James
Executive Vice President and General Counsel
Email:	catherine.james@dynegy.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, D.C. 20005
Attention:	Michael Rogan
Email:	michael.rogan@skadden.com

To Mavericks:

Vistra Energy Corp.
6555 Sierra Drive
Irving, Texas 75039
Attention:	Stephanie Zapata Moore
Executive Vice President and General Counsel
Email:	stephanie.moore@vistraenergy.com

with copies to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	David Lieberman
Email:	dlieberman@stblaw.com

and

Simpson Thacher & Bartlett LLP
600 Travis Street
Houston, Texas 77002
Attention:	M. Breen Haire
Email:	breen.haire@stblaw.com

or to such other address as any Party shall specify by written notice so given. Any Party may notify any other Party of any changes to the address or any of the other details specified in this Section 9.7; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8            Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and assigns.

Section 9.9            Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.10         Entire Agreement. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement (except for the fourth, fifth, fifteenth and sixteenth paragraphs of the Confidentiality Agreement, which paragraphs shall terminate as of, and be of no further force or effect from and after, the date hereof) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.11         Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived, in each case whether before or after the receipt of the Mavericks Stockholder Approval and/or Rockets Stockholder Approval, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Parties or, in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that after receipt of the Mavericks Stockholder Approval, if any such amendment or waiver shall, by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the Mavericks Stockholders, the effectiveness of such amendment or waiver shall be subject to the approval of the Mavericks Stockholders; provided, further, however, that after receipt of the Rockets Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the Rockets Stockholders, the effectiveness of such amendment or waiver shall be subject to the approval of the Rockets Stockholders. Notwithstanding the foregoing, no failure or delay by Mavericks or Rockets in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.12         Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13         No Third-Party Beneficiaries. Except (a) after the Effective Time as set forth in Section 6.11 and (b) after the Effective Time, for (i) Section 3.1, which is intended to benefit, and is enforceable by, the holders of Eligible Shares, which are express third-party beneficiaries of Section 3.1, and (ii) Section 6.7(a), which is intended to benefit, and is enforceable by, the holders of Rockets Equity-Based Awards, which are express third-party beneficiaries of Section 6.7(a), each of Rockets and Mavericks agrees that (A) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and (B) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 9.14         Construction. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 9.15         Exhibits and Disclosure Schedules. The Exhibits to this Agreement and the Disclosure Schedules are hereby incorporated and made a part of this Agreement and are an integral part of this Agreement. Each of Rockets and Mavericks may, at its option, include in the Rockets Disclosure Schedule or the Mavericks Disclosure Schedule, respectively, items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts in this Agreement or in the Disclosure Schedules, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Each Disclosure Schedule shall be organized by section, with each section of such Disclosure Schedule corresponding to a Section of this Agreement. Any matter set forth in any section of a Disclosure Schedule shall be deemed to be referred to and incorporated in any section of such Disclosure Schedule to which it is specifically referenced or cross-referenced and in each other section of the Disclosure Schedule where it is reasonably apparent on the face of such disclosure that such disclosure applies to such section.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

VISTRA ENERGY CORP.

By:	/s/ Curtis A. Morgan
	Name:	Curtis A. Morgan
	Title:	President and Chief Executive
Officer

Signature Page to Agreement and Plan of Merger

DYNEGY INC.

By:	/s/ Robert Flexon
	Name:	Robert Flexon
	Title:	President and Chief Executive
Officer

Signature Page to Agreement and Plan of Merger